Exhibit 4.43

EXECUTION VERSION

AMENDMENT NO. 7

TO CREDIT AGREEMENT

This AMENDMENT NO. 7 TO CREDIT AGREEMENT (this “Amendment”), dated as of February 7, 2017, by and among Wise Alloys LLC, a Delaware limited liability company (the “Borrower”), the other Credit Parties signatory hereto, the Departing Credit Parties (as defined below), Wells Fargo Bank, National Association (“Wells Fargo”), as Agent (as successor to General Electric Company, successor by merger to General Electric Capital Corporation) (“Agent”), the Departing Lenders (as defined below) and the Lenders signatory hereto, amends that certain Credit Agreement, dated as of December 11, 2013 (as amended and otherwise modified prior to the date hereof, the “Credit Agreement”), by and among the Borrower, the other Credit Parties party thereto, Agent, and the Lenders from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

WHEREAS, the Borrower has requested that Agent and the Lenders agree to make certain amendments to the Credit Agreement; and

WHEREAS, the Lenders party hereto and Agent have so agreed, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to enter into this Amendment.

1. Amendments to Credit Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 3 of this Amendment, the Credit Agreement (including certain Schedules and Exhibits thereto) is hereby amended as set forth in Exhibit A hereto. In Exhibit A hereto, deletions of text are indicated by struck-through text, and insertions of text are indicated by bold double-underlined text.

2. Closing Fees. In connection with this Amendment, subject to the occurrence of the Effective Date (as defined below), the Borrower shall pay closing fees (the “Closing Fees”) to the Agent for the ratable benefit of the Lenders in an aggregate amount equal to 0.25% of the Aggregate Revolving Loan Commitments (after giving effect to the Assignments (as defined below), the Prepayment (as defined below) and this Amendment, including any notification pursuant to the fourth sentence of Section 5). Once paid, the Closing Fees shall be fully earned and non-refundable under all circumstances. The Closing Fees will be paid in immediately available funds and shall not be subject to reduction by way of setoff or counterclaim.

3. Effective Date; Conditions Precedent to Amendments. The amendments set forth in Section 1 shall become effective as of the date (the “Effective Date”) on which the following conditions precedent have been satisfied, which is expected to occur on or around February 15, 2017:

(a) all of the outstanding Senior Notes shall have been, or substantially contemporaneously with the Effective Date shall be, (i) delivered to the Indenture Trustee for cancellation, and/or (ii) satisfied and discharged pursuant to arrangements reasonably satisfactory to the Agent (the documents giving effect to such delivery for cancellation and/or such satisfaction and discharge, collectively, the “Wise Secured Note Redemption Documents”);

(b) the Trustee under and as defined in that certain Indenture, dated as of March 30, 2016, among Parent, the guarantors party thereto, and Deutsche Bank Trust Company Americas, as Trustee, pursuant to which the $425 million aggregate principal amount of Parent’s 7.875% Senior Secured Notes due 2021 (the “Constellium Secured Notes”) were issued, shall have become, or substantially contemporaneously with the Effective Date shall become, party to, and to bind the holders of such Notes to, the Intercreditor Agreement pursuant to the Lien Sharing and Priority Confirmation Joinder (the “Joinder”) to the Intercreditor Agreement executed and delivered by the Trustee on behalf of the holders of the Constellium Secured Notes and acknowledged and agreed by the Agent;

(c) substantially contemporaneously with the Effective Date, Parent shall have issued at least $500 million of senior notes on substantially the terms set forth in the preliminary offering memorandum dated February 1, 2017;

(d) the Prepayment (if any) shall have been funded pursuant to Section 5 of this Amendment;

(e) the Borrower shall have paid all fees, expenses and other amounts due and payable by the Borrower on or prior to the Effective Date, including without limitation, the Closing Fees and those fees described in the Fee Letter (as defined in the Credit Agreement as amended hereby);

(f) the Agent shall have received, in form and substance satisfactory to the Agent:

(i) counterparts of (A) this Amendment executed and delivered by duly authorized officers of the Borrower, each other Credit Party, the Lenders (including the Departing Lenders) and Agent, (B) the consent and reaffirmation agreement, substantially in the form of Exhibit B attached hereto, executed and delivered by Constellium Holdco II, B.V., and (C) the Joinder executed and delivered by the Trustee and acknowledged and agreed by Wells Fargo;

(ii) executed copies of the Departing Credit Party Release Documents (as defined below);

(iii) a certificate of a Responsible Officer of the Borrower, certifying as to the satisfaction of the conditions in Section 3(a)-(f) hereof, identifying the Effective Date, and attaching copies of the Wise Secured Note Redemption Documents;

(iv) a certificate from a secretary or assistant secretary of the Borrower certifying as to and attaching (a) its certificate of formation and all amendments thereto, certified by the Secretary of State of the State of Delaware as of a recent date, (b) its operating agreement and all amendments thereto, (c) resolutions and (d) the incumbency and signatures of the officers or representatives executing this Amendment and the other Loan Documents;

(v) a certificate of good standing of the Borrower from the Secretary of State of the State of Delaware, dated as of a recent date;

(vi) a favorable written opinion of Wachtell, Lipton, Rosen & Katz, as counsel for the Borrower and the other Credit Parties; and

(vii) the results of a search of the UCC filings (or equivalent filings) made with respect to the Borrower and Holdings, each in the state of Delaware, together with copies of the financing statements (or similar documents) disclosed by such search.

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4. Authorization of Agent; Release of Departing Credit Parties. Subject to the satisfaction of the conditions precedent set forth in Section 3 of this Amendment, the Lenders hereby irrevocably authorize the Agent to, and the Agent hereby agrees to (i) upon the Effective Date, release each of Listerhill Total Maintenance Center LLC, Alabama Electric Motor Services, LLC, and Wise Alloys Finance Corporation (collectively, the “Departing Credit Parties”) from its guaranty of the Obligations and from its Liens held by the Agent, (ii) execute and deliver or file such agreements, documents and instruments and terminate any Control Agreements and such other Loan Documents (collectively, the “Departing Credit Party Release Documents”) executed by the Departing Credit Parties as may be reasonably requested by the Borrower or the Agent to evidence the Lien and guaranty releases described in this Section 4, and to perform other actions reasonably necessary to release the Liens and guaranties and (iii) execute and deliver the Joinder and such other agreements, documents and instruments necessary to cause the Trustee, on behalf of the holders of the Constellium Secured Notes, to become party to, and to bind such holders to, the Intercreditor Agreement, in the case of each of the foregoing clauses (i)-(iii), in form and substance reasonably acceptable to the Administrative Agent.

5. Departing Lenders. As set forth in Schedule 1.1(a) of Exhibit A hereto, certain Lenders have agreed that they shall no longer constitute Lenders under the Credit Agreement as of the Effective Date (each, a “Departing Lender”) after giving effect to the Assignments, pursuant to this Amendment and the Assignments and the Prepayment described in this paragraph. Notwithstanding anything to the contrary in the Credit Agreement, on the Effective Date the Borrower shall prepay (the “Prepayment”), on a non-pro rata basis, all of the outstanding Loans of such Departing Lender, together with accrued and unpaid interest and fees, which have not been assigned to other Lenders pursuant to an Assignment and Assumption (an “Assignment”) executed and delivered by the applicable Departing Lender, another Lender (or Lenders) and Agent, effecting, as of and subject to the Effective Date, an assignment by such Departing Lender, and purchase and assumption by such Lender or Lenders, of all or a portion of such Departing Lender’s rights, interests and commitments under the Credit Agreement. Upon the occurrence of the Effective Date and the effectiveness of the Assignments and the Prepayment, each Departing Lender shall cease to be a Lender under the Credit Agreement, no Departing Lender shall have a Revolving Loan Commitment (and the Aggregate Revolving Commitments shall be reduced by the amount of such Departing Lender’s Revolving Loan Commitments that have not been assigned pursuant to the Assignments), and no Departing Lender shall have any further rights, duties or obligations under the Credit Agreement, except for such rights which expressly survive such Departing Lenders’ assignment or prepayment in full, including without limitation, their rights to be indemnified and receive other protections as provided in Section 8.20(c) of the Credit Agreement. Prior to the Effective Date, any Departing Lender may, in its sole discretion, notify the Agent and the Borrower in writing that it no longer desires to be a Departing Lender, at which time it shall no longer thereupon be a Departing Lender for purposes of this Amendment. The Agent shall distribute to the Borrower and the Lenders a revised Schedule 1.1(a) on the Effective Date, giving effect to any Assignments, the Prepayment, and any such notification by Departing Lenders.

6. Miscellaneous.

(a) Headings. The various headings of this Amendment are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.

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(b) Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart thereof.

(c) Interpretation. No provision of this Amendment shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured, drafted or dictated such provision.

(d) Representations and Warranties. Each Credit Party hereby represents and warrants that, as of the date hereof and as of the Effective Date:

(i) this Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligation of such Credit Party, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights generally or by equitable principles relating to enforceability;

(ii) its execution, delivery and performance of this Amendment and its performance of the Credit Agreement, as amended hereby, have been duly authorized by all necessary action, and do not and will not: (1) contravene the terms of its Organizational Documents, (2) conflict with or result in any material breach or contravention of, or result in the creation of any Lien (other than Permitted Liens) under, any document evidencing any material Contractual Obligation to which it is a party or any order, injunction, writ or decree of any Governmental Authority to which it or its Property is subject, or (3) violate any Requirement of Law in any material respect; and

(iii) after giving effect to this Amendment, (1) no Default or Event of Default has occurred and is continuing and (2) each representation and warranty of such Credit Party contained in the Credit Agreement and in each other Loan Document to which it is a party is true and correct in all material respects (without duplication of any materiality qualifier contained therein), except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representation or warranty is true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date).

(e) Ratification. Each Credit Party hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Credit Agreement and each other Loan Document to which it is a party, (ii) ratifies and reaffirms the grant of liens or security interests over its property pursuant to the Loan Documents and confirms that such liens and security interests continue to secure the Obligations, (iii) agrees that such ratification and reaffirmation is not a condition to the continued effectiveness of the Loan Documents, and (iv) agrees that neither such ratification and reaffirmation, nor Agent’s nor any Lender’s solicitation of such ratification and reaffirmation, constitutes a course of dealing giving rise to any obligation or condition requiring a similar or any other ratification or reaffirmation from each party to the Credit Agreement with respect to any amendment, consent or waiver with respect to the Credit Agreement or other Loan Documents.

(f) Governing Law. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN ALL MATTERS ARISING OUT OF, IN CONNECTION WITH, OR RELATING TO, THIS AMENDMENT.

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(g) Effect. Upon the occurrence of the Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import shall mean and be a reference to the Credit Agreement, as amended hereby, and each reference in the other Loan Documents to the Credit Agreement, “thereunder,” “thereof,” or words of like import shall mean and be a reference to the Credit Agreement, as amended hereby. Except as expressly provided in this Amendment, all of the terms, conditions and provisions of the Credit Agreement and the other Loan Documents shall remain the same. This Amendment shall constitute a Loan Document for purposes of the Credit Agreement.

(h) No Other Waiver. Except as specifically set forth in this Amendment, the execution, delivery and effectiveness of this Amendment shall not (a) limit, impair, constitute a waiver by, or otherwise affect any right, power or remedy of, Agent or any Lender under the Credit Agreement or any other Loan Document, (b) constitute a waiver of any provision in the Credit Agreement or any other Loan Document or of any Default or Event of Default that may have occurred and be continuing or (c) alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or in any of the other Loan Documents, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

(i) Agent’s Expenses. The Borrower hereby agrees to promptly reimburse Agent for all of the reasonable out-of-pocket costs and expenses, including, without limitation, attorneys’ and paralegals’ fees, it has heretofore or hereafter incurred or incurs in connection with the preparation, negotiation and execution of this Amendment.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

WISE ALLOYS LLC, as the Borrower

By:	/s/ RINA E. TERAN
Name:	RINA E. TERAN
Title:	VP & Secretary

WISE METALS GROUP LLC, as a Credit
Party

By:	/s/ YVES MONETTE
Name:	YVES MONETTE
Title:	CFO

WISE ALLOYS FINANCE CORPORATION, as a Departing Credit Party

By:	/s/ YVES MONETTE
Name:	YVES MONETTE
Title:	CFO

LISTERHILL TOTAL MAINTENANCE CENTER LLC, as a Departing Credit Party

By:	/s/ RINA E. TERAN
Name:	RINA E. TERAN
Title:	VP & SECRETARY

ALABAMA ELECTRIC MOTOR SERVICES, LLC, as a Departing Credit Party

By:	/s/ RINA E. TERAN
Name:	RINA E. TERAN
Title:	VP & SECRETARY

Signature Page to Amendment No.7

(Wise Alloys LLC)

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent, Swingline Lender and a Lender

By:	/s/ HERBERT C. KORN
Name:	HERBERT C. KORN
Title:	Duly Authorized Signatory

Signature Page to Amendment No.7

(Wise Alloys LLC)

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Kenneth B. Butler
Name:	Kenneth B. Butler
Title:	Senior Vice President

Signature Page to Amendment No.7

(Wise Alloys LLC)

EVERBANK, as a Departing Lender

By:	/s/ Christopher J. Norrito
Name:	Christopher J. Norrito
Title:	Credit Lender

Signature Page to Amendment No.7

(Wise Alloys LLC)

REGIONS BANK, as a Departing Lender

By:	/s/ Elizabeth L. Waller
Name:	Elizabeth L. Waller
Title:	SVP

Signature Page to Amendment No.7

(Wise Alloys LLC)

EXHIBIT A

Amended Credit Agreement

Attached.

CONFORMED COPY

Amendment No. 1, dated as of March 4, 2014

Amendment No. 2, dated as of June 30, 2014

Amendment No. 3, dated as of November 26, 2014

Amendment No. 4, dated as of December 23, 2014

Amendment No. 5, dated as of March 23, 2015

Amendment No. 6, dated as of November 4, 2015

Resignation and Agency Substitution Agreement, dated as of March 1, 2016

Amendment No. 7, dated as of February 7, 2017

FINAL VERSION

CREDIT AGREEMENT

Dated as of December 11, 2013

by and among

WISE ALLOYS LLC,

as the Borrower,

THE OTHER PERSONS PARTY HERETO THAT ARE

DESIGNATED AS CREDIT PARTIES,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

(as successor to GENERAL ELECTRIC COMPANY, successor by merger to

GENERAL ELECTRIC CAPITAL CORPORATION),

for itself, as a Lender and Swingline Lender and as Administrative Agent for all Lenders,

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders

and

BANK OF AMERICA, N.A., as Syndication Agent

~~and~~

~~REGIONS BANK, as Documentation Agent~~

****************************************

WELLS FARGO SECURITIES, LLC,

as Sole Lead Arranger

and

WELLS FARGO SECURITIES, LLC and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Bookrunners

TABLE OF CONTENTS

ARTICLE I. THE CREDITS		1

1.1	Amounts and Terms of Commitments	1
1.2	Evidence of Loans; Notes	8
1.3	Interest	8
1.4	Loan Accounts	9
1.5	Procedure for Revolving Credit Borrowing	10
1.6	Conversion and Continuation Elections	11
1.7	Prepayments and Reductions in Revolving Loan Commitments.	12
1.8	Fees	13
1.9	Payments by the Borrower	14
1.10	Payments by the Lenders to Agent; Settlement	~~14~~15
1.11	Eligible Accounts	~~17~~18
1.12	Eligible Inventory	21

ARTICLE II. CONDITIONS PRECEDENT		23

2.1	Conditions of Initial Loans	23
2.2	Conditions to All Borrowings	24

ARTICLE III. REPRESENTATIONS AND WARRANTIES		~~23~~25

3.1	Corporate Existence and Power	~~23~~25
3.2	Corporate Authorization; No Contravention	~~24~~25
3.3	Governmental Authorization	~~24~~25
3.4	Binding Effect	~~24~~26
3.5	Litigation	~~24~~26
3.6	No Default	~~25~~26
3.7	ERISA Compliance	~~25~~26
3.8	Use of Proceeds; Margin Regulations	~~25~~27
3.9	Ownership of Property; Liens	~~25~~27
3.10	Taxes	27
3.11	Financial Condition	~~26~~27
3.12	Environmental Matters	~~27~~28
3.13	Regulated Entities	~~27~~29
3.14	Labor Relations	29
3.15	Intellectual Property	~~28~~29
3.16	Brokers’ Fees; Transaction Fees	~~28~~30
3.17	Insurance	~~28~~30
3.18	Ventures, Subsidiaries and Affiliates; Outstanding Stock	30
3.19	Jurisdiction of Organization; Chief Executive Office	~~29~~30
3.20	Locations of Inventory, Equipment and Books and Records	~~29~~30
3.21	Deposit Accounts and Other Accounts	~~29~~31
3.22	Government Contracts	~~29~~31
3.23	Customer and Trade Relations	~~29~~31
3.24	Bonding	31
3.25	Other Debt Documents	31
3.26	Full Disclosure	~~30~~31

3.27	Foreign Assets Control Regulations and Anti-Money Laundering	~~30~~31
3.28	Patriot Act	~~30~~32
3.29	Related Transactions	~~30~~32
3.30	Solvency	32

ARTICLE IV. AFFIRMATIVE COVENANTS		~~31~~32

4.1	Financial Statements	~~31~~32
4.2	Certificates; Other Information	~~32~~33
4.3	Notices	~~34~~36
4.4	Preservation of Corporate Existence, Etc.	~~35~~37
4.5	Maintenance of Property	~~36~~38
4.6	Insurance	~~36~~38
4.7	Payment of Obligations	~~37~~39
4.8	Compliance with Laws	~~37~~39
4.9	Inspection of Property and Books and Records; Appraisals	~~37~~39
4.10	Use of Proceeds	~~38~~40
4.11	Cash Management Systems	~~38~~40
4.12	Access Agreements	~~38~~41
4.13	Further Assurances	~~39~~41
4.14	Environmental Matters	~~41~~44

ARTICLE V. NEGATIVE COVENANTS		~~42~~45

5.1	Limitation on Liens	~~42~~45
5.2	Disposition of Assets	~~43~~47
5.3	Consolidations and Mergers	~~44~~47
5.4	Acquisitions; Loans and Investments	~~44~~48
5.5	Limitation on Indebtedness	~~46~~49
5.6	Transactions with Affiliates	~~46~~50
5.7	Margin Stock; Use of Proceeds	~~47~~52
5.8	Contingent Obligations	~~47~~52
5.9	Compliance with ERISA	~~48~~53
5.10	Restricted Payments	~~48~~53
5.11	Change in Business	~~50~~55
5.12	Change in Structure	~~50~~55
5.13	Changes in Accounting, Name or Jurisdiction of Organization	~~50~~56
5.14	Amendments to Material Contracts and Other Debt Documents	~~50~~56
5.15	No Negative Pledges	~~51~~56
5.16	OFAC; Patriot Act	~~51~~57
5.17	Sale-Leasebacks	~~51~~57
5.18	Hazardous Materials	~~51~~57
5.19	Prepayments of Other Indebtedness	~~51~~57
5.20	Fixed Charge Coverage Ratio	~~52~~57

ARTICLE VI. EVENTS OF DEFAULT		~~52~~58

6.1	Events of Default	~~52~~58
6.2	Remedies	~~54~~61
6.3	Rights Not Exclusive	~~55~~61
6.4	Cash Collateral for Letters of Credit	~~55~~61

ARTICLE VII. THE AGENT		~~55~~61

7.1	Appointment and Duties	~~55~~61
7.2	Binding Effect	~~56~~62
7.3	Use of Discretion	~~56~~63
7.4	Delegation of Rights and Duties	~~57~~63
7.5	Reliance and Liability	~~57~~63
7.6	Agent Individually	~~59~~65
7.7	Lender Credit Decision	~~59~~65
7.8	Expenses; Indemnities; Withholding	~~60~~66
7.9	Resignation of Agent or L/C Issuer	~~61~~67
7.10	Release of Collateral or Guarantors	~~61~~68
7.11	Additional Secured Parties	~~62~~68
7.12	Documentation Agent and Syndication Agent	~~62~~68

ARTICLE VIII. MISCELLANEOUS		~~63~~69

8.1	Amendments and Waivers	~~63~~69
8.2	Notices	~~65~~71
8.3	Electronic Transmissions	~~66~~72
8.4	No Waiver; Cumulative Remedies	~~67~~73
8.5	Costs and Expenses	~~67~~73
8.6	Indemnity	~~67~~74
8.7	Marshaling; Payments Set Aside	~~68~~75
8.8	Successors and Assigns	~~69~~75
8.9	Assignments and Participations; Binding Effect	~~69~~75
8.10	Non-Public Information; Confidentiality	~~72~~79
8.11	Set-off; Sharing of Payments	~~74~~81
8.12	Counterparts; Facsimile Signature	~~75~~81
8.13	Severability	~~75~~81
8.14	Captions	~~75~~82
8.15	Independence of Provisions	~~75~~82
8.16	Interpretation	~~75~~82
8.17	No Third Parties Benefited	~~75~~82
8.18	Governing Law and Jurisdiction	~~76~~82
8.19	Waiver of Jury Trial	~~76~~83
8.20	Entire Agreement; Release; Survival	~~76~~83
8.21	Patriot Act	~~77~~84
8.22	Replacement of Lender	~~77~~84
8.23	Joint and Several	~~78~~84
8.24	Creditor-Debtor Relationship	~~78~~84
8.25	Actions in Concert	~~78~~85
8.26	Keepwell	~~78~~85

ARTICLE IX. TAXES, YIELD PROTECTION AND ILLEGALITY		~~79~~85

9.1	Taxes	~~79~~85
9.2	Illegality	~~81~~88
9.3	Increased Costs and Reduction of Return	~~82~~88
9.4	Funding Losses	~~83~~90

9.5	Inability to Determine Rates	~~84~~90
9.6	Reserves on LIBOR Rate Loans	~~84~~91
9.7	Certificates of Lenders	~~84~~91

ARTICLE X. DEFINITIONS		~~84~~91

10.1	Defined Terms	~~84~~91
10.2	Other Interpretive Provisions	~~111~~122
10.3	Accounting Terms and Principles	~~112~~123
10.4	Payments	~~112~~124

SCHEDULES

Schedule 1.1(a)	Revolving Loan Commitments
Schedule 1.1(b)	Existing Letters of Credit
Schedule 3.5	Litigation
Schedule 3.7	ERISA
Schedule 3.8	Closing Date Sources and Uses; Funds Flow Memorandum
Schedule 3.9	Ownership of Property; Liens
Schedule 3.11(a)	Historical Financial Statements
Schedule 3.11(b)	Pro Forma Capitalization
Schedule 3.11(e)	Projections
Schedule 3.12	Environmental
Schedule 3.14	Labor Relations
Schedule 3.15	Intellectual Property
Schedule 3.18	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 3.19	Jurisdiction of Organization; Chief Executive Office
Schedule 3.20	Locations of Inventory, Equipment and Books and Records
Schedule 3.21	Deposit Accounts and Other Accounts
Schedule 3.22	Government Contracts
Schedule 3.24	Bonding
Schedule 5.1	Liens
Schedule 5.4	Investments
Schedule 5.5	Indebtedness
Schedule 5.8	Contingent Obligations

EXHIBITS

Exhibit 1.1(b)	Form of L/C Request
Exhibit 1.1(c)	Form of Swing Loan Request
Exhibit 1.2(a)	Form of Revolving Note
Exhibit 1.2(b)	Form of Swingline Note
Exhibit 1.5	Form of Notice of Borrowing
Exhibit 1.6	Form of Notice of Conversion/Continuation
Exhibit 2.1	Closing Checklist
Exhibit 4.2(b)	Form of Compliance Certificate
Exhibit 4.2(c)	Form of Borrowing Base Certificate
Exhibit 8.9(c)	Form of Assignment

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CREDIT AGREEMENT

This CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of December 11, 2013 by and among Wise Alloys LLC, a Delaware limited liability company (the “Borrower”), the other Persons party hereto that are designated as a “Credit Party”, Wells Fargo Bank, National Association (in its individual capacity, “Wells Fargo”), as successor to General Electric Company, successor by merger to General Electric Capital Corporation, a Delaware corporation, as Agent for the several financial institutions from time to time party to this Agreement (collectively, the “Lenders” and individually each a “Lender”) and for itself as a Lender (including as Swingline Lender), and such Lenders.

W I T N E S S E T H:

WHEREAS, the Borrower has requested, and the Lenders have agreed to make available to the Borrower, a revolving credit facility (including a letter of credit subfacility) upon and subject to the terms and conditions set forth in this Agreement to (a) refinance a portion of the Indebtedness of the Borrower under the Existing Revolving Credit Agreement, (b) provide for working capital, capital expenditures and other general corporate purposes of the Borrower and (c) fund certain fees and expenses associated with the funding of the Loans and the other Related Transactions;

WHEREAS, the Borrower desires to secure all of its Obligations under the Loan Documents by granting to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its Property; and

WHEREAS, Wise Metals Group LLC, a Delaware limited liability company that directly owns all of the Stock and Stock Equivalents of the Borrower (“Holdings”), is willing to guaranty all of the Obligations and to pledge to Agent, for the benefit of the Secured Parties, all of the Stock and Stock Equivalents of the Borrower and substantially all of its other Property to secure the Obligations; ~~and~~.

~~WHEREAS, subject to the terms hereof, each Restricted Subsidiary of Holdings (other than the Borrower) is willing to guarantee all of the Obligations of the Borrower and to grant to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its Property.~~

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I.

THE CREDITS

1.1 Amounts and Terms of Commitments.

(a) The Revolving Credit.

(i) Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Lender, severally and not jointly, agrees to make Loans to the Borrower (each such Loan and each Incremental Revolving Loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Closing Date through the Final Availability Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name in Schedule 1.1(a) (such amount as the same may be reduced or increased from time to time in accordance with this Agreement, being referred to herein as such Lender’s “Revolving Loan Commitment”); provided, however, that, after giving effect to any Borrowing of Revolving Loans, the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Maximum Revolving Loan Balance. Subject to the other terms and conditions hereof, amounts borrowed under this Section 1.1(a) may be repaid and reborrowed from time to time. The “Maximum Revolving Loan Balance” from time to time will be the lesser of:

(x) the Borrowing Base in effect from time to time, and

(y) the Aggregate Revolving Loan Commitment then in effect, less those Reserves imposed by Agent in its Permitted Discretion;

less, in either case, the sum of (1) the aggregate amount of Letter of Credit Obligations plus (2) the aggregate principal amount of outstanding Swing Loans.

(ii) If at any time the then outstanding principal balance of Revolving Loans exceeds the Maximum Revolving Loan Balance, then the Borrower shall immediately prepay outstanding Revolving Loans and Swing Loans and then cash collateralize outstanding Letters of Credit in an amount sufficient to eliminate such excess in accordance herewith and in a manner satisfactory to the L/C Issuers.

(iii) If the Borrower requests that Lenders make, or permit to remain outstanding, Revolving Loans in excess of the Borrowing Base (less the sum of (x) the aggregate amount of Letter of Credit Obligations plus (y) the aggregate principal amount of outstanding Swing Loans) (any such excess Revolving Loan is herein referred to as an “Overadvance”), Agent may, in its sole discretion, elect to make, or permit to remain outstanding such Overadvance; provided, however, that Agent may not cause Lenders to make, or grant the Borrower permission to have remain outstanding, (A) aggregate Revolving Loans in excess of the Aggregate Revolving Loan Commitment less the sum of outstanding Swing Loans plus the aggregate amount of Letter of Credit Obligations or (B) an Overadvance in an aggregate amount in excess of 10% of the Aggregate Revolving Loan Commitment. The Borrower shall not permit, and shall prepay the outstanding Revolving Loans and Swing Loans and then cash collateralize Letters of Credit so as to prevent, any Overadvance from remaining outstanding for more than ninety (90) consecutive days during any one hundred eighty (180) consecutive day period. If an Overadvance is made, or permitted to remain outstanding, pursuant to the preceding sentence, then all Lenders shall be bound to make, or permit to remain outstanding, such Overadvance based upon their Commitment Percentage of the Aggregate Revolving Loan Commitment in accordance with the terms of this Agreement, regardless of whether the conditions to lending set forth in Section 2.2 have been met. Furthermore, Required Lenders may prospectively revoke Agent’s ability to make or permit Overadvances by written notice to Agent. All Overadvances shall constitute Base Rate Loans and shall bear interest at the Base Rate plus the Applicable Margin for Revolving Loans and the default rate under Section 1.3(c).

(iv) The Borrower shall repay to the Lenders in full on the date specified in clause (a) of the definition of “Revolving Termination Date” the aggregate principal amount of the Revolving Loans and Swing Loans outstanding on the Revolving Termination Date.

(b) Letters of Credit.

(i) Conditions. On the terms and subject to the conditions contained herein, the Borrower may request that one or more L/C Issuers Issue, in accordance with such L/C Issuers’ usual and customary business practices and for the account of the Borrower, Letters of Credit (denominated in Dollars) from time to time on any Business Day during the period from the Closing Date through the earlier of (x) the Final Availability Date and (y) seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that no L/C Issuer shall Issue any Letter of Credit upon the occurrence of any of the following or, if after giving effect to such Issuance:

(A) (i) Availability would be less than zero or (ii) the Letter of Credit Obligations for all Letters of Credit would exceed $25,000,000 (the “L/C Sublimit”);

(B) the expiration date of such Letter of Credit (i) is not a Business Day, (ii) is more than one year after the date of Issuance thereof or (iii) is later than seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) each of the Borrower and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such L/C Issuer nor the Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (iii) above; or

(C) (i) any fee due in connection with, and on or prior to, such Issuance has not been paid, (ii) such Letter of Credit is requested to be Issued in a form that is not acceptable to such L/C Issuer or (iii) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Borrower, the documents that such L/C Issuer generally uses in the Ordinary Course of Business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).

For each Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letter of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from Agent or the Required Lenders that any condition precedent contained in Section 2.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.

Notwithstanding anything else to the contrary herein, if any Lender is a Non-Funding Lender or Impacted Lender, no L/C Issuer shall be obligated to Issue any Letter of Credit unless (w) the Non-Funding Lender or Impacted Lender has been replaced in accordance with Section 8.9 or 8.22, (x) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been cash collateralized, (y) the Revolving Loan Commitments of the other Lenders have been increased by an amount sufficient to satisfy Agent that all future Letter of Credit Obligations will be covered by all Lenders that are not Non-Funding Lenders or Impacted Lenders, or (z) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been reallocated to other Lenders in a manner consistent with Section 1.10(e)(ii).

(ii) Notice of Issuance. The Borrower shall give the relevant L/C Issuer and Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and Agent not later than 2:00 p.m. on the third Business Day prior to the date of such requested Issuance. Such notice shall be made in a writing or Electronic Transmission substantially in the form of Exhibit 1.1(b) duly completed or in any other written form acceptable to such L/C Issuer (each, an “L/C Request”).

(iii) Reporting Obligations of L/C Issuers. Each L/C Issuer agrees to provide Agent, in form and substance satisfactory to Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by the Borrower of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment, and Agent shall provide copies of such notices to each Lender reasonably promptly after receipt thereof; (B) upon the request of Agent (or any Lender through Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by Agent; and (C) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.

(iv) Acquisition of Participations. Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the Letter of Credit Obligations, each Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related Letter of Credit Obligations in an amount equal to its Commitment Percentage of such Letter of Credit Obligations.

(v) Reimbursement Obligations of the Borrower. The Borrower agrees to pay to the L/C Issuer of any Letter of Credit, or to Agent for the benefit of such L/C Issuer, each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than the first Business Day after the Borrower receives notice from such L/C Issuer or from Agent that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest thereon computed as set forth in clause (A) below. In the event that any L/C Reimbursement Obligation is not repaid by the Borrower as provided in this clause (v) (or any such payment by the Borrower is rescinded or set aside for any reason), such L/C Issuer shall promptly notify Agent of such failure (and, upon receipt of such notice, Agent shall notify each Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable on demand by the Borrower with interest thereon computed (A) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans and (B) thereafter, until payment in full, at the interest rate applicable during such period to past due Revolving Loans that are Base Rate Loans.

(vi) Reimbursement Obligations of the Revolving Credit Lenders.

(1) Upon receipt of the notice described in clause (v) above from Agent, each Lender shall pay to Agent for the account of such L/C Issuer its Commitment Percentage of such Letter of Credit Obligations (as such amount may be increased pursuant to Section 1.10(e)(ii)).

(2) By making any payment described in clause (1) above (other than during the continuation of an Event of Default under Section 6.1(f) or 6.1(g)), such Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt thereof by Agent for the benefit of such L/C Issuer, the Borrower shall be deemed to have used in whole to repay such L/C Reimbursement Obligation. Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the Letter of Credit Obligation in respect of the related L/C Reimbursement Obligations. Such participation shall not otherwise be required to be funded. Following receipt by any L/C Issuer of any payment from any Lender pursuant to this clause (vi) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay to Agent, for the benefit of such Lender, all amounts received by such L/C Issuer (or to the extent such amounts shall have been received by Agent for the benefit of such L/C Issuer, Agent shall promptly pay to such Lender all amounts received by Agent for the benefit of such L/C Issuer) with respect to such portion.

(vii) Obligations Absolute. The obligations of the Borrower and the Lenders pursuant to clauses (iv), (v) and (vi) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) in the case of the obligations of any Lender, (i) the failure of any condition precedent set forth in Section 2.2 to be satisfied (each of which conditions precedent the Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Credit Party and (D) any other act or omission to act or delay of any kind of Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of any obligation of the Borrower or any Lender hereunder. No provision hereof shall be deemed to waive or limit the Borrower’s right to seek repayment of any payment of any L/C Reimbursement Obligations from the L/C Issuer under the terms of the applicable L/C Reimbursement Agreement or applicable law. Nothing herein shall excuse any L/C Issuer for liability to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such L/C Issuer under the terms of the applicable L/C Reimbursement Agreement, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c) Swing Loans.

(i) Availability. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, the Swingline Lender may, in its sole discretion, make Loans (each a “Swing Loan”) available to the Borrower under the Aggregate Revolving Loan Commitment from time to time on any Business Day during the period from the Closing Date through the Final Availability Date in an aggregate principal amount at any time outstanding not to exceed its Swingline Commitment; provided, however, that the Swingline Lender may not make any Swing Loan (x) to the extent that after giving effect to such Swing Loan, the aggregate principal amount of all Revolving Loans would exceed the Maximum Revolving Loan Balance and (y) during the period commencing on the first Business Day after it receives notice from Agent or the Required Lenders that one or more of the conditions precedent contained in Section 2.2 are not satisfied and ending when such conditions are satisfied or duly waived. In connection with the making of any Swing Loan, the Swingline Lender may but shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived. Each Swing Loan shall be a Base Rate Loan and must be repaid as provided herein, but in any event must be repaid in full on the Revolving Termination Date. Within the limits set forth in the first sentence of this clause (i), amounts of Swing Loans repaid may be reborrowed under this clause (i).

(ii) Borrowing Procedures. In order to request a Swing Loan, the Borrower shall give to Agent a notice to be received not later than 2:00 p.m. on the day of the proposed Borrowing, which shall be made in a writing or in an Electronic Transmission substantially in the form of Exhibit 1.1(c) or in a writing in any other form acceptable to Agent duly completed (a “Swingline Request”). In addition, if any Notice of Borrowing of Revolving Loans requests a Borrowing of Base Rate Loans, the Swingline Lender may, notwithstanding anything else to the contrary herein, make a Swing Loan to the Borrower in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan. Agent shall promptly notify the Swingline Lender of the details of the requested Swing Loan. Upon receipt of such notice and subject to the terms of this Agreement, the Swingline Lender may make a Swing Loan available to the Borrower by making the proceeds thereof available to Agent and, in turn, Agent shall make such proceeds available to the Borrower on the date set forth in the relevant Swingline Request or Notice of Borrowing.

(iii) Refinancing Swing Loans.

(1) The Swingline Lender may at any time (and shall, no less frequently than once each week) forward a demand to Agent (which Agent shall, upon receipt, forward to each Lender) that each Lender pay to Agent, for the account of the Swingline Lender, such Lender’s Commitment Percentage of the outstanding Swing Loans (as such amount may be increased pursuant to Section 1.10(e)(ii)).

(2) Each Lender shall pay the amount owing by it to Agent for the account of the Swingline Lender on the Business Day following receipt of the notice or demand therefor. Payments received by Agent after 1:00 p.m. may, in Agent’s discretion, be deemed to be received on the next Business Day. Upon receipt by Agent of such payment (other than during the continuation of any Event of Default under Section 6.1(f) or 6.1(g)), such Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt of such payment by the Swingline Lender from Agent, the Borrower shall be deemed to have used in whole to refinance such Swing Loan. In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under Section 6.1(f) or 6.1(g), each Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Swing Loan in an amount equal to such Lender’s Commitment Percentage of such Swing Loan. If any payment made by any Lender as a result of any such demand is not deemed a Revolving Loan, such payment shall be deemed a funding by such Lender of such participation. Such participation shall not be otherwise required to be funded. Upon receipt by the Swingline Lender of any payment from any Lender pursuant to this clause (iii) with respect to any portion of any Swing Loan, the Swingline Lender shall promptly pay over to such Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to periods after such payment) on account of such Swing Loan received by the Swingline Lender with respect to such portion.

(iv) Obligation to Fund Absolute. Each Lender’s obligations pursuant to clause (iii) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Lender, any Affiliate thereof or any other Person may have against the Swingline Lender, Agent, any other Lender or L/C Issuer or any other Person, (B) the failure of any condition precedent set forth in Section 2.2 to be satisfied or the failure of the Borrower to deliver a Notice of Borrowing (each of which requirements the Lenders hereby irrevocably waive) and (C) any adverse change in the condition (financial or otherwise) of any Credit Party.

(d) Incremental Revolving Loan Commitments.

(i) Requests. The Borrower may, by written notice to Agent, request increases in the Revolving Loan Commitments (each, an “Incremental Revolving Loan Commitment” and the loans thereunder, “Incremental Revolving Loans”) in Dollars in an aggregate amount not to exceed $100,000,000 for all such Incremental Revolving Loan Commitments; provided that no commitment of any Lender shall be increased without the consent of such Lender. Such notice shall set forth (A) the amount of the Incremental Revolving Loan Commitment being requested (which shall be in a minimum amount of $10,000,000 and multiples of $1,000,000 in excess thereof) and (B) the date (an “Incremental Effective Date”) on which such Incremental Revolving Loan Commitment is requested to become effective (which, unless otherwise agreed by Agent, shall not be less than ten (10) Business Days nor more than sixty (60) days after the date of such notice). The Borrower will first seek Incremental Revolving Credit Commitments from existing Lenders as set forth below (each of which shall be entitled to agree or decline to participate in its sole discretion). Upon delivery of the applicable Incremental Revolving Credit Commitment request, the requested Incremental Revolving Credit Commitment shall be offered to all Lenders pro rata according to the Commitment Percentage held by each Lender. If any Lender does not accept the offered Incremental Revolving Credit Commitment in its entirety on a pro rata basis within five (5) Business Days of such offer, that portion of the Incremental Revolving Credit Commitment not accepted by the any such Lender shall be offered to the other Lenders on a non-pro rata basis. If such other Lenders do not accept the offered Incremental Revolving Credit Commitment in its entirety on a non-pro rata basis within two (2) Business Days after such offer, such remaining portion of the Incremental Revolving Credit Commitment may be offered by the Borrower to any other banks, financial institutions and other institutional lenders reasonably acceptable to Agent and each L/C Issuer that is a Lender.

(ii) Conditions. No Incremental Revolving Loan Commitment shall become effective under this Section 1.1(d) unless, (x) if any Real Estate constitutes Collateral for the Obligations, Credit Parties shall have delivered all flood information, due diligence, documentation and evidence of coverage as any Lender shall have reasonably requested and shall comply with the Flood Disaster Protection Act of 1973, as amended, in a manner reasonably satisfactory to each Lender, and (y) after giving effect to such Incremental Revolving Loan Commitment, the Incremental Revolving Loans to be made thereunder (assuming that the entire amount of such Incremental Revolving Loan Commitment is funded), and the application of the proceeds therefrom, (A) no Default or Event of Default shall exist, (B) if a Trigger Event has occurred and is continuing, the Fixed Charge Coverage Ratio, on a pro forma basis for the twelve-month period ending as of the last day of the most recent month for which financial statements have been or were required to be delivered under Section 4.1, is not less than the Minimum Fixed Charge Coverage Ratio required under Section 5.20 and (C) Agent shall have received a certificate of a Responsible Officer of the Borrower certifying as to the foregoing.

(iii) Terms. Any Incremental Revolving Loans shall be on the same terms (as amended from time to time) (including all-in pricing (other than closing fees) and maturity date) as, and pursuant to documentation applicable to, the initial Revolving Loans.

(iv) Required Amendments. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Revolving Loan Commitment, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence of such Incremental Revolving Loan Commitment and the Incremental Revolving Loans evidenced thereby, and any joinder agreement or amendment may without the consent of the other Lenders effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Agent and the Borrower, to effectuate the provisions of this Section 1.1(d), and, for the avoidance of doubt, this Section 1.1(d) shall supersede any provisions in Section 8.1. From and after each Incremental Effective Date, the Incremental Revolving Loans and Revolving Loan Commitment established pursuant to this Section 1.1(d) shall constitute Loans and Revolving Loan Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the applicable Collateral Documents. The Credit Parties shall take any actions reasonably required by Agent to ensure and/or demonstrate that the Liens and security interests granted by the applicable Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Incremental Revolving Loans and Incremental Revolving Credit Commitment, including, without limitation, compliance with Section 4.13(c).

1.2 Evidence of Loans; Notes.

(a) The Revolving Loans made by each Lender are evidenced by this Agreement and, if requested by such Lender, a Revolving Note payable to such Lender in an amount equal to such Lender’s Revolving Loan Commitment.

(b) Swing Loans made by the Swingline Lender are evidenced by this Agreement and, if requested by the Swingline Lender, a Swingline Note in an amount equal to the Swingline Commitment.

1.3 Interest.

(a) Subject to Sections 1.3(c) and 1.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to LIBOR or the Base Rate, as the case may be, plus the Applicable Margin; provided that Swing Loans may not be LIBOR Rate Loans. Each determination of an interest rate by Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. All computations of fees and interest (other than interest accruing on Base Rate Loans) payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. All computations of interest accruing on Base Rate Loans payable under this Agreement shall be made on the basis of a 365-day year (366 days in the case of a leap year) and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any payment or prepayment of Revolving Loans on the Revolving Termination Date.

(c) At the election of Agent or the Required Lenders while any Event of Default exists (or automatically while any Event of Default under Section 6.1(a), 6.1(f) or 6.1(g) exists), the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Loans from and after the date of occurrence of such Event of Default, at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Loans (plus LIBOR or the Base Rate, as the case may be). All such interest shall be payable on demand of Agent or the Required Lenders.

(d) Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

1.4 Loan Accounts.

(a) Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Agent shall deliver to the Borrower on a monthly basis a loan statement setting forth such record for the immediately preceding calendar month. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrower hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Agent.

(b) Agent, acting as a non-fiduciary agent of the Borrower solely for tax purposes and solely with respect to the actions described in this Section 1.4(b), shall establish and maintain at its address referred to in Section 8.2 (or at such other address as Agent may notify the Borrower) (A) a record of ownership (the “Register”) in which Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Agent, each Lender and each L/C Issuer in the Revolving Loans, Swing Loans, L/C Reimbursement Obligations, and Letter of Credit Obligations, each of their obligations under this Agreement to participate in each Loan, Letter of Credit, Letter of Credit Obligations, and L/C Reimbursement Obligations, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Sections 8.9 and 8.22), (2) the Revolving Loan Commitment of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, and for LIBOR Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, (5) the amount of the L/C Reimbursement Obligations due and payable or paid in respect of Letters of Credit and (6) any other payment received by Agent from the Borrower or other Credit Party and its application to the Obligations.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and the corresponding obligations to participate in Letter of Credit Obligations and Swing Loans) and the L/C Reimbursement Obligations are registered obligations, the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 and Section 8.9 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) The Credit Parties, Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by the Borrower, Agent, such Lender or such L/C Issuer during normal business hours and from time to time upon at least one Business Day’s prior notice. No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by Agent.

1.5 Procedure for Revolving Credit Borrowing.

(a) Each Borrowing of a Revolving Loan shall be made upon the Borrower’s irrevocable (subject to Section 9.5) written notice delivered to Agent substantially in the form of a Notice of Borrowing or in a writing in any other form acceptable to Agent, which notice must be received by Agent prior to 2:00 p.m. (i) on the date which is three (3) Business Days prior to the requested Borrowing date in the case of each LIBOR Rate Loan and (ii) on the same Business Day as the requested Borrowing date of each Base Rate Loan. Such Notice of Borrowing shall specify:

(i) the amount of the Borrowing (which shall be in an aggregate minimum principal amount of $100,000);

(ii) the requested Borrowing date, which shall be a Business Day;

(iii) whether the Borrowing is to be comprised of LIBOR Rate Loans or Base Rate Loans; and

(iv) if the Borrowing is to be comprised of LIBOR Rate Loans, the Interest Period applicable to such Loans.

(b) Upon receipt of a Notice of Borrowing, Agent will promptly notify each Lender of such Notice of Borrowing and of the amount of such Lender’s Commitment Percentage of the Borrowing.

(c) Unless Agent is otherwise directed in writing by the Borrower, the proceeds of each requested Borrowing after the Closing Date will be made available to the Borrower by Agent by wire transfer of such amount to the Borrower pursuant to the wire transfer instructions specified on the signature page hereto.

1.6 Conversion and Continuation Elections.

(a) The Borrower shall have the option to (i) request that any Revolving Loan be made as a LIBOR Rate Loan, (ii) convert at any time all or any part of outstanding Loans (other than Swing Loans) from Base Rate Loans to LIBOR Rate Loans, (iii) convert any LIBOR Rate Loan to a Base Rate Loan, subject to Section 9.4 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Rate Loan upon the expiration of the applicable Interest Period. Any Loan or group of Loans having the same proposed Interest Period to be made or continued as, or converted into, a LIBOR Rate Loan must be in a minimum amount of $1,000,000. Any such election must be made by Borrower by 2:00 p.m. on the third Business Day prior to (1) the date of any proposed Revolving Loan which is to bear interest at LIBOR, (2) the end of each Interest Period with respect to any LIBOR Rate Loans to be continued as such, or (3) the date on which the Borrower wishes to convert any Base Rate Loan to a LIBOR Rate Loan for an Interest Period designated by the Borrower in such election. If no election is received with respect to a LIBOR Rate Loan by 2:00 p.m. on the third Business Day prior to the end of the Interest Period with respect thereto, that LIBOR Rate Loan shall be converted to a Base Rate Loan at the end of its Interest Period. The Borrower must make such election by notice to Agent in writing, including, at Borrower’s option, by Electronic Transmission. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 1.6 or in a writing in any other form acceptable to Agent. No Loan shall be made, converted into or continued as a LIBOR Rate Loan, if the conditions to Loans and Letters of Credit in Section 2.2 are not met at the time of such proposed conversion or continuation and Agent or Required Lenders have determined not to make or continue any Loan as a LIBOR Rate Loan as a result thereof.

(b) Upon receipt of a Notice of Conversion/Continuation, Agent will promptly notify each Lender thereof. In addition, Agent will, with reasonable promptness, notify the Borrower and the Lenders of each determination of LIBOR; provided that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.

(c) Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than nine (9) different Interest Periods in effect.

1.7 Prepayments and Reductions in Revolving Loan Commitments.

(a) Prepayments Generally. The Borrower may, at any time, prepay the Loans in whole or in part, in each instance, without penalty or premium except as provided in Section 9.4. Subject to Section 1.9(c), any prepayments shall be applied first to prepay outstanding Swing Loans, second to prepay outstanding Revolving Loans without permanent reduction of the Aggregate Revolving Loan Commitment and third to cash collateralize Letters of Credit in an amount determined in accordance with Section 6.4. To the extent permitted by the foregoing sentence, amounts prepaid shall be applied first to any Base Rate Loans then outstanding and then to outstanding LIBOR Rate Loans with the shortest Interest Periods remaining.

(b) Reductions in Revolving Loan Commitments. The Borrower may at any time upon at least two (2) Business Days’ (or such shorter period as is acceptable to Agent) prior written notice by the Borrower to Agent permanently reduce the Aggregate Revolving Loan Commitment; provided that such reductions shall be in an amount greater than or equal to $5,000,000. All reductions of the Aggregate Revolving Loan Commitment shall be allocated pro rata among all Lenders with a Revolving Loan Commitment. A permanent reduction of the Aggregate Revolving Loan Commitment shall not require a corresponding pro rata reduction in the L/C Sublimit or the Swingline Commitment; provided that the L/C Sublimit and/or the Swingline Commitment, as applicable, shall be permanently reduced by the amount thereof in excess of the Aggregate Revolving Loan Commitment.

(c) Notices. Notice of prepayment or commitment reduction pursuant to clauses (a) and (b) above shall not thereafter be revocable by the Borrower and Agent will promptly notify each Lender thereof and of such Lender’s Commitment Percentage of such prepayment or reduction. The payment amount specified in a notice of prepayment or reduction shall be due and payable on the date specified therein. Together with each prepayment under this Section 1.7, the Borrower shall pay any amounts required pursuant to Section 9.4.

(d) Application of Funds during a Dominion Period. During the continuance of a Dominion Period prior to the occurrence of an Event of Default, all funds on deposit in accounts required to be subject to “springing” Control Agreements pursuant to Section 4.11 and transferred to or at the direction of Agent following delivery of an “Access Termination Notice” (or similar notice) thereunder, shall be applied to the Loans in the same manner as proceeds of prepayments described in clause (a) of this Section 1.7.

(e) Reallocation of Obligations. On the effective date of any reduction in Revolving Loan Commitments contemplated in the definition of “Aggregate Revolving Loan Commitment”, (i) each Lender not reducing its Revolving Loan Commitment shall make available to Agent such amounts in immediately available funds as Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such reduction and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its revised Commitment Percentage of such outstanding Revolving Loans, and Agent shall make such other adjustments among the Lenders with respect to the Revolving Loans then outstanding and amounts of principal, interest, Unused Commitment Fees and other amounts paid or payable with respect thereto as shall be necessary, as determined by Agent, in order to effect such reallocation and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any such reduction in Revolving Loan Commitments (with such reborrowing to consist of Base Rate Loans or LIBOR Rate Loans, with related Interest Periods (if applicable), specified in a notice delivered by the Borrower, in accordance with the requirements of Section 1.5(a)). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each LIBOR Rate Loan, shall be subject to reimbursement by the Borrower pursuant to the provisions of Section 9.4 if the deemed payment occurs other than on the last day of the related Interest Periods.

1.8 Fees.

(a) Fees. The Borrower shall pay to Agent, for Agent’s own account, fees in the amounts and at the times set forth (i) in a letter agreement between the Borrower and Agent dated of even date herewith (as amended from time to time, the “2013 Fee Letter”) and (ii) in a letter agreement between the Borrower and Agent dated on or around the Amendment No. 7 Effective Date (as amended from time to time, and together with the 2013 Fee Letter, collectively, the “Fee Letter”).

(b) Unused Commitment Fee. The Borrower shall pay to Agent a fee (the “Unused Commitment Fee”) for the account of each Lender in an amount equal to:

(i) the average daily amount of the Revolving Loan Commitment of such Lender during the preceding calendar month, less

(ii) the sum of (x) the average daily balance of all Revolving Loans held by such Lender plus (y) the average daily amount of Letter of Credit Obligations held by such Lender, plus (z) in the case of the Swingline Lender, the average daily balance of all outstanding Swing Loans, in each case, during the preceding calendar month; provided that in no event shall the amount computed pursuant to clauses (i) and (ii) be less than zero, multiplied by

(iii) 0.375% per annum.

The Unused Commitment Fee paid by the Borrower will be equal to the sum of all of the fees due to the Lenders, subject to Section 1.10(e)(vi). The Unused Commitment Fee shall be payable monthly in arrears on the first day of each calendar month following the date hereof. The Unused Commitment Fee provided in this Section 1.8(b) shall accrue at all times from and after the execution and delivery of this Agreement. For purposes of this Section 1.8(b), the Revolving Loan Commitment of any Non-Funding Lender shall be deemed to be zero.

(c) Letter of Credit Fee. The Borrower agrees to pay to Agent for the ratable benefit of the Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) without duplication of costs and expenses otherwise payable to Agent or Lenders hereunder or fees otherwise paid by the Borrower, all reasonable costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each calendar month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the product of the daily undrawn face amount of all Letters of Credit Issued, guaranteed or supported by risk participation agreements multiplied by a per annum rate equal to the Applicable Margin with respect to Revolving Loans which are LIBOR Rate Loans; provided, however, at Agent’s or Required Lenders’ option, while an Event of Default exists (or automatically while an Event of Default under Section 6.1(a), 6.1(f) or 6.1(g) exists), such rate shall be increased by two percent (2.00%) per annum. Such fee shall be paid to Agent for the benefit of the Lenders in arrears, on the first day of each calendar month and on the date on which all L/C Reimbursement Obligations have been discharged. In addition, the Borrower shall pay to Agent, any L/C Issuer or any prospective L/C Issuer, as appropriate, on demand, such L/C Issuer’s or prospective L/C Issuer’s customary fees at then prevailing rates, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such L/C Issuer or prospective L/C Issuer in respect of the application for, and the Issuance, negotiation, acceptance, amendment, transfer and payment of, each Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is Issued.

1.9 Payments by the Borrower.

(a) All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without setoff, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to Agent (or such other address as Agent may from time to time specify in accordance with Section 8.2), including payments utilizing the ACH system, and shall be made in Dollars and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 1:00 p.m. on the date due. Any payment which is received by Agent later than 1:00 p.m. may, in Agent’s discretion, be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. The Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral. The Borrower hereby authorizes Agent and each Lender to make a Revolving Loan (which shall be a Base Rate Loan and which may be a Swing Loan) to pay (i) interest, principal (including Swing Loans), L/C Reimbursement Obligations, agent fees, Unused Commitment Fees and Letter of Credit Fees, in each instance, on the date due, or (ii) after five (5) days’ prior notice to the Borrower, other fees, costs or expenses payable by the Borrower or any other Credit Parties hereunder or under the other Loan Documents.

(b) Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c) Subject to the terms of the Intercreditor Agreement, during the continuance of an Event of Default, Agent may, and upon the direction of Required Lenders, shall, apply any and all payments received by Agent in respect of any Obligation in accordance with clauses first through sixth below. Notwithstanding any provision herein to the contrary, all payments made by Credit Parties to Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Collateral, shall be applied as follows:

first, to payment of costs, expenses and indemnification, including Attorney Costs, of Agent payable or reimbursable by the Credit Parties under the Loan Documents;

second, to payment of costs, expenses and indemnification, including Attorney Costs, of Lenders payable or reimbursable by the Borrower under this Agreement;

third, to payment of all accrued unpaid interest on the Obligations and fees owed to Agent, Lenders and L/C Issuers;

fourth, to (i) payment of principal of the Obligations, including, without limitation, L/C Reimbursement Obligations then due and payable; provided, however, that, this clause (i) shall not include any Bank Product Obligations or Obligations under any Secured Rate Contract, (ii) payment of any Obligations under any Secured Rate Contract (solely to the extent of any Reserve with respect to such Secured Rate Contract) and (iii) cash collateralization of unmatured L/C Reimbursement Obligations to the extent not then due and payable);

fifth, to payment of any other amounts owing constituting Obligations; and

sixth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth and fifth above and (iii) no payments by a Guarantor and no proceeds of Collateral of a Guarantor shall be applied to Excluded Rate Contract Obligations of such Guarantor.

1.10 Payments by the Lenders to Agent; Settlement.

(a) Agent may, on behalf of Lenders, disburse funds to the Borrower for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Commitment Percentage of any Loan before Agent disburses same to the Borrower. If Agent elects to require that each Lender make funds available to Agent prior to disbursement by Agent to the Borrower, Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of the Loan requested by the Borrower no later than the Business Day prior to (or, in the case of same-day Borrowings, on) the scheduled Borrowing date applicable thereto, and each such Lender shall pay Agent such Lender’s Commitment Percentage of such requested Loan, in same day funds, by wire transfer to Agent’s account, as set forth on Agent’s signature page hereto, no later than 1:00 p.m. on such scheduled Borrowing date. Nothing in this Section 1.10(a) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Section 1.10, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Revolving Loan Commitment hereunder or to prejudice any rights that Agent, any Lender or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(b) At least once each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of principal, interest and fees paid for the benefit of Lenders with respect to each applicable Loan. Agent shall pay to each Lender such Lender’s Commitment Percentage (except as otherwise provided in Section 1.1(b)(vi), Section 1.10(e) and Section 8.9(g)) of principal, interest and fees paid by the Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender not later than 2:00 p.m. on the next Business Day following each Settlement Date.

(c) Availability of Lender’s Commitment Percentage. Agent may assume that each Lender will make its Commitment Percentage of each Revolving Loan available to Agent on each Borrowing date. If such Commitment Percentage is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Commitment Percentage forthwith upon Agent’s demand, Agent shall promptly notify the Borrower and the Borrower shall immediately repay such amount to Agent. Nothing in this Section 1.10(c) shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Revolving Loan Commitment hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder. Without limiting the provisions of Section 1.10(b), to the extent that Agent advances funds to the Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such advance is made, Agent shall be entitled to retain for its account all interest accrued on such advance from the date such advance was made until reimbursed by the applicable Lender.

(d) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from the Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Agent reasonably determines at any time that any amount received by Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to the Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(e) Non-Funding Lenders; Procedures.

(i) Responsibility. The failure of any Non-Funding Lender to make any Revolving Loan, Letter of Credit Obligation or any payment required by it, or to make any payment required by it under any Loan Document, or to fund any purchase of any participation to be made or funded by it (including, without limitation, with respect to any Swing Loan) on the date specified therefor shall not relieve any other Lender of its obligations to make such loan, fund the purchase of any such participation, or make any other such required payment on such date, and neither Agent nor, other than as expressly set forth herein, any other Lender shall be responsible for the failure of any Non-Funding Lender to make a loan, fund the purchase of a participation or make any other required payment under any Loan Document.

(ii) Reallocation. If any Lender is a Non-Funding Lender, all or a portion of such Non-Funding Lender’s Letter of Credit Obligations (unless such Lender is the L/C Issuer that Issued such Letter of Credit) and reimbursement obligations with respect to Swing Loans shall, at Agent’s election at any time or upon any L/C Issuer’s or Swingline Lender’s, as applicable, written request delivered to Agent (whether before or after the occurrence of any Default or Event of Default), be reallocated to and assumed by the Lenders that are not Non-Funding Lenders or Impacted Lenders pro rata in accordance with their Commitment Percentages of the Aggregate Revolving Loan Commitment (calculated as if the Non-Funding Lender’s Commitment Percentage was reduced to zero and each other Lender’s (other than any other Non-Funding Lender’s or Impacted Lender’s) Commitment Percentage had been increased proportionately); provided that no Lender shall be reallocated any such amounts or be required to fund any amounts that would cause the sum of its outstanding Revolving Loans, outstanding Letter of Credit Obligations, amounts of its participations in Swing Loans and its pro rata share of unparticipated amounts in Swing Loans to exceed its Revolving Loan Commitment.

(iii) Voting Rights. Notwithstanding anything set forth herein to the contrary, including Section 8.1, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Loans and Revolving Loan Commitment, included in the determination of “Required Lenders”, “Supermajority Lenders” or “Lenders directly affected” pursuant to Section 8.1) for any voting or consent rights under or with respect to any Loan Document, provided that (A) the Revolving Loan Commitment of a Non-Funding Lender may not be increased, extended or reinstated, (B) the principal of a Non-Funding Lender’s Loans may not be reduced or forgiven, and (C) the interest rate applicable to Obligations owing to a Non-Funding Lender may not be reduced in such a manner that by its terms affects such Non-Funding Lender more adversely than other Lenders, in each case without the consent of such Non-Funding Lender. Moreover, for the purposes of determining Required Lenders, Supermajority Lenders, the Loans, Letter of Credit Obligations, and Revolving Loan Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Revolving Loan Commitments outstanding.

(iv) Borrower Payments to a Non-Funding Lender. Agent shall be authorized to use all payments received by Agent for the benefit of any Non-Funding Lender pursuant to this Agreement to pay in full the Aggregate Excess Funding Amount to the appropriate Secured Parties. Following such payment in full of the Aggregate Excess Funding Amount, Agent shall be entitled to hold such funds as cash collateral in a non-interest bearing account up to an amount equal to such Non-Funding Lender’s unfunded Revolving Loan Commitment and to use such amount to pay such Non-Funding Lender’s funding obligations hereunder until the occurrence of the Facility Termination Date. Upon any such unfunded obligations owing by a Non-Funding Lender becoming due and payable, Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender. With respect to such Non-Funding Lender’s failure to fund Revolving Loans or purchase participations in Letters of Credit or Letter of Credit Obligations, any amounts applied by Agent to satisfy such funding shortfalls shall be deemed to constitute a Revolving Loan or amount of the participation required to be funded and, if necessary to effectuate the foregoing, the other Lenders shall be deemed to have sold, and such Non-Funding Lender shall be deemed to have purchased, Revolving Loans or Letter of Credit participation interests from the other Lenders until such time as the aggregate amount of the Revolving Loans and participations in Letters of Credit and Letter of Credit Obligations are held by the Lenders in accordance with their Commitment Percentages of the Aggregate Revolving Loan Commitment. Any amounts owing by a Non-Funding Lender to Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans. In the event that Agent is holding cash collateral of a Non-Funding Lender that cures pursuant to clause (v) below or ceases to be a Non-Funding Lender pursuant to the definition of Non-Funding Lender, Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of (A) all unpaid obligations owing by such Lender to Agent, L/C Issuers, Swingline Lender, and other Lenders under the Loan Documents, including such Lender’s pro rata share of all Revolving Loans, Letter of Credit Obligations and Swing Loans, plus, without duplication, (B) all amounts of such Non-Funding Lender’s Letter of Credit Obligations and reimbursement obligations with respect to Swing Loans reallocated to other Lenders pursuant to Section 1.10(e)(ii).

(v) Cure. A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of Non-Funding Lender if such Lender (A) fully pays to Agent, on behalf of the applicable Secured Parties, the Aggregate Excess Funding Amount, plus all interest due thereon and (B) timely funds the next Revolving Loan required to be funded by such Lender or makes the next reimbursement required to be made by such Lender. Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder.

(vi) Fees. A Lender that is a Non-Funding Lender pursuant to clause (a) of the definition of Non-Funding Lender shall not earn and shall not be entitled to receive, and the Borrower shall not be required to pay, such Lender’s portion of the Unused Commitment Fee during the time such Lender is a Non-Funding Lender pursuant to clause (a) of the definition thereof. In the event that any reallocation of Letter of Credit Obligations occurs pursuant to Section 1.10(e)(ii), during the period of time that such reallocation remains in effect, the Letter of Credit Fee payable with respect to such reallocated portion shall be payable to (A) all Lenders based on their pro rata share of such reallocation or (B) to the L/C Issuer for any remaining portion not reallocated to any other Lenders.

(f) Procedures. Agent is hereby authorized by each Credit Party and each other Secured Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto. Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion on, E-Systems.

1.11 Eligible Accounts. All of the Accounts owned by the Borrower~~, Listerhill and AEMS~~ and properly reflected as “Eligible Accounts” in the most recent Borrowing Base Certificate delivered by the Borrower to Agent shall be “Eligible Accounts” for purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies. Agent shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its Permitted Discretion upon three (3) days prior notice to the Borrower; provided, however, that for purposes of determining the Maximum Revolving Loan Amount (other than for purposes of Section 1.1(a)(iv), with which the Borrower shall be afforded three (3) days to comply in such circumstances) the establishment, modification or elimination of any Reserve shall be deemed effective immediately upon such notice. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the applicable criteria and to establish new criteria with respect to Eligible Accounts, in its Permitted Discretion, subject to the approval of Supermajority Lenders in the case of adjustments or new criteria which have the effect of making more credit available; provided that any adjustments or establishment of new criteria that has the effect of making less credit available shall be based on either (i) an event, condition or other circumstance arising after the Closing Date or (ii) an event, condition or other circumstance existing on the Closing Date to the extent Agent was not given written notice thereof by the Borrower prior to the Closing Date. Eligible Accounts shall not include the following Accounts of the Borrower~~, Listerhill and AEMS~~:

(a) Accounts – Past Due. Accounts that are not paid within the earlier of sixty (60) days following its due date or ninety (90) days following its original invoice date;

(b) Cross Aged Accounts. Accounts that are the obligations of an Account Debtor if fifty percent (50%) or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 1.11;

(c) Foreign Accounts. Accounts that are the obligations of an Account Debtor located in a foreign country other than Canada unless (i) payment thereof is assured by a letter of credit assigned and delivered to Agent, satisfactory to Agent as to form, amount and Issuer or (ii) such Account is an Eligible Foreign Account;

(d) Government Accounts. Accounts that are the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless Agent, in its sole discretion, has agreed to the contrary in writing, or the applicable Credit Party has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting the assignment thereof with respect to such obligation;

(e) Contra Accounts. Accounts to the extent the Borrower or any Subsidiary of Holdings is liable for goods sold or services rendered by, or other amounts owing to, the applicable Account Debtor to the Borrower or any Subsidiary of Holdings, but only to the extent of the potential offset; provided that, if the related Account Debtor with respect to any such Account has entered into a no-offset agreement that Agent has approved in writing in its sole discretion, such Account shall not be included as an Eligible Account pursuant to this clause solely to the extent such Account Debtor has any right of setoff after giving effect to such no off-set agreement;

(f) Chargebacks/Partial Payments/Disputed. Any Account to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account;

(g) Inter-Company/Affiliate Accounts. Accounts that arise from a sale to any employee or Affiliate of any Credit Party (other than Accounts as to which the related Account Debtor is Constellium-UACJ ABS LLC);

(h) Credit Risk. Accounts that are otherwise determined to be unacceptable by Agent based on credit or collateral considerations in its Permitted Discretion, upon the delivery of prior written notice of such determination to the Borrower;

(i) Unbilled. Accounts with respect to which an invoice, reasonably acceptable to Agent in form and substance, has not been sent to the applicable Account Debtor;

(j) Defaulted Accounts; Bankruptcy. Accounts where:

(i) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(ii) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(k) Progress Billing. Accounts (i) as to which the Borrower~~, Listerhill or AEMS, as applicable,~~ is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (ii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to completion of further performance by any Subsidiary of Holdings under such contract or is subject to the equitable lien of a surety bond issuer;

(l) Bill and Hold. Accounts that arise with respect to goods that are sold on a bill-and-hold basis;

(m) C.O.D.. Accounts that arise with respect to goods that are sold on a cash-on-delivery basis;

(n) Credit Limit. Accounts to the extent such Account exceeds any credit limit established by Agent, in its Permitted Discretion, following prior notice of such limit by Agent to the Borrower;

(o) Non-Acceptable Alternative Currency. Accounts that are payable in any currency other than United States Dollars;

(p) Other Liens Against Receivables. Accounts that are subject to any right, claim, Lien or other interest of any other Person, other than Liens in favor of Agent securing the Obligations and Liens permitted by Sections 5.1(c), (f) ~~and~~, (p), and (s);

(q) Conditional Sale. Accounts that arise with respect to goods that are placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is conditional;

(r) Judgments, Notes or Chattel Paper. Accounts that are evidenced by a judgment, Instrument or Chattel Paper;

(s) Not Bona Fide. Accounts that are not true and correct statements of bona fide indebtedness incurred in the amount of such Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(t) Ordinary Course; Sales of Equipment or Bulk Sales. Accounts that do not arise from the sale of goods or the performance of services by the Borrower~~, Listerhill or AEMS, as applicable,~~ in the Ordinary Course of Business, including, without limitation, sales of Equipment and bulk sales;

(u) Not Perfected. Accounts as to which Agent’s Lien thereon, on behalf of itself and the other Secured Parties, is not a first priority perfected Lien;

(v) AB Receivables. On and after the AB Receivables Financing Effective Date, AB Receivables; or

(w) Material Contracts Event. So long as a Material Contracts Event has occurred and is continuing with respect to any Material Contract, all Accounts associated with such Material Contract.

1.12 Eligible Inventory. All of the Inventory owned by the Borrower located in the United States consisting of finished goods (including coil sheet inventory) held for resale in the Ordinary Course of Business of the Borrower (including scrap metal, ingot, rich dross and reclaimed scrap ingot) for such finished goods and work-in-process for such finished goods and properly reflected as “Eligible Inventory” in the most recent Borrowing Base Certificate delivered by the Borrower to Agent shall be “Eligible Inventory” for purposes of this Agreement, except any Inventory to which any of the exclusionary criteria set forth below or in the component definitions herein applies. Agent shall have the right to establish, modify, or eliminate Reserves against Eligible Inventory from time to time in its Permitted Discretion upon three (3) days prior notice to the Borrower; provided, however, that for purposes of determining the Maximum Revolving Loan Amount (other than for purposes of Section 1.1(a)(iv), with which the Borrower shall be afforded three (3) days to comply in such circumstances) the establishment, modification or elimination of any Reserve shall be deemed effective immediately upon such notice. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the applicable criteria and to establish new criteria with respect to Eligible Inventory in its Permitted Discretion, subject to the approval of Supermajority Lenders in the case of adjustments or new criteria which have the effect of making more credit available; provided that any adjustments or establishment of new criteria that has the effect of making less credit available shall be based on either (i) an event, condition or other circumstance arising after the Closing Date or (ii) an event, condition or other circumstance existing on the Closing Date to the extent Agent was not given written notice thereof by the Borrower prior to the Closing Date. Eligible Inventory shall not include the following Inventory of the Borrower:

(a) Excess/Obsolete. Inventory that is unsalable, but solely to the extent the book value of such Inventory exceeds its scrap value;

(b) Locations < $100K. Inventory is located at any site if the aggregate book value of Inventory at any such location is less than $100,000;

(c) Consignment. Inventory that is placed on consignment;

(d) Off-Site. Inventory that (i) is not located on premises owned, leased or rented by a Credit Party and set forth in Schedule 3.21, (ii) is stored at a leased location unless (x) a reasonably satisfactory landlord waiver has been delivered to Agent, or (y) Reserves reasonably satisfactory to Agent have been established with respect thereto, (iii) is stored with a bailee or warehouseman unless (x) a reasonably satisfactory, acknowledged bailee letter has been received by Agent with respect thereto or (y) Reserves reasonably satisfactory to Agent have been established with respect thereto, or (iv) is located at an owned location subject to a mortgage in favor of a lender other than Agent, the ~~Senior Noteholders~~holders of the Constellium Secured Notes (or their representative), or Rexam, unless a reasonably satisfactory mortgagee waiver has been delivered to Agent; provided that, until the date that is thirty (30) days after the Closing Date, Inventory shall not be excluded from Eligible Inventory pursuant to (ii), (iii) or (iv) of this clause;

(e) In-Transit. Inventory that is in transit, except for Eligible In-Transit Inventory and Inventory in transit between domestic locations of Credit Parties as to which Agent’s Liens have been perfected at origin and destination;

(f) Customized. Inventory subject to any licensing, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party for the sale or disposition of that Inventory (which consent has not been obtained) or the payment of any monies to any third party upon such sale or other disposition (to the extent of such monies);

(g) Packing/Shipping Materials. Inventory that consists of packing or shipping materials, or manufacturing supplies;

(h) Tooling. Inventory that consists of tooling or replacement parts;

(i) Display. Inventory that consists of display items;

(j) Returns. Inventory that consists of goods which have been returned by the buyer; provided that, Inventory shall not be excluded from Eligible Inventory pursuant to this clause if such Inventory has been inspected and re-valued by the Borrower upon return and is able to be resold or reused in the Ordinary Course of Business;

(k) Hazardous Materials. Inventory that consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

(l) Un-insured. Inventory that is not covered by casualty insurance reasonably acceptable to Agent;

(m) Other Liens. Inventory that is subject to Liens other than Permitted Liens described in Sections 5.1(b), (c), (d) (f) ~~and~~, (p), and (s) or rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure a the Borrower’s performance with respect to that Inventory);

(n) Unperfected. Inventory that is not subject to a first priority Lien in favor of Agent on behalf of itself and the Secured Parties, except for Liens described in Section 5.1(d) (subject to Reserves);

(o) Negotiable Bill of Sale. Inventory that is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except Liens in favor of Agent, on behalf of itself and the Secured Parties;

(p) Not Ordinary Course. Inventory (other than raw materials) that is not of a type held for sale in the Ordinary Course of Business of the Borrower;

(q) Material Contracts Event. So long as a Material Contracts Event has occurred and is continuing with respect to any Material Contract, all Inventory associated with such Material Contract; or

(r) Other Inventory. Inventory Agent otherwise deems to be ineligible in its Permitted Discretion.

ARTICLE II.

CONDITIONS PRECEDENT

2.1 Conditions of Initial Loans. The obligation of each Lender to make its initial Loans and of each L/C Issuer to Issue, or cause to be Issued, the initial Letters of Credit hereunder is subject to satisfaction of the following conditions in a manner satisfactory to Agent:

(a) Loan Documents. Agent shall have received on or before the Closing Date all of the agreements, documents, instruments and other items set forth on the closing checklist attached hereto as Exhibit 2.1, each in form and substance reasonably satisfactory to Agent;

(b) Availability. After giving effect to the consummation of the Related Transactions, including the payment of all costs and expenses in connection therewith (or creation of a reserve therefor) and the funding of the initial Loans and any Issuance of the initial Letters of Credit on the Closing Date, Availability shall be not less than $65,000,000;

(c) Issuance of Senior Notes. Holdings and Wise Alloys Finance Corporation, collectively, shall have received not less than $650,000,000 in gross cash proceeds from the issuance of the Senior Notes on terms and conditions reasonably acceptable to Agent;

(d) Repayment of Prior Lender Obligations; Existing Letters of Credit. (i) Agent shall have received a fully executed pay-off letter reasonably satisfactory to Agent confirming that all obligations owing by any Credit Party to each Prior Lender will be repaid in full (A) from the proceeds of the initial Loans in the case of the lenders under the Existing Revolving Credit Agreement, together with the proceeds of the issuance of the Senior Notes and (B) from the proceeds of the issuance of the Senior Notes, in the case of the Existing Term Loan Credit Agreement, and all Liens upon any of the Property of the Credit Parties or any of their Subsidiaries in favor of the Prior Lenders shall be terminated by the Prior Lenders immediately upon such payments; and (ii) all letters of credit issued or guaranteed by any Prior Lender shall be continued and constitute Existing Letters of Credit hereunder;

(e) Redemption of Preferred Equity. Agent shall have received evidence satisfactory to it that the outstanding 10% paid-in-kind preferred, non-convertible membership interests of Holdings was redeemed with the proceeds of the issuance of the Senior Notes;

(f) Approvals. Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the other Related Transactions or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required;

(g) Payment of Fees. The Borrower shall have paid the fees required to be paid on the Closing Date in the respective amounts specified in Section 1.8 (including the fees specified in the 2013 Fee Letter), and shall have reimbursed Agent for all fees, costs and expenses of closing presented as of the Closing Date;

(h) Absence of Litigation. There shall not exist any action, suit, investigation, litigation or proceeding pending in or before any Governmental Authority that challenges the Related Transactions or the credit facilities to be provided hereunder;

(i) Material Adverse Effect. Since December 31, 2012, there shall not have occurred any Material Adverse Effect; and

(j) Patriot Act. Agent and each Lender shall have received, at least five (5) Business Days prior to the Closing Date (or such later date as Agent or such Lender may agree in its reasonable discretion), all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

2.2 Conditions to All Borrowings. Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated to fund any Loan or incur any Letter of Credit Obligation, if, as of the date thereof:

(a) any representation or warranty by any Credit Party or Holdco II contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representation and warranty was untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such earlier date) and the Required Lenders have determined not to make such Loan or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect;

(b) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Loan (or the incurrence of any Letter of Credit Obligation), and Agent or Required Lenders shall have determined not to make any Loan or incur any Letter of Credit Obligation as a result thereof; or

(c) after giving effect to any Loan (or the incurrence of any Letter of Credit Obligations), the aggregate outstanding amount of the Revolving Loans would exceed the Maximum Revolving Loan Balance (except as provided in Section 1.1(a)).

The request by the Borrower and acceptance by the Borrower of the proceeds of any Loan or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by the Borrower that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by each Credit Party of the granting and continuance of Agent’s Liens, on behalf of itself and the Secured Parties, pursuant to the Collateral Documents.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

The Credit Parties, jointly and severally, represent and warrant to Agent and each Lender that the following are, and after giving effect to the Related Transactions will be, true, correct and complete:

3.1 Corporate Existence and Power. Each Credit Party and each of its Restricted Subsidiaries:

(a) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b) has the power and authority and all governmental licenses, authorizations, Permits, consents and approvals (i) to own its assets and to carry on its business, except for any failure to have any such governmental licenses, authorizations, Permits, consents or approvals which could not reasonably be expected to have a Material Adverse Effect and (ii) to execute, deliver, and perform its obligations under, the Loan Documents and the Other Debt Documents to which it is a party;

(c) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(d) is in compliance with all Requirements of Law;

except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.2 Corporate Authorization; No Contravention. The execution, delivery and performance by each of the Credit Parties of this Agreement, and by each Credit Party and each of its Restricted Subsidiaries of any other Loan Document and Other Debt Document to which such Person is party, have been duly authorized by all necessary action, and do not and will not:

(a) contravene the terms of any of that Person’s Organization Documents;

(b) conflict with or result in any material breach or contravention of, or result in the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

(c) violate any Requirement of Law in any material respect.

3.3 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party or any Restricted Subsidiary of any Credit Party of this Agreement, any other Loan Document or Other Debt Document except (a) for recordings and filings in connection with the

Liens granted to Agent under the Collateral Documents, (b) those obtained or made on or prior to the Closing Date and (c) in the case of any Other Debt Document, those which, if not obtained or made, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.4 Binding Effect. This Agreement and each other Loan Document and Other Debt Document to which any Credit Party or any Restricted Subsidiary of any Credit Party is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

3.5 Litigation. Except as specifically disclosed in Schedule 3.5, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of the Credit Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Subsidiary of any Credit Party or any of their respective Properties which:

(a) purport to affect or pertain to this Agreement, any other Loan Document, any Other Debt Document, or any of the transactions contemplated hereby or thereby; or

(b) would reasonably be expected to result in monetary judgment(s) or relief, or seek an injunction or other equitable relief, in each case, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Document or any Other Debt Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Closing Date, no Credit Party or any Subsidiary of any Credit Party is the subject of an audit or, to the knowledge of the Credit Parties, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation of any Requirement of Law.

3.6 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of Agent’s Liens on the Collateral or the consummation of the Related Transactions. No Credit Party and no Restricted Subsidiary of any Credit Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

3.7 ERISA Compliance. Schedule 3.7 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies. Except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of the Credit Parties, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Credit Party incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur. On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.

3.8 Use of Proceeds; Margin Regulations. No Credit Party and no Restricted Subsidiary of any Credit Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Schedule 3.8 contains a description of the Credit Parties’ sources and uses of funds on the Closing Date, including Loans and Letters of Credit made or Issued on the Closing Date and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

3.9 Ownership of Property; Liens. As of the Closing Date, the Real Estate listed in Schedule 3.9 constitutes all of the Real Estate of each Credit Party and Restricted Subsidiaries. Each of the Credit Parties and Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Estate, and good and valid title to all owned personal property and valid leasehold interests in all leased personal property, in each instance, necessary or used in the ordinary conduct of their respective businesses. As of the Closing Date, none of the Real Estate of any Credit Party or any Restricted Subsidiary of any Credit Party is subject to any Liens other than Permitted Liens. As of the Closing Date, Schedule 3.9 also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

3.10 Taxes. All federal, state, local and foreign income and franchise and other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all Taxes reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with ~~GAAP~~the Applicable Accounting Standards. As of the Closing Date, no Tax Return is under audit or examination by any Governmental Authority, and no notice of any audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the Tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

3.11 Financial Condition.

(a) Each of (i) the audited consolidated balance sheet of Holdings and its Subsidiaries, dated December 31, 2012 and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Year ended on that date and (ii) the unaudited interim consolidated balance sheet of Holdings and its Subsidiaries, dated September 30, 2013 and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the nine (9) fiscal months then ended, in each case, as attached hereto as Schedule 3.11(a):

(x) were prepared in accordance with ~~GAAP~~the Applicable Accounting Standards consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and

(y) present fairly in all material respects the consolidated financial condition of Holdings and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(b) The pro forma capitalization of Holdings and its Subsidiaries as of September 30, 2013, delivered on the Closing Date and attached hereto as Schedule 3.11(b) was prepared by Holdings giving pro forma effect to the funding of the initial Loans hereunder and the other Related Transactions, was based on the unaudited consolidated and consolidating balance sheets of Holdings and its Subsidiaries dated September 30, 2013, and was prepared in accordance with ~~GAAP~~the Applicable Accounting Standards, with only such adjustments thereto as would be required in a manner consistent with ~~GAAP~~the Applicable Accounting Standards.

(c) Since December 31, 2012, there has been no Material Adverse Effect.

(d) The Credit Parties and their Restricted Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 5.5 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 5.8.

(e) All financial performance projections delivered to Agent, including the financial performance projections delivered on the Closing Date and attached hereto as Schedule 3.11(e), represent the Borrower’s best good faith estimate of future financial performance and are based on assumptions believed by the Borrower to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results.

3.12 Environmental Matters. Except as set forth in Schedule 3.12, and except where any failures to comply would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect, (a) the operations of each Credit Party and each Subsidiary of each Credit Party are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, (b) no Credit Party and no Subsidiary of any Credit Party is party to, and no Credit Party and no Subsidiary of any Credit Party and no Real Estate currently (or to the knowledge of the Credit Parties previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of the Credit Parties, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Laws, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any Property of any Credit Party or any Subsidiary of any Credit Party and, to the knowledge of the Credit Parties, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such Property, (d) no

Credit Party and no Subsidiary of any Credit Party has caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate, (e) all Real Estate currently (or to the knowledge of the Credit Parties previously) owned, leased, subleased, operated or otherwise occupied by or for any such Credit Party and each Subsidiary of each Credit Party is free of contamination by any Hazardous Materials, and (f) no Credit Party and no Subsidiary of any Credit Party (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations in violation of any Environmental Law or (ii) knows of any facts, circumstances or conditions reasonably constituting notice of a violation of any Environmental Law, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act or similar Environmental Laws. Each Credit Party has made available to Agent copies of all existing environmental reports, reviews and audits and all documents pertaining to actual or potential Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody, control or otherwise available to the Credit Parties.

3.13 Regulated Entities. No Credit Party, no Person controlling any Credit Party, nor any Restricted Subsidiary of any Credit Party, is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its Obligations under the Loan Documents.

3.14 Labor Relations. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened) against or involving any Credit Party or any Subsidiary of any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.14, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Subsidiary of any Credit Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Subsidiary of any Credit Party and (c) no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Subsidiary of any Credit Party.

3.15 Intellectual Property. As of the most recent delivery date of financial statements pursuant to Section 4.1(a), 4.1(b) or 4.1(c), Schedule 3.15 (together with any items separately identified from time to time pursuant to clause (ii) of Section 4.2(b)) sets forth a true and complete list of the following Intellectual Property each Credit Party owns, licenses or otherwise has the right to use: (i) Intellectual Property that is registered or subject to applications for registration, (ii) Internet Domain Names and (iii) material Intellectual Property and material Software, separately identifying that owned and licensed to such Credit Party and including for each of the foregoing items (1) the owner, (2) the title, (3) the jurisdiction in which such item has been registered or otherwise arises or in which an application for registration has been filed, (4) as applicable, the registration or application number and registration or application date and (5) any IP Licenses or other rights (including franchises) granted by such Credit Party with respect thereto. Each Credit Party and each Restricted Subsidiary of each Credit Party owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Credit Parties, (a) the conduct and operations of the businesses of each Credit Party and each Restricted Subsidiary of each Credit Party does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Credit Party or any Restricted Subsidiary of any Credit Party in, or relating to, any Intellectual Property, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.16 Brokers’ Fees; Transaction Fees. Except for fees payable to Agent and Lenders and fees payable in connection with the issuance of the Senior Notes, none of the Credit Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

3.17 Insurance. Each of the Credit Parties and Restricted Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses of the same size and character as the business of the Credit Parties and, to the extent relevant, owning similar Properties in localities where such Person operates. A true and complete listing of such insurance policies maintained as of the Closing Date, including issuers, coverages and deductibles has been provided to Agent.

3.18 Ventures, Subsidiaries and Affiliates; Outstanding Stock. Except as set forth in Schedule 3.18, as of the Closing Date, no Credit Party and no Subsidiary of any Credit Party (a) has any Subsidiaries, or (b) is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All issued and outstanding Stock and Stock Equivalents of each of the Credit Parties and their Restricted Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than, with respect to the Stock and Stock Equivalents of the Borrower and Restricted Subsidiaries of the Borrower, those in favor of Agent, for the benefit of the Secured Parties, and the Indenture Trustee and Rexam. All such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. All of the issued and outstanding Stock of each Credit Party (other than Holdings), each Subsidiary of each Credit Party and, as of the Closing Date, Holdings is owned by each of the Persons and in the amounts set forth in Schedule 3.18. Except as set forth in Schedule 3.18, there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or Stock Equivalents or any Stock or Stock Equivalents of its Subsidiaries. Set forth in Schedule 3.18 is a true and complete organizational chart of Holdings and all of its Subsidiaries, which the Credit Parties shall update upon notice to Agent promptly following the incorporation, organization or formation of any Subsidiary and promptly following the completion of any Permitted Acquisition.

3.19 Jurisdiction of Organization; Chief Executive Office. Schedule 3.19 lists each Credit Party’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Credit Party’s chief executive office or sole place of business, in each case as of the date hereof, and such Schedule 3.19 also lists all jurisdictions of organization and legal names of such Credit Party for the five (5) years preceding the Closing Date.

3.20 Locations of Inventory, Equipment and Books and Records. Each Credit Party’s inventory and equipment (other than inventory or equipment in transit) and books and records concerning the Collateral are kept at the locations listed in Schedule 3.20 (which Schedule 3.20 shall be promptly updated by the Credit Parties upon notice to Agent as permanent Collateral locations change).

3.21 Deposit Accounts and Other Accounts. Schedule 3.21 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, and such Schedule correctly identifies the name, address and any other relevant contact information reasonably requested by Agent with respect to each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.22 Government Contracts. Except as set forth in Schedule 3.22, as of the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.

3.23 Customer and Trade Relations. As of the Closing Date, there exists no actual or, to the knowledge of the Credit Parties, threatened termination or cancellation of, or any material adverse modification or change in (a) the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding twelve (12) calendar months caused them to be ranked among the ten (10) largest customers of such Credit Party or (b) the business relationship of any Credit Party with any supplier essential to its operations.

3.24 Bonding. Except as set forth in Schedule 3.24, as of the Closing Date, no Credit Party is a party to or bound by any surety bond agreement, indemnification agreement therefor or bonding requirement with respect to products or services sold by it.

3.25 Other Debt Documents. As of the Closing Date, the Borrower has delivered to Agent a complete and correct copy of the Senior Notes Documents and the Rexam Documents (including, in each case, all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). All Obligations, including the L/C Reimbursement Obligations, (x) constitute “Permitted Indebtedness” under and as defined in the Senior Notes Documents and (y) constitute Indebtedness entitled to the benefits of the Intercreditor Agreement.

3.26 Full Disclosure. None of the representations or warranties made by any Credit Party or any of their Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Credit Party or any of their Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of any Credit Party to Agent or the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

3.27 Foreign Assets Control Regulations and Anti-Money Laundering. Each Credit Party and each Restricted Subsidiary of each Credit Party is in compliance in all material respects with all U.S. economic sanctions laws, executive orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Credit Party and no Restricted

Subsidiary or Affiliate of a Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

3.28 Patriot Act. The Credit Parties, each of their Restricted Subsidiaries and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

3.29 Related Transactions. As of the Closing Date, all of the Related Transactions have been or, simultaneously with the funding of the initial Loans hereunder and the application of the proceeds thereof, will have been consummated.

3.30 Solvency. Both before and after giving effect to (a) the Loans made and Letters of Credit Issued on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Loans to or as directed by the Borrower, (c) the consummation of the Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

ARTICLE IV.

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, until the Facility Termination Date:

4.1 Financial Statements. Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with ~~GAAP~~the Applicable Accounting Standards (provided that ~~monthly~~no financial statements shall ~~not~~ be required to ~~have~~include any “management’s discussion and analysis” or guarantor/non-guarantor footnote ~~disclosures and~~disclosure, and monthly and quarterly financial statements are subject to normal year-end adjustments). The Borrower shall deliver to Agent and each Lender by Electronic Transmission and in detail reasonably satisfactory to Agent and the Required Lenders:

(a) as soon as available, but not later than ~~ninety (90)~~120 days after the end of each Fiscal Year, a copy of the audited consolidated and consolidating balance sheets of Holdings and each of its Restricted Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year (provided that such financial statements shall not be required to include any “management’s discussion and analysis”) or guarantor/non-guarantor footnote disclosure, and accompanied by the report of any “Big Four” or other nationally-recognized independent certified public accounting firm reasonably acceptable to Agent which report shall (i) contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with ~~GAAP~~the Applicable Accounting Standards applied on a basis consistent with prior years and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status;

(b) as soon as available, but not later than ~~forty-five~~sixty-five (~~45~~65) days after the end of each ~~Fiscal Quarter (including the last~~ of the first three Fiscal Quarter of each Fiscal Year), a copy of the unaudited consolidated and consolidating balance sheets of Holdings and each of its Restricted Subsidiaries, and the related consolidated and consolidating statements of income, shareholders’ equity and cash flows as of the end of such Fiscal Quarter and for the portion of the Fiscal Year then ended (provided that such financial statements shall not be required to include any “management’s discussion and analysis” or footnote disclosure), each of which shall be complete and correct and fairly present, in all material respects, in accordance with ~~GAAP~~the Applicable Accounting Standards, the financial position and the results of operations of Holdings and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures; and

(c) as soon as available, but not later than thirty (30) days after the end of each fiscal month of each year (other than the last fiscal month of each Fiscal Quarter) during which a Monthly Reporting Period, or any part thereof, had been continuing, a copy of the unaudited consolidated and consolidating balance sheets of Holdings and each of its Restricted Subsidiaries, and the related consolidated and consolidating statements of income, shareholders’ equity and cash flows as of the end of such fiscal month and for the portion of the Fiscal Year then ended (provided that such financial statements shall not be required to include any “management’s discussion and analysis” or footnote disclosure), each of which shall be complete and correct and fairly present, in all material respects, in accordance with ~~GAAP~~the Applicable Accounting Standards, the financial position and the results of operations of Holdings and its Restricted Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures.

4.2 Certificates; Other Information. The Borrower shall furnish to Agent and each Lender by Electronic Transmission:

(a) together with each delivery of financial statements pursuant to Sections 4.1(a) and 4.1(b), a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent projections for the current Fiscal Year delivered pursuant to Section 4.2(lk) and discussing the reasons for any significant variations (provided that such report shall not be required to include any “management’s discussion and analysis” or footnote disclosure);

(b) concurrently with the delivery of the financial statements referred to in Sections 4.1(a), 4.1(b) and 4.1(c), (i) a fully and properly completed certificate in the form of Exhibit 4.2(b) (a “Compliance Certificate”), certified on behalf of the Borrower by a Responsible Officer of Holdings and (ii) a list of any items described in clause (i), (ii) or (iii) of the first sentence of Section 3.15 that are neither listed on Schedule 3.15 nor previously identified pursuant to this clause (b)(ii);

(c) promptly after the same are sent, copies of all financial statements and reports which any Credit Party sends to its shareholders or other equity holders, as applicable, generally and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which such Person may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;

(d) (i) as soon as available and in any event within twenty (20) days after the end of each calendar month (or, during any Weekly Reporting Period, within three (3) Business Days after the end of each calendar week), a Borrowing Base Certificate, certified on behalf of the Borrower by a Responsible Officer of the Borrower, setting forth the Borrowing Base of the Borrower as at the end of the most-recently ended calendar month or week, as applicable; and (ii) prior to the AB Receivables Financing Effective Date, during any AB No-Offset Period, to the extent not already provided under the preceding clause (i), as soon as available and in any event within three (3) Business Days after the end of each calendar week, a Borrowing Base Certificate, certified on behalf of the Borrower by a Responsible Officer of the Borrower, solely setting forth the Eligible Accounts as to which the related Account Debtor is Anheuser-Busch and that are included in the Borrowing Base as at the end of the most-recently ended calendar week;

(e) within twenty (20) days after the end of each calendar month, a summary of Inventory by location and type with a supporting perpetual Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(f) within twenty (20) days after the end of each calendar month, a detailed aging of Accounts, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(g) within twenty (20) days after the end of each calendar month, a detailed aging of accounts payable accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(h) concurrently with the delivery of the Borrowing Base Certificate (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date), collateral reports, including all additions and reductions (cash and non-cash) with respect to Accounts of the Credit Parties in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its Permitted Discretion each of which shall be prepared by the Borrower as of the last day of the immediately preceding week or calendar month, as applicable;

(i) at the time of delivery of each of the monthly financial statements delivered pursuant to Section 4.1(c), a reconciliation of the following, in each case, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(i) the most recent Borrowing Base Certificate, general ledger and month-end accounts receivable aging of the Borrower to the Borrower’s general ledger and monthly financial statements delivered pursuant to Section 4.1(c);

(ii) the perpetual inventory by location to the Borrower’s most recent Borrowing Base Certificate, general ledger and monthly financial statements delivered pursuant to Section 4.1(c);

(iii) the accounts payable aging to the Borrower’s general ledger and monthly financial statements delivered pursuant to Section 4.1(c); and

(iv) the outstanding Loans as set forth in the monthly loan account statement provided by Agent to the Borrower’s general ledger and monthly financial statements delivered pursuant to Section 4.1(c);

(j) at the time of delivery of each of the monthly, quarterly or annual financial statements delivered pursuant to Section 4.1, (i) a listing of government contracts of the Borrower subject to the Federal Assignment of Claims Act of 1940 or any similar state or municipal law; and (ii) a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in each case entered into or filed in the prior Fiscal Quarter;

(k) as soon as available and in any event no later than thirty (30) days prior to the last day of the Fiscal Year of the Borrower, projections of the Credit Parties and their Restricted Subsidiaries’ consolidated and consolidating financial performance for the next Fiscal Year on a month-by-month basis and for each Fiscal Year thereafter through the ~~2018~~2020 Fiscal Year on a year-by-year basis;

(l) promptly upon receipt thereof, copies of any reports submitted by Holdings’ certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party made by such accountants;

~~(m) promptly after the same are delivered, copies of any reports, notices or other information required to be delivered to the Senior Noteholders pursuant to the Senior Notes Indenture;~~

(m) ~~(n)~~ commencing with the calendar week ending December 13, 2014 and ending with (and including) the calendar week ending March 7, 2015, by no later than the second (2nd) Business Day of each calendar week, cash flow projections of the Credit Parties for the 13-week period commencing on the first day of such calendar week, in form reasonably satisfactory to Agent; ~~and~~

(n) ~~(o)~~ promptly, such additional business, financial, collateral, corporate affairs, perfection certificates and other information as Agent may from time to time reasonably request~~.~~; and

(o) not later than sixty-five (65) days after the end of each Fiscal Quarter (excluding the last Fiscal Quarter of each Fiscal Year), and not later than one hundred twenty (120) days after the end of each Fiscal Year, in the Agent’s discretion, written notice of a teleconference with the Lenders, which teleconference shall be held during such period.

4.3 Notices. The Borrower shall notify promptly Agent and each Lender of each of the following (and in no event later than three (3) Business Days after a Responsible Officer of any Credit Party becomes aware thereof):

(a) the occurrence or existence of any Default or Event of Default;

(b) any breach or non-performance of, or any default under, any Contractual Obligation of any Credit Party or any Subsidiary of any Credit Party, or any violation of, or non-compliance with, any Requirement of Law, which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;

(c) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Restricted Subsidiary of any Credit Party and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;

(d) the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party or any Subsidiary of any Credit Party or its respective property, (i) in which the amount of damages claimed is $2,500,000 or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement, any other Loan Document or any Other Debt Document;

(e) (i) the receipt by any Credit Party of any notice of violation of or potential liability or similar notice under Environmental Law, (ii)(A) unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or Liability under any Environmental Law which in the case of clauses (A), (B) and (C) above, in the aggregate for all such clauses, would reasonably be expected to result in Material Environmental Liabilities, (iii) the receipt by any Credit Party of notification that any Property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of Real Estate, if such acquisition or lease would have a reasonable likelihood of resulting in Material Environmental Liabilities;

(f) (i) on or prior to any filing by any ERISA Affiliate of any notice of any reportable event under Section 4043 of ERISA, or intent to terminate any Title IV Plan, a copy of such notice (ii) promptly, and in any event within ten (10) days, after any officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto, and (iii) promptly, and in any event within ten (10) days after any officer of any ERISA Affiliate knows or has reason to know that an ERISA Event will or has occurred, a notice describing such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit Plan pertaining thereto;

(g) any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to Agent and Lenders pursuant to this Agreement;

(h) any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary of any Credit Party;

(i) any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Credit Party or any Subsidiary of any Credit Party if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(j) the creation, establishment or acquisition of any Subsidiary;

(k) if any Credit Party acquires any Margin Stock; and

(l) the termination of, amendment to, or any default or alleged breach under, any Other Debt Document or Material Contract.

Each notice pursuant to this Section 4.3 shall be in electronic form accompanied by a statement by a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein, and stating what action the Borrower or other Person proposes to take with respect thereto and at what time. Each notice under Section 4.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated. Each notice under Section 4.3(l) shall include a copy of the related amendment, termination agreement, termination notice, notice of breach, or other related documentation.

4.4 Preservation of Corporate Existence, Etc. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to:

(a) preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except as permitted by Section 5.3;

(b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except as permitted by Sections 5.2 and 5.3 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(c) preserve or renew all of its registered Trademarks, the non-preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(d) conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any respect and shall comply in all respects with the terms of its IP Licenses except, in each case, as would not be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(e) transact business only in the name of itself or, with respect to each Credit Party other than Holdings, another Restricted Subsidiary (and, in any event, not in the name of any Unrestricted Subsidiary).

4.5 Maintenance of Property. Each Credit Party shall maintain, and shall cause each of its Restricted Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.6 Insurance.

(a) Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, (i) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the Property and businesses of the Credit Parties and such Restricted Subsidiaries (including policies of life, fire, theft, product liability, public liability, Flood Insurance, property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of Holdings) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Credit Parties and (ii) cause all such insurance relating to any Property or business of any Credit Party to name Agent as additional insured or lenders loss payee, as agent for the Lenders, as appropriate. All policies of insurance on real and personal Property of the Credit Parties will contain an endorsement, in form and substance acceptable to Agent, showing loss payable to Agent (Form CP 1218 or equivalent and naming Agent as lenders loss payee as agent for the Lenders) and extra expense and business interruption endorsements. Such endorsement, or an independent instrument furnished to Agent, will provide that the insurance companies will give Agent at least 30 days’ prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of the Credit Parties or any other Person shall affect the right of Agent to recover under such policy or policies of insurance in case of loss or damage. Each Credit Party shall direct all present and future insurers under its “All Risk” policies of property insurance to pay all proceeds payable thereunder directly to Agent. Subject to the terms of the Intercreditor Agreement, if any insurance proceeds are paid by check, draft or other instrument payable to any Credit Party and Agent jointly, Agent may endorse such Credit Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Agent reserves the right at any time, upon review of each Credit Party’s risk profile, to reasonably require additional forms and limits of insurance. ~~Notwithstanding the requirement in clause (i) above,~~All Flood Insurance ~~shall not be required for (x)~~on Real Estate ~~not located in a Special Flood Hazard Area, or (y) Real Estate located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.~~(including all related diligence, documentation and coverage) shall comply with the Flood Disaster Protection Act of 1973, as amended, or otherwise shall be reasonably satisfactory to all Lenders.

(b) Unless the Credit Parties provide Agent with evidence of the insurance coverage required by this Agreement (including, without limitation, Flood Insurance), Agent may purchase insurance (including, without limitation, Flood Insurance) at the Credit Parties’ expense to protect Agent’s and Lenders’ interests in the Credit Parties’ and their Restricted Subsidiaries’ properties with ten (10) days’ prior notice to the Credit Parties; provided that, at any time within the 30 days prior to the date on which any of the Credit Parties’ existing insurance coverage is scheduled to lapse, Agent may purchase such insurance to replace the applicable existing insurance so scheduled to lapse so long as it informs the Credit Parties of such purchase promptly thereafter. This insurance may, but need not, protect the Credit Parties’ and their Restricted Subsidiaries’ interests. The coverage that Agent purchases may not pay any claim that any Credit Party or any Restricted Subsidiary of any Credit Party makes or any claim that is made against such Credit Party or any Restricted Subsidiary in connection with said Property. The Credit Parties may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that there has been obtained insurance as required by this Agreement. If Agent purchases insurance, the Credit Parties will be responsible for the costs of that insurance, including interest and any other charges Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations. The costs of the insurance may be more than the cost of insurance the Credit Parties may be able to obtain on their own.

4.7 Payment of Obligations. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed:

(a) all Tax liabilities, assessments and governmental charges or levies upon it or its Property, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the filing or enforcement of any Lien and for which adequate reserves in accordance with ~~GAAP~~the Applicable Accounting Standards are being maintained by such Person;

(b) all lawful claims which, if unpaid, would by law become a Lien upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of any Lien and for which adequate reserves in accordance with ~~GAAP~~the Applicable Accounting Standards are being maintained by such Person;

(c) the performance of all obligations under any Contractual Obligation to such Credit Party or any of its Restricted Subsidiaries is bound, or to which it or any of its Property is subject, including the Other Debt Documents, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(d) payments to the extent necessary to avoid the imposition of a Lien with respect to, or the involuntary termination of any underfunded Benefit Plan.

4.8 Compliance with Laws. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.9 Inspection of Property and Books and Records; Appraisals.

(a) Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times): (a) provide access to such property to Agent and any of its Related

Persons, as frequently as Agent determines to be appropriate; and (b) permit Agent and any of its Related Persons to conduct field examinations, audit, inspect and make extracts and copies (or take originals if reasonably necessary) from all of such Credit Party’s books and records, and evaluate and make physical verifications of the Inventory and other Collateral in any manner and through any medium that Agent considers advisable, in each instance, at the Credit Parties’ expense; provided that, (i) during and prior to the 2015 Fiscal Year, the Credit Parties shall only be obligated to reimburse Agent for the expenses of two (2) such field examinations, audits and inspections per Fiscal Year, unless (x) Availability is or has been less than the greater of $25,000,000 and 12.5% of the Aggregate Revolving Loan Commitment during such Fiscal Year or (y) an Event of Default has occurred and is continuing and (ii) after the 2015 Fiscal Year, unless an Event of Default has occurred and is continuing, the Credit Parties shall only be obligated to reimburse Agent for the expenses of one (1) such field examination, audit and inspection per Fiscal Year (or, if Availability is less than the greater of $50,000,000 and 25% of the Aggregate Revolving Loan Commitment in any Fiscal Year, for two (2) such field examinations, audits and inspections for such Fiscal Year). Any Lender may accompany Agent or its Related Persons in connection with any inspection at such Lender’s expense.

(b) Upon Agent’s request from time to time, the Credit Parties shall permit and enable Agent to obtain appraisals in form and substance and from appraisers reasonably satisfactory to Agent stating (i) the then Net Orderly Liquidation Value, or such other value as determined by Agent, of all or any portion of the Inventory of the Borrower and (ii) the fair market value, or such other value as determined by Agent (for example, replacement cost for purposes of Flood Insurance), of any Real Estate of any Credit Party or any Subsidiary of any Credit Party, including any appraisal required to comply with FIRREA; provided that, notwithstanding any provision herein to the contrary, (i) during and prior to the 2015 Fiscal Year, the Credit Parties shall only be obligated to reimburse Agent for the expenses of such appraisals occurring two (2) times per Fiscal Year, unless (x) Availability is or has been less than the greater of $25,000,000 and 12.5% of the Aggregate Revolving Loan Commitment or (y) an Event of Default has occurred and is continuing and (ii) after the 2015 Fiscal Year, unless an Event of Default has occurred and is continuing, the Credit Parties shall only be obligated to reimburse Agent for the expenses of one (1) such appraisal per Fiscal Year (or, if Availability is less than the greater of $50,000,000 and 25% of the Aggregate Revolving Loan Commitment in any Fiscal Year, for two (2) such appraisals for such Fiscal Year).

4.10 Use of Proceeds. The Borrower shall use the proceeds of the Loans solely as follows: (a) on the Closing Date, to refinance a portion of the Indebtedness of the Borrower under the Existing Revolving Credit Agreement, (b) to pay costs and expenses of the Related Transactions and costs and expenses required to be paid pursuant to Section 2.1 and (c) for working capital, capital expenditures and general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement or the other Loan Documents.

4.11 Cash Management Systems. Within three (3) Business Days following the Closing Date (or such later date as Agent may agree to in its sole discretion), each Credit Party shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements providing for “springing” cash dominion with respect to each deposit, securities, commodity or similar account maintained by such Person (other than (a) any payroll account so long as such payroll account is a zero balance account, (b) petty cash accounts, amounts on deposit in which do not exceed $250,000 in the aggregate at any one time, (c) zero balance disbursement accounts, (d) withholding tax and fiduciary accounts and (e) any Credit Party’s primary concentration account) as of and after the Closing Date. In addition, at Agent’s request, Credit Parties will enter into Control Agreements providing for springing cash dominion over disbursement accounts as of and after the Closing Date, except as set forth in the preceding sentence. With respect to accounts subject to “springing” Control Agreements, Agent shall not deliver to the relevant depository, securities intermediary or commodities intermediary a notice or other instruction which provides for exclusive control over such account by Agent unless a Dominion Period is continuing. The Credit Parties shall cause all payments received by them each day to be deposited into deposit accounts within one (1) Business Day following receipt. The Credit Parties shall not maintain cash on deposit in disbursement accounts in excess of outstanding checks and wire transfers payable from such accounts and amounts necessary to meet minimum balance requirements.

4.12 Access Agreements. Each Credit Party shall use commercially reasonable efforts to obtain a landlord agreement or bailee or mortgagee waivers, as applicable, from the lessor of each leased property, bailee in possession of any Collateral or mortgagee of any owned property with respect to each location where any Collateral having a fair market value in excess of $250,000 is stored or located, which agreement shall be reasonably satisfactory in form and substance to Agent.

4.13 Further Assurances.

(a) Each Credit Party shall ensure that all written information, exhibits and reports furnished to Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof; provided that, with respect to projected financial information, each Credit Party covenants only to ensure that such information will be prepared in good faith based on assumptions believed to be reasonable at the time prepared.

(b) Promptly upon request by Agent, the Credit Parties shall (and, subject to the limitations set forth herein and in the Collateral Documents, shall cause each of their Restricted Subsidiaries to) take such additional actions and execute such documents as Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document. Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the Credit Parties shall cause (i) each of their Restricted Subsidiaries ~~(other than Excluded Subsidiaries and AB Receivables Subsidiaries), promptly after formation or acquisition thereof,~~ that incur Contingent Obligations to support any Indebtedness of any Constellium Entity, promptly after incurring such Contingent Obligations, to guaranty the Obligations, (ii) each such Restricted Subsidiary ~~(other than Excluded Subsidiaries and AB Receivables Subsidiaries~~that grants Liens to support any Indebtedness of any Constellium Entity (including, without limitation, to secure Contingent Obligations of such Restricted Subsidiary that support such Indebtedness) to grant to Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations set forth herein and in the Collateral Documents, all of such Subsidiary’s Property to secure ~~such guaranty~~the Obligations promptly after granting such Liens and (iii) Holdco II to guaranty the Obligations. Furthermore and except as otherwise approved in writing by Required Lenders, each Credit Party shall pledge, and shall cause each of its Restricted Subsidiaries ~~(other than Excluded Subsidiaries and AB Receivables Subsidiaries)~~that incurs Contingent Obligations or grants Liens to support any Indebtedness of any Constellium Entity to pledge, all of the Stock and Stock Equivalents of each of its Restricted Subsidiaries (other than Excluded Subsidiaries and AB Receivables Subsidiaries) and sixty-six percent (66%) of the outstanding voting Stock and Stock Equivalents and one hundred percent (100%) of outstanding non-voting Stock and Stock Equivalents of each Excluded Subsidiary directly owned by a Credit Party, in each instance, to Agent, for the benefit of the Secured Parties, to secure the Obligations, promptly after formation or acquisition of such Subsidiary. The Credit Parties shall deliver, or cause to be delivered, to Agent, appropriate resolutions, secretary certificates, certified Organizational Documents and, if requested by Agent, legal opinions relating to the matters described in this Section 4.13 (which opinions shall be in form and substance reasonably acceptable to Agent and, to the extent applicable, substantially similar to the opinions delivered on the Closing Date), in each instance with respect to each Credit Party formed or acquired after the Closing Date. In connection with each pledge of Stock and Stock Equivalents, the Credit Parties shall deliver, or cause to be delivered, to Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank.

(c) In furtherance of the foregoing, the Credit Parties shall, (i) within 120 days following the Closing Date (or such later date as Agent may agree to in its sole discretion) with respect to any Specified Real Estate owned by the Credit Parties as of the Closing Date and (ii) upon the acquisition of any Specified Real Estate (and in any event within thirty (30) days following such acquisition) following the Closing Date, notify Agent in writing of the acquisition of such Specified Real Estate and, within 120 days after the acquisition of such Specified Real Estate (or such later date as Agent may agree to in its sole discretion), in the case of each of clauses (i) and (ii), grant to Agent, for the benefit of the Secured Parties, a Mortgage on any such Specified Real Estate (each, a “Mortgage Property”) and shall deliver such other documentation and opinions, in form and substance reasonably satisfactory to Agent, in connection with the grant of such Mortgage as Agent shall determine are reasonably necessary to protect Agent’s Lien therein (collectively, the “Mortgage Supporting Documentation”), including the following:

(i) Mortgages. Fully executed counterparts of the Mortgage with respect to such Mortgage Property, together with evidence that counterparts of such Mortgage have been delivered to any title insurance company as shall be retained by the Credit Parties (the “Title Company”) for recording in all places to the extent necessary, or in the determination of Agent, reasonably desirable, to effectively create a valid and enforceable Lien on such Mortgage in favor of Agent for its benefit and the benefit of the other Secured Parties (provided that in jurisdictions that impose mortgage recording taxes, such Mortgage shall not secure indebtedness in an amount exceeding 100% of the fair market value of such Mortgaged Property, as reasonably determined, in good faith, by the Credit Parties);

(ii) Insurance. Policies or certificates of insurance covering such Mortgaged Property, for the benefit of Agent and the other Secured Parties, as additional insured and loss payee and mortgagee, and shall otherwise bear endorsements of the character determined by Agent to be reasonably necessary in the applicable circumstances and, ~~within forty-five (45) days after written notice from Agent to the Credit Parties that any Mortgaged Property is located in a Special Flood Hazard Area~~prior to the placement of any Mortgage on any Specified Real Estate, the Credit Parties shall satisfy the Flood Insurance requirements of Section 4.6(a)~~;~~, including by delivering all flood information, due diligence, documentation and evidence of coverage as any Lender shall have reasonably requested, and shall comply with the Flood Disaster Protection Act of 1973, as amended, in each case in a manner reasonably satisfactory to all Lenders;

(iii) Opinions of Counsel. Customary and favorable opinions addressed to Agent and the Lenders, of (x) local counsel in the jurisdiction where such Mortgaged Property is located regarding the enforceability and perfection of the Mortgage and, in cases where the applicable Grantor is organized in the jurisdiction where such Mortgaged Property is located, regarding the valid existence, due authorization, execution and delivery the related Mortgage, and (y) except in instances where such items are addressed in the opinion from local counsel, counsel for the Grantors regarding valid existence, due authorization, execution and delivery of such Mortgage, in each case, in form and substance reasonably acceptable to Agent;

(iv) Title Insurance. With respect to the related Mortgage, a fully paid American Land Title Association Lender’s Extended Coverage policy of title insurance (or commitment to issue such a policy having the effect of a policy of title insurance) insuring (or committing to insure) the Lien of such Mortgage as a valid and enforceable first priority Lien on such Mortgaged Property, in an amount not less than 100% of the fair market value of such Mortgaged Property as reasonably determined, in good faith, by the Credit Parties (such policies collectively, the “Mortgage Policy”) issued by such Title Company, which reasonably assures Agent that such Mortgage is a valid and enforceable Lien on such Mortgaged Property, free and clear of all defects and encumbrances subject only to the Liens permitted under Section 5.1(p) or Section 5.1(s);

(v) Survey. An American Land Title Association/American Congress on Surveying and Mapping form survey of such Mortgaged Property (and all improvements thereon) (A) which has been prepared by a surveyor or engineer duly registered and licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (B) which is dated (or redated) to a date not earlier than 120 days prior to the delivery thereof, (C) which is certified by the surveyor (in a manner determined by Agent to be reasonably acceptable) to Agent, the Secured Parties and the Title Company, (D) which is in compliance, in all respects, with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey, (E) which is sufficient for the title company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by clause (D) above, and (F) for which necessary fees (if applicable) have been paid;

(vi) Appraisals. If requested by Agent, a FIRREA-compliant appraisal with respect to such Mortgaged Property;

(vii) Fixture Filings. Proper fixture filings under the applicable UCC on Form UCC-1 for filing under the applicable UCC in the appropriate jurisdiction in which such Mortgaged Property located, desirable to perfect the security interests in fixtures purported to be created by the related Mortgage in favor of Agent for its benefit and the benefit of the Secured Parties;

(viii) Mortgaged Properties Indemnification. With respect to such Mortgaged Property, such affidavits, certificates, instruments of indemnification and other items (including a so-called “gap” indemnification) as shall be reasonably required to induce the Title Company to issue the Mortgage Policies and endorsements contemplated above; and

(ix) Collateral Fees and Expenses. Evidence of payment by the Credit Parties of all Mortgage Policy premiums, search and examination charges, mortgage filing and recording taxes, fees, charges, costs and expenses required for the recording of the applicable Mortgage, fixture filings and issuance of the Mortgage Policies referred to above.

(d) To the extent reasonably necessary to maintain the continuing priority of the Lien of any existing Mortgages as security for the Obligations in connection with the incurrence of an Incremental Revolving Loan Commitment, as determined by Agent in its reasonable discretion, the Credit Parties shall, within thirty (30) days of such funding or incurrence (or such later date as agreed by Agent in its sole discretion), (i) enter into and deliver to Agent, at the direction and in the reasonable discretion of Agent, a mortgage modification or new Mortgage in proper form for recording in the relevant jurisdiction and in a form reasonably satisfactory to Agent, (ii) cause to be delivered to Agent for the benefit of the Secured Parties an endorsement to the Mortgage Policy, date down(s) or other evidence reasonably satisfactory to Agent insuring that the priority of the Lien of the Mortgages as security for the Obligations has not changed and confirming and/or insuring that since the issuance of the Mortgage Policy there has been no change in the condition of title and there are no intervening liens or encumbrances which may then or thereafter take priority over the Lien of the Mortgages other than as permitted under Section 5.1(p) or Section 5.1(s) and (iii) deliver, at the request of Agent, to Agent and/or all other relevant third parties, all other items reasonably necessary to maintain the continuing priority of the Lien of the Mortgages as security for the Obligations.

(e) Notwithstanding anything to the contrary herein, no AB Receivables Subsidiary shall be required to (i) guaranty the Obligations or (ii) grant to Agent, for the benefit of the Secured Parties, a security interest in, any of such AB Receivables Subsidiary’s Property. Furthermore, no Restricted Subsidiary shall be required to pledge to Agent, for the benefit of the Secured Parties, any Stock or Stock Equivalents of any AB Receivables Subsidiary. Agent and the Secured Parties agree to release all Liens over any AB Receivables in connection with their transfer to an AB Receivables Subsidiary or their sale, transfer or pledge under any AB Qualified Receivables Financing permitted to be entered into pursuant to the Loan Documents, and will execute any documents and prepare and make any filings reasonably requested by the Borrower (at the sole cost and expense of the Borrower), and in form and substance approved by Agent in its reasonable discretion, as may be necessary to evidence such release.

4.14 Environmental Matters. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, comply with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance) or that is required by orders and directives of any Governmental Authority except where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. Without limiting the foregoing, if an Event of Default is continuing or if Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Credit Party or any Restricted ~~Subsidiary~~Subsidiaries of any Credit Party or that there exist any Environmental Liabilities, then each Credit Party shall, promptly upon receipt of request from Agent, cause the performance of, and allow Agent and its Related Persons access to such Real Estate for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as Agent may from time to time reasonably request. Such audits, assessments and reports, to the extent not conducted by Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent.

4.15 OFAC; Patriot Act. Each Credit Party shall comply, and each Credit Party shall cause each of its Restricted Subsidiaries to comply, in all material respects, with all laws, regulations and executive orders referred to in Sections 3.27 and 3.28.

ARTICLE V.

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, until the Facility Termination Date:

5.1 Limitation on Liens. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) any Lien existing on the Property of a Credit Party or a Restricted Subsidiary of a Credit Party on the Closing Date and set forth in Schedule 5.1 securing Indebtedness outstanding on such date and permitted by Section 5.5(c), including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by Section 5.5(c);

(b) any Lien created under any Loan Document;

(c) Liens for Taxes (i) which are not past due or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 4.7;

(d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with ~~GAAP~~the Applicable Accounting Standards are being maintained;

(e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(f) Liens consisting of judgment or judicial attachment liens with respect to judgments the existence of which do not constitute an Event of Default;

(g) easements, rights-of-way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business which, either individually or in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of any Credit Party or any Restricted Subsidiary of any Credit Party;

(h) Liens on any Property acquired or held by any Credit Party or any Restricted Subsidiary of any Credit Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring or installing such Property and permitted under Section 5.5(d); provided that (i) any such Lien attaches to such Property concurrently with or within twenty (20) days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction and the proceeds thereof, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such Property;

(i) Liens securing Capital Lease Obligations permitted under Section 5.5(d);

(j) any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(k) Liens arising from the filing of precautionary uniform commercial code financing statements with respect to any lease permitted by this Agreement;

(l) non-exclusive licenses and sublicenses granted by a Credit Party and leases or subleases (by a Credit Party as lessor or sublessor) to third parties in the Ordinary Course of Business not interfering with the business of the Credit Parties or any of their Restricted Subsidiaries;

(m) Liens in favor of collecting banks arising by operation of law under Section 4-210 of the UCC or, with respect to collecting banks located in the State of New York, under Section 4-208 of the UCC;

(n) Liens (including the right of setoff) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(o) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(p) Liens securing Indebtedness under the Senior Notes Documents to the extent such Indebtedness is permitted hereunder and under the Intercreditor Agreement;

(q) Liens on the Specified Mill Assets securing Indebtedness under the Rexam Financing Documents to the extent such Indebtedness is permitted hereunder and under the Intercreditor Agreement; ~~and~~

(r) Liens on AB Receivables in connection with AB Qualified Receivables Financings permitted hereunder~~.~~;

(s) Liens securing Contingent Obligations permitted pursuant to Section 5.8(k); provided, that to the extent such Liens encumber any ABL Priority Collateral, such Liens shall be subordinated to the Liens securing the Obligations and created under the Loan Documents pursuant to the Intercreditor Agreement or another intercreditor agreement having substantially the same subordination terms as the Intercreditor Agreement and otherwise in a customary form reasonably acceptable to the Agent; and

(t) Liens on assets of the Borrower (other than ABL Priority Collateral) not otherwise permitted above so long as the aggregate principal amount of the Indebtedness and other obligations subject to such Liens does not at any time exceed $20,000,000.

5.2 Disposition of Assets. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including the Stock of any Restricted Subsidiary of any Credit Party, whether in a public or a private offering or otherwise, and accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a) dispositions in the Ordinary Course of Business of Inventory or worn-out or surplus Equipment;

(b) dispositions (other than of (x) the Stock of any Restricted Subsidiary of any Credit Party or (y) any Accounts or Inventory of any Credit Party) not otherwise permitted hereunder which are made for fair market value and either (A) satisfy each of the following criteria: (i) at the time of any such disposition, no Event of Default shall exist or shall result therefrom, (ii) the sales price from any such disposition shall be paid in cash (and/or, solely with respect to the dispositions of the Stock (or all, or substantially all, of the assets) of any Unrestricted Subsidiary, Stock of the related purchaser) and (iii) subject to the Intercreditor Agreement and except with respect to dispositions of the Stock (or all, or substantially all, of the assets) of any Unrestricted Subsidiary to the extent of any consideration received consisting of Stock of the related purchaser, the Net Proceeds of any such disposition shall be applied to the Loans or (B) constitute dispositions for which the aggregate book value of the Property subject to such dispositions does not collectively exceed $5,000,000 during the term of this Agreement;

(c) (i) dispositions of Cash Equivalents in the Ordinary Course of Business made to a Person that is not an Affiliate of any Credit Party and (ii) conversions of Cash Equivalents into cash or other Cash Equivalents;

(d) transactions permitted under Section 5.1(l);

(e) leases of Equipment or Real Estate to joint ventures (which may be partially owned by a Credit Party) that enter into purchase agreements with a Credit Party to purchase such Credit Party’s products, in each case, in the Ordinary Course of Business, on arm’s length terms and in compliance with Section 5.6(a); ~~and~~

(f) dispositions of AB Receivables pursuant to an AB Qualified Receivables Financing~~.~~; and

(g) any merger, consolidation, conveyance, transfer, lease or other disposition of the Stock of, or undertaken by, Alabama Electric Motor Services, LLC, Listerhill Total Maintenance Center, LLC, or Wise Alloys Finance Corporation, so long as the assets attributable to such entities do not have a book value or fair market value in an aggregate amount in excess of $4 million measured at the time of each such disposition.

5.3 Consolidations and Mergers. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to merge, consolidate with or into, or convey,

transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except, upon not less than five (5) Business Days prior written notice to Agent, (i) to consummate a Permitted Acquisition, (ii) to merge with, or dissolve or liquidate into, into any Credit Party, (iii) with respect to any Excluded Subsidiary of any Credit Party, to merge with, or dissolve or liquidate into, any other Excluded Subsidiary of any Credit Party and, (iv) with respect to any AB Receivables Subsidiary, the sale of all or substantially all of the AB Receivables of such AB Receivables Subsidiary in one or more transactions pursuant to any AB Qualified Receivables Financing, and (v) any merger, consolidation, conveyance, transfer, lease or other disposition of the Stock of, or undertaken by, Alabama Electric Motor Services, LLC, Listerhill Total Maintenance Center, LLC, or Wise Alloys Finance Corporation, so long as the assets attributable to such entities do not have a book value or fair market value in an aggregate amount in excess of $4 million measured at the time of each such disposition; provided, however, that (x) in the case of any merger, consolidation, conveyance, dissolution or liquidation involving the Borrower, the Borrower shall be the surviving Person, (y) in the case of any merger, consolidation, conveyance, dissolution or liquidation involving any other Credit Party, a Credit Party shall be the surviving Person and (z) no prior written notice to Agent shall be required pursuant to this Section 5.3 for the sale described in clause (iv) above or any transaction described in clause (v) above.

5.4 Acquisitions; Loans and Investments. No Credit Party shall and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to (i) purchase or acquire, or make any commitment to purchase or acquire any Stock or Stock Equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, (ii) make or commit to make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation or other combination or (iii) make or purchase, or commit to make or purchase, any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including the Borrower, any Affiliate of the Borrower or any Subsidiary of Holdings (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(a) Investments in cash and Cash Equivalents;

(b) Investments consisting of (i) extensions of credit or capital contributions by Holdings to or in any Credit Party or to or in any Constellium Entity, (ii) extensions of credit or capital contributions by any Credit Party (other than Holdings) to or in any other then existing Credit Party (other than Holdings) or to or in any Constellium Entity; provided, that (A) if any Credit Party or Constellium Entity executes and delivers to any other Credit Party a note (collectively, the “Intercompany Notes”) to evidence any Investments described in the foregoing clauses (i) and (ii) that Intercompany Note shall be pledged and delivered to Agent pursuant to the Guaranty and Security Agreement as additional collateral security for the Obligations; (B) each Credit Party shall accurately record all intercompany transactions on its books and records; and (C) at the time any such intercompany loan or advance is made by the Borrower to any other Credit Party and after giving effect thereto, the Borrower and its Subsidiaries, on a consolidated basis, shall be Solvent, and (iii) extensions of credit or capital contributions by an Excluded Subsidiary of any Credit Party to or in another Excluded Subsidiary of any Credit Party;

(c) Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 5.2(b);

(d) Investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers;

(e) Investments existing on the Closing Date and set forth in Schedule 5.4;

(f) loans or advances to employees of Credit Parties for travel, entertainment and relocation expenses and other ordinary business purposes in the Ordinary Course of Business not to exceed $3,000,000 in the aggregate outstanding at any time;

(g) non-cash loans or advances made by any Credit Party to employees of Credit Parties that are simultaneously used by such Persons to purchase Stock or Stock Equivalents of the direct or indirect parent of such Credit Party;

(h) Investments in Wise Recycling LLC and any of its Subsidiaries in an amount not to exceed $2,000,000 in the aggregate outstanding at any time;

(i) Investments comprised of Contingent Obligations permitted by Section 5.8;

(j) Permitted Acquisitions;

(k) reasonable and customary Investments (including, to the extent reasonable and customary, capital contributions, intercompany debt or other extensions of credit) in any AB Receivables Subsidiary in connection with any AB Qualified Receivables Financing; and

~~(l) other Investments in an amount not to exceed $25,000,000 in aggregate during the term of this Agreement, so long as, after giving effect to any such Investment, either (x) Availability is not less than the greater of (i) $70,000,000 and (ii) 20% of the Aggregate Revolving Loan Commitment at such time or (y) Availability is not less than the greater of (i) $50,000,000 and (ii) 15% of the Aggregate Revolving Loan Commitment at such time and, in the case of this clause (y), the Fixed Charge Coverage Ratio, calculated on a pro forma basis for the twelve month period ending as of the last day of the most recently ended fiscal month for which financial statements have been or were required to be delivered under Section 4.1, is not less than 1.00 to 1.00.~~

(l) other Investments, provided that, both before and after giving effect to such Investment, no Event of Default has occurred and is continuing and, after giving effect to any such Investment, the Payment Conditions shall have been satisfied.

5.5 Limitation on Indebtedness. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 5.8;

(c) Indebtedness existing on the Closing Date and set forth in Schedule 5.5 including Permitted Refinancings thereof;

(d) Indebtedness not to exceed $~~75,000,000~~100,000,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations or secured by Liens permitted by Section 5.1(h) and Permitted Refinancings thereof;

(e) unsecured intercompany Indebtedness permitted pursuant to Section 5.4(b) and unsecured intercompany Indebtedness owed by any Credit Party or Restricted Subsidiary thereof to any Constellium Entity;

(f) unsecured Subordinated Indebtedness;

(g) Indebtedness of the Borrower to Rexam evidenced by or arising under the Rexam Financing Documents; provided that the aggregate principal amount of such Indebtedness shall not exceed $25,000,000, less the aggregate amount of all repayments, repurchases, redemptions, rebates or credits, whether option or mandatory, in respect thereof, plus interest thereon (whether or not capitalized) at the rate provided in the Rexam Financing Documents and any Permitted Refinancing thereof;

(h) Indebtedness of Holdings and Wise Alloys Finance Corporation to the Senior Noteholders evidenced by or arising under the Senior Notes Documents and any Permitted Refinancing thereof; provided that the aggregate principal amount of such Indebtedness shall not at any time exceed $650,000,000;

(i) other unsecured Indebtedness owing to Persons that are not Affiliates of the Credit Parties not exceeding $100,000,000 in the aggregate at any time outstanding; and

(j) Indebtedness incurred under any AB Qualified Receivables Financing; provided that, the aggregate principal amount at any time outstanding pursuant to this clause (j) shall not exceed $400,000,000.

5.6 Transactions with Affiliates. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, enter into any transaction with any Affiliate of Holdings or of any such Restricted Subsidiary unless the following conditions are met:

(a) the transaction or series of transactions must be on terms which are not materially less favorable to Holdings or the Restricted Subsidiary, taken as a whole, as would be available in a comparable transaction with an unrelated third party; and

(b) if the transaction or series of transactions involves:

(i) aggregate payments of $10,000,000 or more, then the transaction or series of transactions must be approved by Holdings’ board of directors, including the approval of a majority of directors who are disinterested in the transaction or transactions being approved, or

(ii) aggregate payments of $20,000,000 or more, then Holdings or the Restricted Subsidiary must receive an opinion issued by an independent accounting, appraisal or investment banking firm of national standing stating that such transaction or series of transactions is fair to Holdings or such Restricted Subsidiary from a financial point of view;

provided that, this Section 5.6 shall not apply to:

(1) any employment, compensation or severance arrangement or transactions relating to benefit plans or similar arrangements, in each case, entered into in the Ordinary Course of Business, with any employee, contractor, consultant, director or officer of Holdings or any Restricted Subsidiary approved by Holdings’ board of directors;

(2) payment of reasonable and customary fees, benefits and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees, contractors or consultants of Holdings or any Restricted Subsidiary;

(3) loans and advances (or cancellations of loans or advances) to employees, consultants, directors and officers of Holdings or any Subsidiary in the Ordinary Course of Business for bona fide business purposes of Holdings and its Restricted Subsidiaries otherwise permitted pursuant to the terms of this Agreement and applicable law;

(4) (x) Investments that are permitted by Section 5.4, (y) Subordinated Indebtedness that is permitted by Section 5.5(f) and (z) Restricted Payments that are permitted by Section 5.10;

(5) issuances of Stock or Stock Equivalents (other than Disqualified Stock) of Holdings;

(6) any transaction between or among ~~(x)~~one or more Credit Parties ~~or (y)~~, Restricted Subsidiaries ~~that are not Credit Parties~~, Constellium Entities, or joint ventures of any of the foregoing;

(7) transactions with customers, clients, suppliers, joint ventures, joint venture partners, partnerships, partners or purchasers or sellers of goods or services so long as the terms of any such transactions meet the requirements of clause (a) of the first paragraph of this covenant;

(8) transactions in which Holdings or any of its Restricted Subsidiaries, as the case may be, (x) obtains a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to Holdings or the relevant Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person and (y) such letter is delivered to Agent prior to the consummation of any such transactions; or

(9) any transactions in connection with any AB Qualified Receivables Financing permitted hereunder.

Notwithstanding anything to the contrary herein, if any Credit Party or any of its Restricted Subsidiaries enters into any transaction with any Affiliate of any Credit Party or any Restricted Subsidiary that involves payments or receipts in excess of $20,000,000 in the aggregate, the terms of such transaction must be disclosed in writing in advance to Agent; provided that, no such disclosure to Agent shall be required if such transaction satisfies the condition set forth in clause (6) or (8) of the proviso to this Section 5.6.

5.7 Margin Stock; Use of Proceeds. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

5.8 Contingent Obligations. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:

(a) endorsements for collection or deposit in the Ordinary Course of Business;

(b) Rate Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation;

(c) Contingent Obligations of the Credit Parties and their Restricted Subsidiaries existing as of the Closing Date and listed in Schedule 5.8, including extension and renewals thereof which do not increase the amount of such Contingent Obligations or impose materially more restrictive or adverse terms on the Credit Parties or their Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended;

(d) Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent title insurance policies;

(e) Contingent Obligations arising with respect to (i) customary indemnification obligations and obligations in respect of purchase price adjustments and earnouts in favor of sellers in connection with Permitted Acquisitions and (ii) customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 5.2(b);

(f) Contingent Obligations arising under Letters of Credit;

(g) Contingent Obligations arising under guaranties made in the Ordinary Course of Business of obligations of any Credit Party, which obligations are otherwise permitted hereunder; provided that if such obligation is subordinated to the Obligations, such guaranty shall be subordinated to the same extent;

(h) Contingent Obligations arising under surety and appeal bonds, performance bonds and other obligations of like nature, in each case, in the Ordinary Course of Business;

(i) Contingent Obligations of any Credit Party arising under any guaranties of Indebtedness permitted pursuant to Section 5.5(h);

(j) Contingent Obligations in respect of any AB Qualified Receivables Financing; ~~and~~

(k) Contingent Obligations arising under guaranties of Indebtedness of any Constellium Entity; provided that at the time any such guaranty is given, no Event of Default has occurred and is continuing; and

(l) ~~(k)~~ other Contingent Obligations not exceeding $1,000,000 in the aggregate at any time outstanding.

5.9 Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (a) any event that could reasonably be expected to result in the imposition of a Lien on any asset of a Credit Party or a Restricted Subsidiary of a Credit Party with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, have a Material Adverse Effect. No Credit Party shall cause or suffer to exist any event that could reasonably be expected to result in the imposition of a Lien with respect to any Benefit Plan.

5.10 Restricted Payments.

No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalent, (ii) purchase, redeem or otherwise acquire for value any Stock or Stock Equivalent now or hereafter outstanding, (iii) make any payment (whether by dividend, distribution, loan or otherwise) of management, consulting or other fees or expenses for management or similar services, including payments to officers and directors, or (iv) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Subordinated Indebtedness (the items described in clauses (i), (ii), (iii) and (iv) above are referred to as “Restricted Payments”); except that any Wholly-Owned Subsidiary of the Borrower may declare and pay dividends to the Borrower or any Wholly-Owned Subsidiary of the Borrower, and except that:

(a) (i) Wise Alloys Finance Corporation may make distributions to the Borrower of the proceeds of the issuance of the Senior Notes on the Closing Date received by it and the Borrower may subsequently distribute such proceeds to Holdings and (ii) Holdings may redeem its outstanding 10% paid-in-kind preferred, non-convertible membership interests with the proceeds of the issuance of the Senior Notes on the Closing Date received by it and distributed to it by the Wise Alloys Finance Corporation or the Borrower pursuant to clause (i);

(b) Holdings may declare and make dividend payments or other distributions payable solely in its Stock or Stock Equivalents;

(c) so long as no Default or Event of Default exists or would arise as a result of such Restricted Payment, the Borrower or any other Credit Party may make distributions to Holdings which are immediately used by Holdings to redeem from officers, directors and employees Stock and Stock Equivalents in an aggregate amount not to exceed $2,000,000 in any Fiscal Year or $5,000,000 during the term of this Agreement;

(d) in the event the Credit Parties file a consolidated, combined, unitary or similar type income Tax return with Holdings, the Credit Parties may make distributions to Holdings to permit Holdings to pay federal and state income Taxes then due and payable, franchise Taxes and other similar licensing expenses incurred in the Ordinary Course of Business provided, that the amount of such distribution shall not be greater than the amount of such Taxes or expenses that would have been due and payable by the Credit Parties had the Credit Parties not filed a consolidated, combined, unitary or similar type return with Holdings;

(e) the Credit Parties may pay, as and when due and payable, (i) non-accelerated mandatory payments in respect of Subordinated Indebtedness and (ii) regularly scheduled interest payments in respect of intercompany Subordinated Indebtedness permitted pursuant to Section 5.5, in each case, solely to the extent permitted under the subordination terms with respect thereto;

(f) so long as Holdings is treated as a pass-through or disregarded entity for federal and state income tax purposes, each Credit Party that is treated as a pass-through or disregarded entity for federal and state income tax purposes may make distributions to Holdings, and Holdings may make tax distributions to its members (collectively, “Tax Distributions”), provided and only to the extent each of the following shall have been satisfied:

(i) Tax Distributions may be made quarterly provided:

(1) such Tax Distributions are made to the members of Holdings on a pro rata basis in proportion to their respective percentage interests in Holdings’ (except as otherwise required below);

(2) the aggregate amount of such Tax Distributions does not exceed, quarterly, an amount equal to, Holdings’ good faith estimate of the Applicable Tax (as hereinafter defined) with respect to such taxable year, less the amount paid, if any, with respect to prior quarters of such taxable year; and

(ii) additional Tax Distributions may be made annually after the end of Holdings’ taxable year, to the extent necessary so that the sum of the amounts so distributed pursuant to this clause (ii) and the amounts distributed pursuant to clause (i) equals the minimum aggregate amount (the “Applicable Tax”) that must be distributed to provide each member with an amount that equals the product of: (1) the sum of all items of taxable income or gain allocated to such member and attributable to such Credit Party for such taxable year less all items of deduction, loss and the loss equivalent of tax credits allocated to such member (or, to the extent applicable, its predecessors in interest) for such taxable year and all prior taxable years to the extent not previously offset by taxable income or gain allocated to such member (or, to the extent applicable, its predecessors in interest) and (2) a percentage equal to [(100%-B) x A] + B, where “A” is the highest marginal federal income tax rate applicable to a corporation or individual (as appropriate) for such preceding taxable year and “B,” with respect to each member, is the highest marginal state income tax rate applicable to members for such preceding taxable year;

provided, however:

(1) if the amount distributed to members pursuant to clause (i) for the taxable year exceeds the Applicable Tax for such taxable year (including where the amounts included in taxable income of Holdings for such taxable year are decreased as result of an audit, amended return or otherwise), then, if the amount of such excess exceeds $100,000, it shall be an Event of Default if Holdings and such Credit Party do not promptly receive a refund of (or a capital contribution in the amount of) such excess; provided if the amount of such excess is equal to or is less than $100,000, such excess shall be credited against the next Tax Distributions permitted to be made with respect to subsequent taxable years;

(2) Tax Distributions may only be made for the taxable period commencing on the Closing Date and ending on December 31, 2013 and each taxable year thereafter; and

(3) no later than five (5) Business Days prior to making any Tax Distribution, such Credit Party shall have delivered to Agent a certificate duly executed and completed by a financial officer of such Credit Party stating the amount of the Tax Distribution and containing a schedule, in reasonable detail, setting forth the calculation thereof;

(g) if, both before and after giving effect thereto, no Event of Default has occurred and is continuing, the Credit Parties and their Restricted Subsidiaries may make (i) other Restricted Payments in an amount not to exceed $7,500,000 in any Fiscal Year and (ii) additional Restricted Payments in excess of $7,500,000 if, both before and after giving effect to such additional Restricted Payments under this clause (ii), ~~(x) Availability is not less than the greater of $50,000,000 and 25% of the Aggregate Revolving Commitment at such time and (y) the Fixed Charge Coverage Ratio, calculated on a pro forma basis (including after giving effect to any such additional Restricted Payments) for the twelve month period ending as of the last day of the most recently ended fiscal month for which financial statements have been or were required to be delivered under Section 4.1, is not less than 1.10 to 1.00; and~~the Payment Conditions shall have been satisfied; and

(h) the Credit Parties and their Restricted Subsidiaries may make other Restricted Payments of the type described in clause (iv) of the definition thereof using solely the direct proceeds of any cash contribution or loan to any Credit Party, directly or indirectly, from Parent or any of its Subsidiaries (other than Holdings and its Subsidiaries).

5.11 Change in Business. No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, engage in any line of business other than (x) lines of business substantially similar to those lines of business carried on by it on the Closing Date, (y) the “body-in-white” business and (z) other businesses reasonably complementary to the foregoing or reasonable extensions, developments or expansions thereof.

5.12 Change in Structure. Except as expressly permitted under Section 5.3, no Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, make any material changes in its equity capital structure, issue any Stock or Stock Equivalents or amend any of its Organization Documents in any material respect and, in each case, in any respect adverse to Agent or Lenders.

5.13 Changes in Accounting, Name or Jurisdiction of Organization. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by ~~GAAP~~the Applicable Accounting Standards, (ii) change the Fiscal Year or method for determining Fiscal Quarters of such Credit Party or of any consolidated Subsidiary of such Credit Party, (iii) to the extent such Subsidiary is a Restricted Subsidiary, change its name as it appears in official filings in its jurisdiction of organization or (iv) to the extent such Subsidiary is a Restricted Subsidiary, change its jurisdiction of organization, in the case of clauses (iii) and (iv), without at least twenty (20) days’ prior written notice to Agent and the acknowledgement of Agent that all actions required by Agent, including those to continue the perfection of its Liens, have been completed or will be completed.

5.14 Amendments to Material Contracts and Other Debt Documents.

(a) [Intentionally Omitted]

(b) No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries directly or indirectly to, change or amend the terms of any (i) Other Debt Document, except to the extent permitted by the Intercreditor Agreement or (ii) any other Subordinated Indebtedness, if, in the case of this clause (ii), the effect of such change or amendment is to: (A) increase the interest rate on such Subordinated Indebtedness; (B) shorten the dates upon which payments of principal or interest are due on such Subordinated Indebtedness; (C) add or change in a manner adverse to the Credit Parties any event of default or add or make more restrictive any covenant with respect to such Subordinated Indebtedness; (D) change in a manner adverse to the Credit Parties the prepayment provisions of such Subordinated Indebtedness; (E) change the subordination provisions thereof (or the subordination terms of any guaranty thereof); or (F) change or amend any other term if such change or amendment would materially increase the obligations of the Credit Parties or confer additional material rights on the holder of such Indebtedness in a manner adverse to the Credit Parties, Agent or Lenders.

5.15 No Negative Pledges.

No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance of any kind on the ability of any Credit Party or Restricted Subsidiary to pay dividends or make any other distribution on any of such Credit Party’s or Subsidiary’s Stock or Stock Equivalents to any Credit Party or to pay fees, including management fees, to any Credit Party or make other payments and distributions to any Credit Party, other than pursuant to (i) the Senior Notes Documents or (ii) any AB Receivables Financing. No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent, whether now owned or hereafter acquired except in connection with any document or instrument governing (i) Liens permitted pursuant to Section 5.1(h), 5.1(i), 5.1(p) ~~or~~, 5.1(r) or 5.1(s) provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens, the Constellium Secured Notes Documents, or the Other Debt Documents or (ii) intercompany Subordinated Indebtedness permitted pursuant to Section 5.5.

5.16 OFAC; Patriot Act. No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to use any part of the proceeds of any Loan or Letter of Credit for any purpose which would cause any party hereto to be in violation of any laws, regulations or executive orders referred to in Section 3.27 or 3.28.

5.17 Sale-Leasebacks. No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets, except for any such transactions for which the aggregate book value of all assets subject to such transactions, when combined with the book value of all assets financed with Indebtedness permitted under Section 5.5(d), does not exceed $~~75,000,000~~100,000,000 in the aggregate.

5.18 Hazardous Materials. No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any Real Estate (whether or not owned by any Credit Party or any Restricted Subsidiary of any Credit Party), except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

5.19 Prepayments of Other Indebtedness. No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness (other than Subordinated Indebtedness) prior to its scheduled maturity, other than (a) the Obligations, (b) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in a transaction permitted hereunder, (c) a Permitted Refinancing of Indebtedness permitted under Section 5.5(c), (d), (g) or (h), (d) prepayments of other Indebtedness (excluding Subordinated Indebtedness) so long as the amounts prepaid do not exceed $1,000,000 in the aggregate, (f) prepayment of intercompany Indebtedness to Credit Parties, and (f) prepayment of Indebtedness permitted under Section 5.5(h) using solely the direct proceeds of any cash contribution or loan to any Credit Party, directly or indirectly, from Parent or any of its Subsidiaries (other than Holdings and its Subsidiaries), so long as, both before and after giving effect to such prepayment, no Event of Default shall have occurred and be continuing, and (g) any other prepayments of Indebtedness (other than Subordinated Indebtedness), so long as, both before and after giving effect to such prepayment, (i) no Event of Default shall have occurred and be continuing, and (ii) ~~Availability is not less than the greater of $50,000,000 and 25% of the Aggregate Revolving Commitment and (iii) the Fixed Charge Coverage Ratio, calculated on a pro forma basis (including after giving effect to any such additional prepayment) for the twelve month period ending as of the last day of the most recently ended fiscal month for which financial statements have been or were required to be delivered under Section 4.1, is not less than 1.10 to 1.00.~~the Payment Conditions shall have been satisfied.

5.20 Fixed Charge Coverage Ratio. If a Trigger Event has occurred and is continuing, such Credit Party shall not permit the Fixed Charge Coverage Ratio for the twelve month period ending as of the last day of the most recently ended fiscal month for which financial statements have been or were required to be delivered pursuant to Section 4.1 to be less than 1.00 to 1.00.

ARTICLE VI.

EVENTS OF DEFAULT

6.1 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Holdco II or any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of, or interest on, any Loan, including after maturity of the Loans, or to pay any L/C Reimbursement Obligation or (ii) to pay within three (3) Business Days after the same shall become due, any fee or any other amount payable hereunder or pursuant to any other Loan Document;

(b) Representation or Warranty. (i) Any representation, warranty or certification by or on behalf of Holdco II, any Credit Party or any of its Restricted Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made or (ii) any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect (other than (A) inadvertent, immaterial errors not exceeding $500,000 in the aggregate in any Borrowing Base Certificate, (B) errors understating the Borrowing Base and (C) errors occurring when Availability continues to exceed $40,000,000 after giving effect to the correction of such errors);

(c) Specific Defaults. Any Credit Party fails to perform or observe any term, covenant or agreement contained in (i) any of Section 4.2(a), 4.2(b), 4.2(d), 4.3(a), 4.9, 4.10, 4.11 or 8.10(b) or Article V, (ii) Section 4.1 or (iii) Section 4.6 and, in the case of clauses (ii) and (iii), such default shall continue unremedied for a period of five (5) days (in the case of clause (ii)) or fifteen (15) days (in the case of clause (iii)) after the earlier to occur of (x) the date upon which a Responsible Officer of any Credit Party becomes aware of such failure and (y) the date upon which written notice thereof is given to the Borrower by Agent or the Required Lenders;

(d) Other Defaults. Holdco II or any Credit Party or Restricted Subsidiary of any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (ii) the date upon which written notice thereof is given to the Borrower by Agent or the Required Lenders;

(e) Cross-Default. Any Credit Party ~~or~~, any Restricted Subsidiary of any Credit Party or any Constellium Entity obligated on Indebtedness that is both guaranteed by, and secured by any assets or property of, any Credit Party or Restricted Subsidiary of a Credit Party (i) fails to make any payment in respect of any (x) any Indebtedness or Contingent Obligation under any Other Debt Document or (y) any Indebtedness (other than the Obligations and Indebtedness under any Other Debt Documents) or Contingent Obligation (other than the Obligations or Contingent Obligations under any Other Debt Document) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $~~25,000,000~~50,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation (other than Contingent Obligations owing by one Credit Party with respect to the obligations of another Credit Party permitted hereunder or earnouts permitted hereunder) described in clause (i) above, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded;

(f) Insolvency; Voluntary Proceedings. The Borrower and its Subsidiaries, on a consolidated basis, cease or fail, to be Solvent, or any Credit Party or any Subsidiary of any Credit Party: (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) except as expressly permitted under Section 5.3, voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing;

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party or any Subsidiary of any Credit Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against any such Person’s Properties with a value in excess of $5,000,000 individually or in the aggregate and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Credit Party or Subsidiary of any Credit Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party or any Subsidiary of any Credit Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business;

(h) Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties or any of their respective Restricted Subsidiaries involving in the aggregate a liability of $25,000,000 or more (excluding amounts covered by insurance to the extent the relevant independent third party insurer has not denied coverage therefor), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof;

(i) Non-Monetary Judgments. One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Credit Parties or any of their respective Restricted Subsidiaries which has or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(j) Collateral. Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against Holdco II, any Credit Party or any Restricted Subsidiary of any Credit Party party thereto or Holdco II, any Credit Party or any Restricted Subsidiary of any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason (other than the failure of Agent to take any action within its control where Agent had received express written notice in a timely manner of the facts and circumstances necessitating such action) cease to be a perfected and first priority security interest subject only to Permitted Liens;

(k) Ownership. (i) Parent becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Stock and Stock Equivalents of Parent; provided, however, that any entity that conducts no material activities other than holding Stock and Stock Equivalents of Parent or any direct or indirect parent of Parent and has no other material assets or liabilities other than such Stock and Stock Equivalents will not be considered a “Person or group” for purposes of this clause (i), (ii) Parent ceases to own, directly or indirectly, one hundred percent (100%) of the issued and outstanding Stock and Stock Equivalents of Holdco II; (iii) Holdco II ceases to own, directly or indirectly, one hundred percent (100%) of the issued and outstanding Stock and Stock Equivalents of Holdings; (iv) Holdings ceases to own one hundred percent (100%) of the issued and outstanding Stock and Stock Equivalents of the Borrower, in the case of clause (iv) only, free and clear of all Liens, rights, options, warrants or other similar agreements or understandings, other than Liens in favor of Agent, for the benefit of the Secured Parties and Liens permitted under Section 5.1~~(p)~~; or (v) “Change of Control” (as defined in any Other Debt Document) shall occur after the consummation of the Constellium Acquisition;

(l) Invalidity of Subordination Provisions. The provisions of the Intercreditor Agreement or any agreement or instrument governing any Subordinated Indebtedness shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement, the Intercreditor Agreement or such agreement or instrument governing any Subordinated Indebtedness;

(m) AB Receivables Facility. The AB Receivables Financing Effective Date shall not have occurred by March 31, 2015; or

(n) Availability after Material Contract Event. A Material Contracts Event occurs and, at all times during the seven (7) consecutive Business Day period following such occurrence, (i) such Material Contracts Event is continuing and (ii) Availability (calculated after giving effect to any reduction in the Borrowing Base pursuant to Sections 1.11(w) and 1.12(q)) shall be less than the greater of $50,000,000 and 25% of the Aggregate Revolving Loan Commitment.

6.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, Agent may, and shall at the request of the Required Lenders:

(a) declare all or any portion of the Revolving Loan Commitment of each Lender to make Loans or of the L/C Issuer to Issue Letters of Credit to be suspended or terminated, whereupon all or such portion of such Revolving Loan Commitment shall forthwith be suspended or terminated;

(b) declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in Section 6.1(f) or 6.1(g) above (in the case of clause (i) of Section 6.1(g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans and the obligation of the L/C Issuer to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Agent, any Lender or the L/C Issuer.

6.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

6.4 Cash Collateral for Letters of Credit. If an Event of Default has occurred and is continuing, this Agreement (or the Revolving Loan Commitment) shall be terminated for any reason or if otherwise required by the terms hereof, Agent may, and upon request of Required Lenders, shall, demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 6.2), and the Borrower shall thereupon deliver to Agent, to be held for the benefit of the L/C Issuer, Agent and the Lenders entitled thereto, an amount of cash equal to 105% of the amount of L/C Reimbursement Obligations as additional collateral security for Obligations. Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Credit Parties’ Obligations. The remaining balance of the cash collateral will be returned to the Borrower when all Letters of Credit have been terminated or discharged, all Revolving Loan Commitments have been terminated and all Obligations have been paid in full in cash.

ARTICLE VII.

THE AGENT

7.1 Appointment and Duties.

(a) Appointment of Agent. Each Lender and each L/C Issuer hereby appoints Wells Fargo (together with any successor Agent pursuant to Section 7.9) as Agent hereunder and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to

Agent under such Loan Documents and (iii) exercise such powers as are incidental thereto. Without limiting the generality of the foregoing, each Lender acknowledges that it has received a copy of the Intercreditor Agreement, consents to and authorizes Agent’s execution and delivery thereof on behalf of such Lender and agrees to be bound by the terms and provisions thereof.

(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and L/C Issuers), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 6.1(f) or (g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 6.1(f) or (g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender and L/C Issuer to act as collateral sub-agent for Agent, the Lenders and the L/C Issuers for purposes of the perfection of Liens with respect to any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender or L/C Issuer, and may further authorize and direct the Lenders and the L/C Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender and L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c) Limited Duties. Under the Loan Documents, Agent (i) is acting solely on behalf of the Secured Parties (except to the limited extent provided in Section 1.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

7.2 Binding Effect. Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Agent or the

Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are incidental thereto, shall be authorized and binding upon all of the Secured Parties.

7.3 Use of Discretion.

(a) Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Requirement of Law.

(b) Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or its Affiliates that is communicated to or obtained by Agent or any of its Affiliates in any capacity.

(c) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with the Loan Documents for the benefit of all the Lenders and the L/C Issuer; provided that the foregoing shall not prohibit (i) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) each of the L/C Issuer and the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 8.11 or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law; and provided further that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to Agent pursuant to Section 6.2 and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 8.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

7.4 Delegation of Rights and Duties. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article VII to the extent provided by Agent.

7.5 Reliance and Liability.

(a) Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 8.9, (ii) rely on the Register to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts

(including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b) None of Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party, Holdings, the Borrower and each other Credit Party hereby waive and shall not assert (and each of Holdings and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Agent:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);

(ii) shall not be responsible to any Lender, L/C Issuer or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii) makes no warranty or representation, and shall not be responsible, to any Lender, L/C Issuer or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents; and

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender or L/C Issuer describing such Default or Event of Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender, L/C Issuer, Holdings, the Borrower and each other Credit Party hereby waives and agrees not to assert any right, claim or cause of action it might have against Agent based thereon.

(c) Each Lender and L/C Issuer (i) acknowledges that it has performed and will continue to perform its own diligence and has made and will continue to make its own independent investigation of the operations, financial conditions and affairs of the Credit Parties and (ii) agrees that is shall not rely on any audit or other report provided by Agent or its Related Persons (each, an “Agent Report”). Each Lender and L/C Issuer further acknowledges that any Agent Report (i) is provided to the Lenders and L/C Issuers solely as a courtesy, without consideration, and based upon the understanding that such Lender or L/C Issuer will not rely on such Agent Report, (ii) was prepared by Agent or its Related Persons based upon information provided by the Credit Parties solely for Agent’s own internal use, (iii) may not be complete and may not reflect all information and findings obtained by Agent or its Related Persons regarding the operations and condition of the Credit Parties. Neither Agent nor any of its Related Persons makes any representations or warranties of any kind with respect to (i) any existing or proposed financing, (ii) the accuracy or completeness of the information contained in any Agent Report or in any related documentation, (iii) the scope or adequacy of Agent’s and its Related Persons’ due diligence, or the presence or absence of any errors or omissions contained in any Agent Report or in any related documentation, and (iv) any work performed by Agent or Agent’s Related Persons in connection with or using any Agent Report or any related documentation.

(d) Neither Agent nor any of its Related Persons shall have any duties or obligations in connection with or as a result of any Lender or L/C Issuer receiving a copy of any Agent Report. Without limiting the generality of the forgoing, neither Agent nor any of its Related Persons shall have any responsibility for the accuracy or completeness of any Agent Report, or the appropriateness of any Agent Report for any Lender’s or L/C Issuer’s purposes, and shall have no duty or responsibility to correct or update any Agent Report or disclose to any Lender or L/C Issuer any other information not embodied in any Agent Report, including any supplemental information obtained after the date of any Agent Report. Each Lender and L/C Issuer releases, and agrees that it will not assert, any claim against Agent or its Related Persons that in any way relates to any Agent Report or arises out of any Lender or L/C Issuer having access to any Agent Report or any discussion of its contents, and agrees to indemnify and hold harmless Agent and its Related Persons from all claims, liabilities and expenses relating to a breach by any Lender or L/C Issuer arising out of such Lender’s or L/C Issuer’s access to any Agent Report or any discussion of its contents.

7.6 Agent Individually. Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender”, “Supermajority Lenders” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Agent or such Affiliate, as the case may be, in its individual capacity as Lender, as one of the Required Lenders or as one of the Supermajority Lenders, respectively.

7.7 Lender Credit Decision.

(a) Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon Agent, any Lender or L/C Issuer or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders or L/C Issuers, Agent shall not have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of Agent or any of its Related Persons.

(b) If any Lender or L/C Issuer has elected to abstain from receiving MNPI concerning the Credit Parties or their Affiliates, such Lender or L/C Issuer acknowledges that, notwithstanding such election, Agent and/or the Credit Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the Loans to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s compliance policies and contractual obligations and applicable law, including federal and state securities laws; provided, that if such contact is not so identified in such questionnaire, the relevant Lender or L/C Issuer hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Agent and the Credit Parties upon request therefor by Agent or the Credit Parties. Notwithstanding such Lender’s or L/C Issuer’s election to abstain from receiving MNPI, such Lender or L/C Issuer acknowledges that if such Lender or L/C Issuer chooses to communicate with Agent, it assumes the risk of receiving MNPI concerning the Credit Parties or their Affiliates.

7.8 Expenses; Indemnities; Withholding.

(a) Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to its rights or responsibilities under, any Loan Document.

(b) Each Lender further agrees to indemnify Agent, each L/C Issuer and Related Persons (to the extent not reimbursed by any Credit Party), severally and ratably, from and against Liabilities (including, to the extent not indemnified pursuant to Section 7.8(c), Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent, any L/C Issuer or any of their respective Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Other Debt Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent, any L/C Issuer or any of their respective Related Persons under or with respect to any of the foregoing; provided, however, that Lenders shall be liable and indemnify Agent and its Related Persons only for Liabilities incurred by the Agent while acting as or for Agent in its capacity as such; provided further, that no Lender shall be liable to Agent, any L/C Issuer or any of their respective Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c) To the extent required by any Requirement of Law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding Tax (including withholding Taxes imposed under Chapters 3 and 4 of Subtitle A of the Code). If the IRS or any other Governmental Authority asserts a claim that Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding Tax with respect to a particular type of payment, or because such Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, failed to maintain a Participant Register or for any other reason), or Agent reasonably determines that it was required to withhold Taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as Tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under this Section 7.8(c).

7.9 Resignation of Agent or L/C Issuer.

(a) Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 7.9. If Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent. If, after 30 days after the date of retiring Agent’s notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders. Each appointment under this clause (a) shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.

(b) Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 7.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

(c) Any L/C Issuer may refuse to Issue a Letter of Credit in its sole discretion.

7.10 Release of Collateral or Guarantors. Each Lender and L/C Issuer hereby consents to the release and hereby directs Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a) any Subsidiary of the Borrower from its guaranty of any Obligation if all of the Stock and Stock Equivalents of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent); and

(b) any Lien held by Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a waiver or consent), (ii) any Property subject to a Lien permitted hereunder in reliance upon Section 5.1(h) or 5.1(i) and (iii) all of the Collateral and all Credit Parties, upon the occurrence of the Facility Termination Date.

Each Lender and L/C Issuer hereby directs Agent, and Agent hereby agrees, upon receipt of at least five (5) Business Days’ advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 7.10.

7.11 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Agent, shall confirm such agreement in a writing in form and substance acceptable to Agent) this Article VII and Sections 8.3, 8.9, 8.10, 8.11, 8.17, 8.24 and 9.1 (and, solely with respect to L/C Issuers, Section 1.1(b)) and the decisions and actions of Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 7.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of Agent, the Lenders and the L/C Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

7.12 Documentation Agent and Syndication Agent. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Documentation Agent and Syndication Agent shall not have any duties or responsibilities, nor shall the Documentation Agent and Syndication Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Documentation Agent and Syndication Agent. At any time that any Lender serving (or whose Affiliate is serving) as Documentation Agent and/or Syndication Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans and the Revolving Loan Commitment, such Lender (or an Affiliate of such Lender acting as Documentation Agent or Syndication Agent) shall be deemed to have concurrently resigned as such Documentation Agent and/or Syndication Agent.

ARTICLE VIII.

MISCELLANEOUS

8.1 Amendments and Waivers.

(a) Subject to the provisions of Section 8.1(f), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by Agent, the Required Lenders (or by Agent with the consent of the Required Lenders), and the Borrower, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly affected thereby (or by Agent with the consent of all the Lenders directly affected thereby), in addition to Agent and the Required Lenders (or by Agent with the consent of the Required Lenders) and the Borrower, do any of the following:

(i) increase or extend the Revolving Loan Commitment of any Lender (or reinstate any Revolving Loan Commitment terminated pursuant to Section 6.2(a));

(ii) postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Lenders (or any of them) or L/C Issuer hereunder or under any other Loan Document;

(iii) reduce the principal of, or the rate of interest specified herein or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document, including L/C Reimbursement Obligations;

(iv) amend or modify Section 1.9(c);

(v) change the percentage of the Revolving Loan Commitment or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

(vi) amend this Section 8.1 (other than Section 8.1(c)) or, subject to the terms of this Agreement, the definition of Required Lenders, the definition of Supermajority Lenders or any provision providing for consent or other action by all Lenders;

(vii) discharge any Credit Party from its respective payment Obligations under the Loan Documents (other than in connection with a Permitted Disposition), or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents; or

(viii) add any new tranche of commitments hereunder;

it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (v), (vi), (vii) and (viii).

(b) No amendment, waiver or consent shall, unless in writing and signed by Agent, the Swingline Lender or the L/C Issuer, as the case may be, in addition to the Required Lenders, Supermajority Lenders or all Lenders directly affected thereby, as the case may be (or by Agent with the consent of the Required Lenders, Supermajority Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of Agent, the Swingline Lender or the L/C Issuer, as applicable, under this Agreement or any other Loan Document. No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Rate Contracts resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in Obligations owing to any Secured Swap Provider becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof), in each case in a manner adverse to any Secured Swap Provider, shall be effective without the written consent of such Secured Swap Provider or, in the case of a Secured Rate Contract provided or arranged by Wells Fargo or an Affiliate of Wells Fargo, Wells Fargo. No amendment, modification or waiver of this Agreement or any Loan Document resulting in Bank Product Obligations owing to any Lender or its Affiliate becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof) shall be effective without the written consent of such Lender or Affiliate or, in the case of a Secured Bank Product provided or arranged by Wells Fargo or an Affiliate of Wells Fargo, Wells Fargo.

(c) No amendment or waiver shall, unless signed by Agent and all Lenders (or by Agent with the consent of all Lenders): (i) amend or waive compliance with the conditions precedent to the obligations of Lenders to make any Revolving Loan (or of L/C Issuer to Issue any Letter of Credit) in Section 2.2; (ii) amend or waive non-compliance with any provision of Section 1.1(a)(iii); or (iii) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of Lenders to make any Revolving Loan (or of any L/C Issuer to Issue any Letter of Credit) in Section 2.2. No amendment or waiver shall, unless signed by Agent and all Lenders (or by Agent with the consent of all Lenders), (x) amend or waive this Section 8.1(c) or the definitions of the terms used in this Section 8.1(c) insofar as the definitions affect the substance of this Section 8.1(c); or (y) change the definition of (i) the term Required Lenders or Supermajority Lenders, (ii) the percentage of Lenders which shall be required for Lenders to take any action hereunder or (iii) change any specific right of Required Lenders or Supermajority Lenders to grant or withhold consent or take or omit to take any action hereunder. No amendment or waiver shall, unless signed by Agent and the Supermajority Lenders (or by Agent with the consent of the Supermajority Lenders), amend or modify the definitions of Eligible Accounts, Eligible Inventory or Borrowing Base, including any increase in the percentage advance rates in the definition of Borrowing Base, in a manner which would increase the availability of credit under the Revolving Loan.

(d) Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Loans and Revolving Loan Commitment, included in the determination of “Required Lenders”, “Supermajority Lenders” or “Lenders directly affected” pursuant to this Section 8.1) for any voting or consent rights under or with respect to any Loan Document, except that a Non-Funding Lender shall be treated as an “affected Lender” for purposes of Section 8.1(a)(i) and 8.1(a)(iii) solely with respect to an increase in such Non-Funding Lender’s Revolving Loan Commitment, a reduction of the principal amount owed to such Non-Funding Lender or, unless such Non-Funding Lender is treated the same as the other Lenders holding Loans of the same type, a reduction in the interest rates applicable to the Loans held by such Non-Funding Lender. Moreover, for the purposes of determining Required Lenders, Supermajority Lenders, the Loans and Revolving Loan Commitment held by Non-Funding Lenders shall be excluded from the total Loans and Revolving Loan Commitment outstanding.

(e) Notwithstanding anything to the contrary contained in this Section 9.1, (i) the Borrower may amend Schedules 3.18 and 3.20 upon notice to Agent, (ii) Agent may amend Schedule 1.1 to reflect Incremental Revolving Loan Commitments and Sales entered into pursuant to Section 8.9, and (iii) Agent and the Borrower may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein, (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional Property for the benefit of the Secured Parties or join additional Persons as Credit Parties, and (3) extend Incremental Revolving Loan Commitments to this Agreement pursuant to Section 1.1(c) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders or Supermajority Lenders; provided that no Accounts or Inventory of such Person shall be included as Eligible Accounts or Eligible Inventory until a field examination (and, if required by Agent, an Inventory appraisal) with respect thereto has been completed to the satisfaction of Agent, including the establishment of Reserves required in Agent’s Permitted Discretion.

(f) Notwithstanding anything herein to the contrary, if any Real Estate constitutes Collateral for the Obligations, no modification of a Loan Document shall add, increase (including pursuant to Section 1.1(d) hereof), renew or extend any loan, commitment or line of credit hereunder unless the Credit Parties shall have delivered all flood information, due diligence, documentation and evidence of coverage as any Lender shall have reasonably requested and shall comply with the Flood Disaster Protection Act of 1973, as amended, in each case in a manner reasonably satisfactory to all Lenders.

8.2 Notices.

(a) Addresses. All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on the applicable signature page hereto, (ii) posted to SyndTrak® (to the extent such system is available and set up by or at the direction of Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.syndtrak.com or using such other means of posting to SyndTrak® as may be available and reasonably acceptable to Agent prior to such posting, (iii) posted to any other E-System approved by or set up by or at the direction of Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower, Agent and the Swingline Lender, to the other parties hereto and (B) in the case of all other parties, to the Borrower and Agent. Transmissions made by electronic mail or E-Fax to Agent shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of Agent applicable at the time and previously communicated to the Borrower, and (z) if receipt of such transmission is acknowledged by Agent.

(b) Effectiveness. (i) All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this

Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposit in the mail, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to Agent pursuant to Article I shall be effective until received by Agent.

(ii) The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete except as expressly noted in such communication or E-System.

(c) Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.

8.3 Electronic Transmissions.

(a) Authorization. Subject to the provisions of Section 8.2(a), each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b) Signatures. Subject to the provisions of Section 8.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agent, each Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 8.2 and this Section 8.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.

(d) LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of the Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

8.4 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

8.5 Costs and Expenses. Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Agent or Required Lenders, shall be at the expense of such Credit Party, and neither Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein. In addition, the Borrower agrees to pay or reimburse upon demand (a) Agent for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons, in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs of Agent, the cost of environmental audits, insurance reviews, Collateral audits and appraisals, background checks and similar expenses, (b) Agent for all reasonable costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Agent for its examiners), (c) each of Agent, its Related Persons, Lenders and L/C Issuer for all reasonable costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary of any Credit Party, Loan Document, Obligation or Related Transaction, including Attorney Costs and (d) reasonable fees and disbursements of Attorney Costs of one law firm on behalf of all Lenders (other than Agent) incurred in connection with any of the matters referred to in clause (c) above.

8.6 Indemnity.

(a) Each Credit Party agrees to indemnify, hold harmless and defend Agent, each Lender, each L/C Issuer and Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, (iv) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (v) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 8.6 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, each of the Borrower and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person. This Section 8.6(a) shall not apply with respect to Taxes other than any Taxes that represent Liabilities arising from any non-Tax claim.

(b) Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any Property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to Property or natural resources or harm or injury alleged to have resulted from any

Release of Hazardous Materials on, upon or into such Property or natural resource or any Property on or contiguous to any Real Estate of any Credit Party or any Related Person of any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any Property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by Agent or following Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (ii) are attributable solely to acts of such Indemnitee.

8.7 Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any Property in favor of any Credit Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from the Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

8.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 8.9, and provided further that the Borrower or other Credit Party may not assign or transfer any of its rights or obligations under this Agreement or any other Loan Document without the prior written consent of Agent and each Lender.

8.9 Assignments and Participations; Binding Effect.

(a) Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrower, the other Credit Parties signatory hereto and Agent and when Agent shall have been notified by each Lender that such Lender has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, Holdings, the Borrower, the other Credit Parties hereto (in each case except for Article VII), Agent, each Lender and each L/C Issuer receiving the benefits of the Loan Documents and, to the extent provided in Section 7.11, each other Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 7.9), none of Holdings, the Borrower, any other Credit Party, any L/C Issuer or Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b) Right to Assign. Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Revolving Loan Commitment and its rights and obligations with respect to Loans and Letters of Credit) to any of the following, unless the designated assignee constitutes a direct or indirect business competitor of the Borrower engaged in the production or manufacturing of rolled flat-rolled ~~aluminum~~aluminium products for sale to the beverage can or automotive industry: (i) any existing Lender (other than a Non-Funding Lender or Impacted Lender); (ii) any Affiliate or Approved Fund of any existing Lender (other than a Non-Funding Lender or Impacted Lender); or (iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to Agent and, with respect to Sales of Revolving Loan Commitments, each L/C Issuer that is a Lender and, as long as no Event of Default is continuing, the Borrower (which acceptances shall be deemed to have been given unless an objection is delivered to Agent within five (5) Business Days after notice of a proposed sale is delivered to the Borrower) (each an “Eligible Assignee”); provided, however, that:

(A) such Sales must be ratable among the obligations owing to and owed by such Lender with respect to the Revolving Loans;

(B) for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Revolving Loan Commitment and Letter of Credit Obligations subject to any such Sale shall be in a minimum amount of $5,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of the Borrower (to the extent required) and Agent;

(C) such Sales shall be effective only upon the acknowledgement in writing of such Sale by Agent;

(D) interest accrued, prior to and through the date of any such Sale may not be assigned; and

(E) such Sales by Lenders who are Non-Funding Lenders due to clause (a) of the definition of Non-Funding Lender shall be subject to Agent’s prior written consent in all instances, unless in connection with such Sale, such Non-Funding Lender cures, or causes the cure of, its Non-Funding Lender status as contemplated in Section 1.10(e)(v).

Agent’s refusal to accept a Sale to a Credit Party, a Senior Noteholder, Rexam, a holder of Subordinated Debt or an Affiliate of any of the foregoing, or to any Person that would be a Non-Funding Lender or an Impacted Lender, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable.

(c) Procedure. The parties to each Sale made in reliance on clause (b) above (and excluding those described in clause (e), (f) or (g) below) shall execute and deliver to Agent an assignment agreement (an “Assignment”) entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of this Section 8.9 (with the consent of any party whose consent is required by this Section 8.9), accepted by Agent, substantially in the form of Exhibit 8.9(c) or any other form approved by Agent via an electronic settlement system designated by Agent (or, if previously agreed with Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to Agent), any Tax forms required to be delivered pursuant to Section 9.1 and payment of an assignment fee in the amount of $3,500 to Agent, unless waived or reduced by Agent; provided, that (i) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (ii) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such Assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale (unless waived or reduced by Agent). Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with clause (iii) of Section 8.9(b), upon Agent (and the Borrower, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d) Effectiveness. Subject to the recording of an Assignment by Agent in the Register pursuant to Section 1.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for the occurrence of the Facility Termination Date) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(e) Grant of Security Interests. In addition to the other rights provided in this Section 8.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f) Participants and Grant of Option to Fund to SPVs. In addition to the other rights provided in this Section 8.9, each Lender may, (x) with notice to Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from Agent or the Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article X, but, with respect to Section 9.1, only to the extent such participant or SPV delivers the Tax forms such Lender is required to collect pursuant to Section 9.1(g) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation except to the extent such entitlement to receive a greater amount results from any change in, or in the interpretation of, any Requirement of Law that occurs after the date such grant or participation is made and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV granted an option pursuant to this clause (f) or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of Section 8.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vi) of Section 8.1(a).

(g) Assignments to Affiliate SPVs. In addition to the other rights provided elsewhere in this Section 8.9, each Lender that is an Affiliate of the Agent may, with notice to Agent in such form as shall be acceptable to the Agent (but without the consent of any Person and without compliance with any limitation or procedure specified in subsection 8.9(b) or 8.9(c)), sell, transfer, negotiate or assign all or any portion of its rights, title or interests hereunder with respect to any Revolving Loans (including any interest accrued or to accrue thereon) to an SPV that is an Affiliate of such Lender, and such SPV may thereafter, with notice to Agent, assign such Loan to any other SPV that is an Affiliate of such Lender or re-assign all or a portion of its interests in any Revolving Loans to the Lender holding the related Revolving Loan Commitment; provided, however, that, whether as a result of any term of any Loan Document or of such Sale, no such SPV shall have a commitment, or be deemed to have made an offer to commit, to make Revolving Loans hereunder, and none shall be liable for any obligation of such Lender hereunder. In the case of any Sale pursuant to this clause (g), any assignee SPV shall have all the rights of a Lender hereunder, including the rights described in Section 7.3(c) and the right to receive all payments with respect to the assigned Obligations. Each such SPV shall be entitled to the benefit of Section 9.1 only to the extent such SPV delivers the tax forms the assigning Lender is required to collect pursuant to Section 9.1(f).

(h) No party hereto shall institute (and the Borrower and Holdings shall cause each other Credit Party not to institute) against any SPV that funds or purchases any Obligation pursuant to clauses (f) or (g) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to be reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the occurrence of the Facility Termination Date. In addition, notwithstanding anything to the contrary contained in this Section 8.9, any SPV may disclose on a confidential basis any non-public information relating to its Loans to any rating agency rating the obligations of such SPV. For the avoidance of doubt, an SPV that is a trust formed by or at the direction of a Lender or an Affiliate of a Lender, as depositor, shall be deemed to be an Affiliate of such Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the

“Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person other than Agent except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent shall have no responsibility for maintaining a Participant Register.

8.10 Non-Public Information; Confidentiality.

(a) Non-Public Information. Each of Agent, each Lender and L/C Issuer acknowledges and agrees that it may receive material non-public information (“MNPI”) hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state security laws and regulations).

(b) Confidential Information. Each Lender, each L/C Issuer and Agent agree to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Credit Party as confidential, except that such information may be disclosed (i) with the Borrower’s consent, (ii) to Related Persons of such Lender, L/C Issuer or Agent, as the case may be, or to any Person that any L/C Issuer causes to Issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 8.10 or (B) available to such Lender, L/C Issuer or Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein) or participants, direct or contractual counterparties to any Secured Rate Contracts and to their respective Related Persons, in each case to the extent such assignees, investors, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 8.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender, L/C Issuer or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender, L/C Issuer or Agent or any of their Related Persons. In the event of any conflict between the terms of this Section 8.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 8.10 shall govern.

(c) Tombstones; League Tables. Each Credit Party consents to the publication by Agent or any Lender of any press releases, tombstones, advertising or other promotional materials (including, without limitation, via any Electronic Transmission) relating to the financing transactions contemplated by this Agreement using such Credit Party’s name, product photographs, logo or trademark. Agent or such Lender shall provide a draft of any such press release, advertising or other material to the Borrower for review and comment prior to the publication thereof; provided further publication of such information shall not require additional review. Each Lender hereby consents to the disclosure by Agent, Lead Arranger and Bookrunners of information necessary or customary for inclusion in league table measurements.

(d) Press Release and Related Matters. No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to Wells Fargo or of any of its Affiliates, the Loan Documents or any transaction contemplated herein or therein to which Wells Fargo or any of its affiliates is party without the prior written consent of Wells Fargo or such Affiliate except to the extent required to do so under applicable Requirements of Law and then, only after consulting with Wells Fargo.

(e) Distribution of Materials to Lenders and L/C Issuers. The Credit Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Agent, and made available, to the Lenders and the L/C Issuers by posting such Borrower Materials on an E-System. The Credit Parties authorize Agent to download copies of their logos from its website and post copies thereof on an E-System.

(f) Material Non-Public Information. The Credit Parties hereby agree that if either they, any parent company or any Subsidiary of the Credit Parties has publicly traded equity or debt securities in the U.S., they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (i) identify in writing, and (ii) to the extent reasonably practicable, clearly and conspicuously mark such Borrower Materials that contain only information that is publicly available or that is not material for purposes of U.S. federal and state securities laws as “PUBLIC”. The Credit Parties agree that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Borrower Materials with the Securities and Exchange Commission, then Agent, the Lenders and the L/C Issuers shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of U.S. federal and state securities laws. The Credit Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) the Loan Documents, including the schedules and exhibits attached thereto, and (B) administrative materials of a customary nature prepared by the Credit Parties or Agent (including, Notices of Borrowing, Notices of Conversion/Continuation, L/C Requests, Swingline requests and any similar requests or notices posted on or through an E-System). Before distribution of any Borrower Materials, the Credit Parties agree to execute and deliver to Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.

8.11 Set-off; Sharing of Payments.

(a) Right of Setoff. Each of Agent, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of the Borrower or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. No Lender or L/C Issuer shall exercise any such right of setoff without the prior consent of Agent or Required Lenders. Each of Agent, each Lender and each L/C Issuer agrees promptly to notify the Borrower and Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 8.11 are in addition to any other rights and remedies (including other rights of setoff) that Agent, the Lenders, the L/C Issuer, their Affiliates and the other Secured Parties, may have.

(b) Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Section 8.9 or Article IX and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (i) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (ii) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation. If a Non-Funding Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to Agent in an amount that would satisfy the cash collateral requirements set forth in Section 1.10(e).

8.12 Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

8.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

8.14 Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

8.15 Independence of Provisions. The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

8.16 Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to Credit Parties, Agent, each Lender and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or Agent merely because of Agent’s or Lenders’ involvement in the preparation of such documents and agreements. Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 8.18 and 8.19.

8.17 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, the L/C Issuers party hereto, Agent and, subject to the provisions of Section 7.11, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

8.18 Governing Law and Jurisdiction.

(a) Governing Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement (including, without limitation, any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).

(b) Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, the Borrower and each other Credit Party executing this Agreement hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each party hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that such party may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c) Service of Process. Each Credit Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of

Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d) Non-Exclusive Jurisdiction. Nothing contained in this Section 8.18 shall affect the right of Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

8.19 Waiver of Jury Trial. EACH PARTY HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

8.20 Entire Agreement; Release; Survival.

(a) THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY L/C ISSUER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENT OR SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

(b) Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each of the Borrower and each other Credit Party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) (i) Any indemnification or other protection provided to any Indemnitee pursuant to this Section 8.20, Sections 8.5 (Costs and Expenses) and 8.6 (Indemnity) and Article VII (Agent) and Article IX (Taxes, Yield Protection and Illegality) and (ii) the provisions of Section 8.1 of the Guaranty and Security Agreement, in each case, shall (x) survive the occurrence of the Facility Termination Date (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

8.21 Patriot Act. Each Lender that is subject to the Patriot Act hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

8.22 Replacement of Lender. Within forty-five days after: (i) receipt by the Borrower of written notice and demand from any Lender that is not Agent or an Affiliate of Agent (an “Affected Lender”) for payment of additional costs as provided in Sections 9.1, 9.3 and/or 9.6; or (ii) any failure by any Lender (other than Agent or an Affiliate of Agent) to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, the Borrower may, at its option, notify Agent and such Affected Lender (or such non-consenting Lender) of the Borrower’s intention to obtain, at the Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender (or such non-consenting Lender), which Replacement Lender shall be reasonably satisfactory to Agent. In the event the Borrower obtains a Replacement Lender within forty-five (45) days following notice of its intention to do so, the Affected Lender (or such non-consenting Lender) shall sell and assign its Loans and Revolving Loan Commitment to such Replacement Lender, at par, provided that the Borrower has reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment. In the event that a replaced Lender does not execute an Assignment pursuant to Section 8.9 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 8.22 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 9.22, the Borrower shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by the Borrower, the Replacement Lender and Agent, shall be effective for purposes of this Section 8.22 and Section 8.9. Notwithstanding the foregoing, with respect to a Lender that is a Non-Funding Lender or an Impacted Lender, Agent may, but shall not be obligated to, obtain a Replacement Lender and execute an Assignment on behalf of such Non-Funding Lender or Impacted Lender at any time with three (3) Business Days’ prior notice to such Lender (unless notice is not practicable under the circumstances) and cause such Lender’s Loans and Commitments to be sold and assigned, in whole or in part, at par. Upon any such assignment and payment and compliance with the other provisions of Section 8.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive.

8.23 Joint and Several. The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several.

8.24 Creditor-Debtor Relationship. The relationship between Agent, each Lender and the L/C Issuer, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.

8.25 Actions in Concert. Notwithstanding anything contained herein to the contrary, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights against any Credit Party arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

8.26 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under the Guaranty and Security Agreement in respect of Swap Obligations under any Secured Rate Contract (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.26 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.26, or otherwise under the Guaranty and Security Agreement, voidable under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 8.26 shall remain in full force and effect until the guarantees in respect of Swap Obligations under each Secured Rate Contract have been discharged, or otherwise released or terminated in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section 8.26 constitute, and this Section 8.26 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE IX.

TAXES, YIELD PROTECTION AND ILLEGALITY

9.1 Taxes.

(a) Except as required by a Requirement of Law, each payment by any Credit Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, penalties or other Liabilities) with respect thereto (collectively, “Taxes”).

(b) If any Taxes shall be required by any Requirement of Law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) if such Tax is an Indemnified Tax, such amount payable shall be increased as necessary to ensure that, after all required deductions for Indemnified Taxes are made (including deductions applicable to any increases to any amount under this Section 9.1), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party shall make such deductions, (iii) the relevant Credit Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law and (iv) within thirty (30) days after such payment is made, the relevant Credit Party shall deliver to Agent an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to Agent.

(c) In addition, the Borrower agrees to pay, and authorize Agent to pay in their name, any stamp, documentary, excise or property Tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). The Swingline Lender may, without any need for notice, demand or consent from the Borrower, by making funds available to Agent in the amount equal to any such payment, make a Swing Loan to the Borrower in such amount, the proceeds of which shall be used by Agent in whole to make such payment. Within thirty (30) days after the date of any payment of Other Taxes by any Credit Party, the Borrower shall furnish to Agent, at its address referred to in Section 8.2, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to Agent.

(d) The Credit Parties hereby acknowledge and agree that (i) neither Wells Fargo nor any Affiliate of Wells Fargo has provided any Tax advice to any Tax Affiliate in connection with the transactions contemplated hereby or any other matters and (ii) the Credit Parties have received appropriate Tax advice to the extent necessary to confirm that the structure of any transaction contemplated by the Credit Parties in connection with this Agreement complies in all material respects with applicable federal, state and foreign Tax laws.

(e) The Borrower shall reimburse and indemnify, within thirty (30) days after receipt of demand therefor (with copy to Agent), each Secured Party for all Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 9.1) paid or payable by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of the Secured Party (or of Agent on behalf of such Secured Party) claiming any compensation under this Section 9.1, setting forth the amounts to be paid thereunder and delivered to the Borrower with copy to Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, Agent and such Secured Party may use any reasonable averaging and attribution methods.

(f) Any Lender claiming any additional amounts payable pursuant to this Section 9.1 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(g) (i) Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding Tax or, after a change in any Requirement of Law, is subject to such withholding Tax at a reduced rate under an applicable Tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of one of the following, as applicable: (A) Forms

W-8ECI (claiming exemption from U.S. withholding Tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding Tax under an income Tax treaty) and/or W-8IMY (together with appropriate forms, certifications and supporting statements) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding Tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding Tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless the Borrower and Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding Tax or are subject to such Tax at a rate reduced by an applicable Tax treaty, the Credit Parties and Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(ii) Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (g) and (D) from time to time if requested by the Borrower or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding Tax) or any successor form.

(iii) Each Lender having sold a participation in any of its Obligations or identified an SPV as such to Agent shall collect from such participant or SPV the documents described in this clause (g) and provide them to Agent.

(iv) If a payment made to a Non-U.S. Lender Party would be subject to United States federal withholding Tax imposed by FATCA if such Non-U.S. Lender Party fails to comply with the applicable reporting requirements of FATCA, such Non-U.S. Lender Party shall deliver to Agent and Borrower any documentation under any Requirement of Law or reasonably requested by Agent or Borrower sufficient for Agent or Borrower to comply with their obligations under FATCA and to determine that such Non-U.S. Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) If any Secured Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 9.1 (including by the payment of additional amounts pursuant to Section 9.1(b)), it shall pay to the relevant Credit Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 9.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Secured Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Credit Party, upon the request of such Secured Party, shall repay to such Secured Party the amount paid over pursuant to this Section 9.1(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Secured Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 9.1(h), in no event shall the Secured Party be required to pay any amount to a Credit Party pursuant to this Section 9.1(h) the payment of which would place the Secured Party in a less favorable net after-Tax position than the Secured Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 9.1(h) shall not be construed to require any Secured Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Credit Party or any other Person.

9.2 Illegality. If after the date hereof any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by such Lender to the Borrower through Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until such Lender shall have notified Agent and the Borrower that the circumstances giving rise to such determination no longer exists.

(a) Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Borrower shall prepay in full all LIBOR Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 9.4.

(b) If the obligation of any Lender to make or maintain LIBOR Rate Loans has been terminated, the Borrower may elect, by giving notice to such Lender through Agent that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans shall be instead Base Rate Loans.

(c) Before giving any notice to Agent pursuant to this Section 9.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

9.3 Increased Costs and Reduction of Return.

(a) If any Lender or L/C Issuer shall determine that, due to either (i) the introduction of, or any change in, or in the interpretation of, any Requirement of Law or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the date hereof, (x) there shall be any increase in the cost to such Lender or L/C Issuer of agreeing to make or making, funding or maintaining any LIBOR Rate Loans or of Issuing or maintaining any Letter of Credit or (y) the Lender or L/C Issuer shall be subject to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of

Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then the Borrower shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender or L/C Issuer (with a copy of such demand to Agent), pay to Agent for the account of such Lender or L/C Issuer, additional amounts as are sufficient to compensate such Lender or L/C Issuer for such increased costs or such Taxes; provided, that the Borrower shall not be required to compensate any Lender or L/C Issuer pursuant to this Section 9.3(a) for any increased costs incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower, in writing of the increased costs and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Lender or L/C Issuer shall have determined that:

(i) the introduction of any Capital Adequacy Regulation;

(ii) any change in any Capital Adequacy Regulation;

(iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(iv) compliance by such Lender or L/C Issuer (or its Lending Office) or any entity controlling the Lender or L/C Issuer, with any Capital Adequacy Regulation;

affects the amount of capital required or expected to be maintained by such Lender or L/C Issuer or any entity controlling such Lender or L/C Issuer and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy and such Lender’s or L/C Issuer’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Revolving Loan Commitment, loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender or L/C Issuer (with a copy to Agent), the Borrower shall pay to such Lender or L/C Issuer, from time to time as specified by such Lender or L/C Issuer, additional amounts sufficient to compensate such Lender or L/C Issuer (or the entity controlling the Lender or L/C Issuer) for such increase; provided, that the Borrower shall not be required to compensate any Lender or L/C Issuer pursuant to this Section 9.3(b) for any amounts incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower, in writing of the amounts and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c) Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case in respect of this clause (ii) pursuant to Basel III, shall, in each case, be deemed to be a change in a Requirement of Law under Section 9.3(a) above and/or a change in Capital Adequacy Regulation under Section 9.3(b) above, as applicable, regardless of the date enacted, adopted or issued.

9.4 Funding Losses. The Borrower agrees to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a) the failure of the Borrower to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);

(b) the failure of the Borrower to borrow, continue or convert a Loan after it has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c) the failure of the Borrower to make any prepayment after it has given a notice in accordance with Section 1.7;

(d) the prepayment (including pursuant to Section 1.7 or any required assignment under Section 8.22) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

(e) the conversion pursuant to Section 1.6 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained; provided that, with respect to the expenses described in clauses (d) and (e) above, such Lender shall have notified Agent of any such expense within two (2) Business Days of the date on which such expense was incurred. Solely for purposes of calculating amounts payable by the Borrower to the Lenders under this Section 9.4 and under Section 9.3(a): each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

9.5 Inability to Determine Rates. If Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR applicable pursuant to Section 1.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such Loan, Agent will forthwith give notice of such determination to the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until Agent revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans.

9.6 Reserves on LIBOR Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Loan provided the Borrower shall have received at least fifteen (15) days’ prior written notice (with a copy to Agent) of such additional interest from the Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.

9.7 Certificates of Lenders. Any Lender claiming reimbursement or compensation pursuant to this Article X shall deliver to the Borrower (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

ARTICLE X.

DEFINITIONS

10.1 Defined Terms. The following terms are defined in the Sections or Sections referenced opposite such terms:

“Affected Lender”	8.22
“Agent Report”	7.5(c)
“Aggregate Excess Funding Amount”	1.10(e)
“Agreement”	Preamble
“Applicable Tax”	5.10(e)
“Assignment”	8.9(c)
“Borrower”	Preamble
“Borrower Materials”	8.10(e)
“Compliance Certificate”	4.2(b)
“EBITDA”	Exhibit 4.2(b)
“Eligible Accounts”	1.11
“Eligible Assignee”	8.9
“Eligible Inventory”	1.12
“Event of Default”	6.1
“Fee Letter”	1.8(a)
“Fixed Charges”	Exhibit 4.2(b)
“Fixed Charge Coverage Ratio”	Exhibit 4.2(b)
“Holdings”	Recitals
“Incremental Effective Date”	1.1(d)(i)
“Incremental Revolving Loan”	1.1(d)(i)
“Incremental Revolving Loan Commitment”	1.1(d)(i)
“Indemnified Matters”	8.6
“Indemnitees”	8.6
“Investments”	5.4
“L/C Reimbursement Agreement”	1.1(b)
“L/C Reimbursement Date”	1.1(b)
“L/C Request”	1.1(b)
“L/C Sublimit”	1.1(b)

“Lender”	Preamble
“Letter of Credit Fee”	1.8(c)
“Maximum Revolving Loan Balance”	1.1(a)
“Maximum Lawful Rate”	1.3(d)
“MNPI”	8.10(a)
“Mortgage Policy”	4.13(c)(iv)
“Mortgage Supporting Documentation”	4.13(c)
“Mortgaged Property”	4.13(c)
“Notice of Conversion/Continuation”	1.6(a)
“OFAC”	3.28
“Other Taxes”	10.1(c)
“Overadvance”	1.1(a)
“Participant Register”	8.9(h)
“Permitted Liens”	5.1
“Register”	1.4(b)
“Restricted Payments”	5.10
“Replacement Lender”	8.22
“Revolving Loan”	1.1(a)
“Revolving Loan Commitment”	1.1(a)
“Sale”	8.9(b)
“SDN List”	3.27
“Settlement Date”	1.10(b)
“Swing Loan”	1.1(c)
“Swingline Request”	1.1(c)
“Tax Distributions”	5.10(e)
“Tax Returns”	3.10
“Taxes”	9.1(a)
“Title Policy”	4.13(c)(i)
“Unfinanced Capital Expenditures”	Exhibit 4.2(b)
“Unused Commitment Fee”	1.8(b)
“Wells Fargo”	Preamble

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“AB Receivables” means, collectively, Accounts for which the related Account Debtor is Anheuser-Busch and/or its Affiliates; provided that, solely for purposes of Sections 5.1(r), 5.2(f) and 5.3, “AB Receivables” shall include related assets that are customarily transferred in or in respect of which security interests are customarily granted in connection with asset securitization transactions or factoring transactions involving accounts receivable.

“AB Qualified Receivables Financing” means any AB Receivables Financing that meets the following conditions: (a) the Borrower shall have determined in good faith that such AB Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower or, as the case may be, the Subsidiary in question; (b) all sales of AB Receivables are made at fair market value; (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower) and may include AB Standard Undertakings, (d) if requested by Agent, the lender or purchaser in connection with such AB Qualified Receivables Financing shall have entered into an intercreditor agreement with Agent, in form and substance reasonably acceptable to Agent, relating to payments received in respect of

AB Receivables and (e) payments received in respect of AB Receivables that constitute Collateral shall be deposited in accounts and otherwise handled in a manner reasonably acceptable to Agent.

“AB Receivables” means, collectively, Accounts for which the related Account Debtor is Anheuser-Busch and/or its Affiliates (other than Envases y Tapas Modelo, S. de R.L. de C.V.).

“AB Receivables Financing” means any transaction or series of transactions that may be entered into by any of Holdings or its Subsidiaries pursuant to which Holdings or such Subsidiary may sell, convey or otherwise transfer to any other Person, or may grant a security interest in, any AB Receivables (whether now existing or arising in the future) of such Subsidiary, including, without limitation, all collateral securing such AB Receivables, all contracts and all guarantees or other obligations in respect of such AB Receivables, proceeds of such AB Receivables and other assets, in each case, which are customarily transferred in or in respect of which security interests are customarily granted in connection with asset securitization transactions or factoring transactions involving accounts receivable.

“AB Receivables Financing Effective Date” means the effective date of an AB Qualified Receivables Financing, pursuant to which the Credit Parties shall have sold, conveyed, or otherwise transferred all existing AB Receivables of the Credit Parties that are (i) not scheduled to be paid within ten (10) days following the invoice date therefor and (ii) permitted to be included in such AB Qualified Receivables Financing pursuant to the terms thereof to one or more AB Receivables Subsidiaries and/or any other Person on terms and conditions reasonably acceptable to Agent (including providing prior written notice to Agent of the effectiveness thereof and, if requested by Agent, requiring any lender or purchaser in connection with such AB Qualified Receivables Financing to enter into an intercreditor agreement with Agent relating to payments received in respect of AB Receivables).

“AB Receivables Subsidiary” means a Wholly Owned Subsidiary of Holdings (or another Person formed for the purposes of engaging in AB Qualified Receivables Financing with the Borrower in which Holdings or any Subsidiary of Holdings makes an Investment and to which Holdings or any Subsidiary of Holdings transfers AB Receivables) which engages in no activities other than in connection with the financing or sale of AB Receivables of Holdings and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Borrower as an AB Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings or any other Subsidiary of Holdings (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to AB Standard Undertakings), (ii) is recourse to or obligates Holdings or any other Subsidiary of Holdings in any way other than pursuant to AB Standard Undertakings, or (iii) subjects any property or asset of Holdings or any other Subsidiary of Holdings, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to AB Standard Undertakings;

(b) with which neither Holdings nor any other Subsidiary of Holdings has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to Holdings or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower; and

(c) to which neither Holdings nor any other Subsidiary of Holdings has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“AB Standard Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by Holdings or any Subsidiary of Holdings that are determined by Holdings in good faith to be customary for an AB Receivables Financing, including, without limitation, those relating to the servicing of assets of a Subsidiary.

“ABL Priority Collateral” has the meaning given to such term in the Intercreditor Agreement.

“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC) of the Credit Parties, including, without limitation, the unpaid portion of the obligation of a customer of a Credit Party in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by a Credit Party, as stated on the respective invoice of a Credit Party, net of any credits, rebates or offsets owed to such customer.

“Account Debtor” means the customer of a Credit Party who is obligated on or under an Account.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of the Borrower, or (c) a merger or consolidation or any other combination with another Person.

“Advance Agreement” means the Advance Extension Agreement, dated as of August 21, 2012, between the Borrower and Rexam, as amended by the Amendment to Advance Extension Agreement dated as of December 11, 2013 and as may be further amended, restated, supplemented, otherwise modified, extended, renewed, replaced from time to time in accordance with the terms of this Agreement and the Intercreditor Agreement.

~~“AEMS” means Alabama Electric Motor Services, LLC, a Delaware limited liability company.~~

“Affiliate” means, with respect to any Person, each officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that no Secured Party shall be an Affiliate of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents. For purposes of this definition, “control” means the possession of either (a) the power to vote, or the beneficial ownership of, 10% or more of the voting Stock of such Person (either directly or through the ownership of Stock Equivalents) or (b) the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means Wells Fargo in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent.

“Aggregate Revolving Loan Commitment” means the combined Revolving Loan Commitments of the Lenders, which shall be (a) prior to the Commitment Step-Down Date, (x) $400,000,000 from and including December 8, 2014 through but excluding March 6, 2015 and (i) $320,000,000 from and including March 6, 2015 through but excluding April 1, 2015 ~~and~~, (b) on and after the Commitment Step-Down Date, $200,000,000 and (c) on and after the Amendment No. 7 Effective Date, $[            ]1, in each case, as such amount may be reduced from time to time pursuant to this Agreement or increased as a result of Incremental Revolving Loan Commitments.

“Amendment No. 4 Effective Date” means December 23, 2014.

“Amendment No. 7” means the Amendment No. 7 to this Agreement, dated as of February [2], 2017, by and among the Borrower, the other Credit Parties signatory thereto, the Administrative Agent and the Lenders signatory thereto.

“Amendment No. 7 Effective Date” means the date on which all conditions set forth in Section [3] of Amendment No. 7 shall have been satisfied.

“Anheuser-Busch” means Anheuser-Busch, LLC and its successors and assigns.

“Anheuser Busch Agreement” means the Aluminum Can Sheet Supply Agreement, dated as of October 1, 2012, between the Borrower and Anheuser-Busch, as amended, restated, supplemented or otherwise modified, renewed or replaced from time to time.

“Applicable Accounting Standards” means (i) when used with reference to any date on or after the Amendment Effective Date, or any fiscal or calendar period ending on or after March 31, 2017, IFRS, and (ii) when used with reference to any other date or fiscal period, GAAP.

“Applicable Margin” means:

(a) for the period commencing on the Closing Date until Agent’s receipt of the first Borrowing Base Certificate after completion of the first full Fiscal Quarter following the Closing Date: (i) with respect to Base Rate Loans, one percent (1%) per annum and (ii) with respect to LIBOR Rate Loans, two percent (2%) per annum; and

(b) thereafter, the Applicable Margin shall equal the applicable LIBOR margin or Base Rate margin in effect from time to time determined as set forth below based upon the Average Excess Availability for the immediately preceding Fiscal Quarter pursuant to the appropriate column under the table below:

Average Excess Availability	LIBOR Margin	Base Rate Margin

Less than or equal to $40,000,000	2.25%	1.25%
Greater than $ 40,000,000 but less than or equal to $70,000,000	2.00%	1.00%
Greater than $ 70,000,000	1.75%	0.75%

1 TBD as a result of Regions’ exit.

The Applicable Margin shall be adjusted from time to time upon delivery to Agent of the Borrowing Base Certificate for the last calendar month or, at any time required to be delivered weekly, the last calendar week of the most recently-ended Fiscal Quarter, accompanied by a written calculation of the Average Excess Availability for the such Fiscal Quarter certified by a Responsible Officer of the Borrower. If such calculation indicates that the Applicable Margin shall increase or decrease, then, on the first day of the first calendar month after the date of delivery of such Borrowing Base Certificate and written calculation, the Applicable Margin shall be adjusted in accordance therewith; provided, however, that if (x) an Event of Default has occurred and is continuing or (y) the Borrower shall fail to deliver a Borrowing Base Certificate for the last calendar month or week, as applicable, of any Fiscal Quarter by the date required pursuant to Section 4.2, then, at Agent’s election, effective as of the date of which the applicable Event of Default occurs or as of the first day of the calendar month following the end of applicable Fiscal Quarter, as the case may be, and continuing through the date, if any, on which such Event of Default ceases to exist or the first date of the calendar month following the date on which the Borrowing Base Certificate and such written calculation for the applicable calendar month or week are delivered, as the case may be, the Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above.

In the event that any Borrowing Base Certificate delivered pursuant to Section 4.2 is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Margin for any period than the Applicable Margin applied for that period, then (i) the Borrower shall immediately deliver to Agent a corrected Borrowing Base Certificate for that period, (ii) the Applicable Margin shall be determined based on the corrected Borrowing Base Certificate for that period, and (iii) the Borrower shall immediately pay to Agent (for the account of the Lenders that hold the Revolving Loan Commitments and Loans at the time such payment is received, regardless of whether those Lenders held the Revolving Loan Commitments and Loans during the relevant period) the accrued additional interest owing as a result of such increased Applicable Margin for that period. This paragraph shall not limit the rights of Agent or the Lenders with respect to Section 1.3(c) and Article VI hereof, and shall survive the termination of this Agreement until the payment in full in cash of the aggregate outstanding principal balance of the Loans.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Availability” means, as of any date of determination, the amount by which (a) the Maximum Revolving Loan Balance exceeds (b) the aggregate outstanding principal balance of Revolving Loans.

“Average Excess Availability” means, with respect to any Fiscal Quarter, an amount equal to the average daily balance of the average daily Availability during such Fiscal Quarter.

“Bank Products Obligations” of the Credit Parties means any and all obligations of the Credit Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Secured Bank Products.

“Bank Products” means each and any of the following bank services provided to any Credit Party by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts, e-payables, foreign currency exchange and interstate depository network services), and (e) Lease Financing.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent), (b) the sum of 0.50% per annum and the Federal Funds Rate, and (c) the sum of (x) LIBOR calculated for each such day based on an Interest Period of one month determined two (2) Business Days prior to such day, plus (y) 1.00% per annum. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the Federal Funds Rate or LIBOR for an Interest Period of one month.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of the Borrower on the same day by the Lenders pursuant to Article I.

“Borrowing Base” means, as of any date of determination by Agent, from time to time, an amount equal to the sum at such time of:

(a) an amount equal to (i) 85% of the net book value of Eligible Accounts (other than Eligible Foreign Accounts) at such time (or, in the case of Eligible Accounts as to which the related Account Debtor is (a) Coca-Cola or, prior to the AB Receivables Financing Effective Date, Anheuser-Busch, 90% of the net book value of such Eligible Accounts at such time or (b) Constellium-UACJ ABS LLC, the lesser of (x) 85% of the net book value of such

Eligible Accounts at such time and (y) $5,000,000), plus (ii) the lesser of (x) 85% of the net book value of Eligible Foreign Accounts at such time and (y) $12,500,000~~, minus (iii) the Listerhill/AEMS Excess A/R Amount~~; plus

~~(b) the lesser of (i) 75% of the net book value of Eligible Inventory at such time valued at the lower of cost or market on a first-in, first-out basis and (ii) 85% of the net book value of Eligible Inventory at such time valued at the lower of cost or market on a first-in, first-out basis, multiplied by the NOLV Factor; plus~~

(b) ~~(c)~~ the ~~least~~lesser of (i) ~~5~~75% of the net book value of Eligible Inventory at such time valued at the lower of cost or market on a first-in, first-out basis~~,~~ and (ii) ~~5~~85% of the net book value of Eligible Inventory at such time valued at the lower of cost or market on a first-in, first-out basis, multiplied by the NOLV Factor ~~and (iii) $10,000,000~~, in each case, less Reserves established by Agent at such time in its Permitted Discretion.

“Borrowing Base Certificate” means a certificate of the Borrower in substantially the form of Exhibit 11.1(b) hereto, duly completed as of each date and at such times required under Section 4.2(d).

“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City and, when determined in connection with notices and determinations in respect of LIBOR or any LIBOR Rate Loan or any funding, conversion, continuation, Interest Period or payment of any LIBOR Rate Loan, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any Property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with ~~GAAP~~the Applicable Accounting Standards.

“Capital Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with ~~GAAP~~the Applicable Accounting Standards.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guarantied or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States,

(d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

“Closing Date” means December 11, 2013.

“Coca-Cola” means Coca-Cola Bottlers’ Sales and Services Company LLC, a Delaware limited liability company, and its successors and assigns.

“Coca-Cola Agreement” means the Aluminum Can Stock Tolling Agreement, dated as of December 23, 2009, between the Borrower and Coca-Cola, as amended, restated, supplemented or otherwise modified, renewed or replaced from time to time.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party, any of their respective Restricted Subsidiaries and any other Person who has granted a Lien to Agent, in or upon which a Lien is granted or purported to be granted or now or hereafter exists in favor of any Lender or Agent for the benefit of Agent, Lenders and other Secured Parties, whether under this Agreement or under any other documents executed by any such Persons and delivered to Agent.

“Collateral Documents” means, collectively, the Guaranty and Security Agreement, the Mortgages, each Control Agreement, and all other security agreements, pledge agreements, patent and trademark security agreements, lease assignments, guaranties and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, any of their respective Restricted Subsidiaries or any other Person pledging or granting a lien on Collateral or guaranteeing the payment and performance of the Obligations, and any Lender or Agent for the benefit of Agent, the Lenders and other Secured Parties now or hereafter delivered to the Lenders or Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of any Lender or Agent for the benefit of Agent, the Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

“Commitment Percentage” means, as to any Lender, the percentage equivalent of such Lender’s Revolving Loan Commitment divided by the Aggregate Revolving Loan Commitment; provided that following acceleration of the Loans, such term means, as to any Lender, the percentage equivalent of the principal amount of the Loans held by such Lender, divided by the aggregate principal amount of the Loans held by all Lenders.

“Commitment Step-Down Date” means the earlier of (i) the AB Receivables Financing Effective Date and (ii) April 1, 2015.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Constellium Acquisition” has the meaning set forth in Amendment No. 4 to this Agreement, dated as of the Amendment No. 4 Effective Date.

“Constellium Entities” means, collectively, Parent and its Subsidiaries other than Holdings and its Restricted Subsidiaries.

“Constellium Secured Notes” means the 7.875% Senior Secured Notes due 2021 issued by Parent pursuant the Constellium Secured Notes Indenture.

“Constellium Secured Notes Documents” means the Constellium Secured Notes Indenture, the Constellium Secured Notes, the “Security Documents” (as defined in the Constellium Secured Notes Indenture) and all other agreements, documents and instruments executed and/or delivered by Parent or any of its Subsidiaries in connection therewith or related thereto.

“Constellium Secured Notes Indenture” means that certain Indenture, dated as of March 30, 2016, among Parent, the guarantors party thereto, and Deutsche Bank Trust Company Americas, as Trustee, as amended, restated, supplemented, otherwise modified, extended, renewed, replaced from time to time in accordance with the terms of this Agreement and the Intercreditor Agreement.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Rate Contracts; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guarantied or otherwise supported or, if not a fixed and determined amount, the maximum amount so guarantied or supported.

“Contractual Obligations” means, as to any Person, any provision of any security (whether in the nature of Stock, Stock Equivalents or otherwise) issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement (other than a Loan Document) to which such Person is a party or by which it or any of its Property is bound or to which any of its Property is subject.

“Control Agreement” means, with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance satisfactory to Agent, among Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Credit Party maintaining such account or owning such entitlement or contract, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to Agent.

“Conversion Date” means any date on which the Borrower converts a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Credit Parties” means Holdings, the Borrower and each other Person (i) which executes a guaranty of the Obligations, (ii) which grants a Lien on all or substantially all of its assets to secure payment of the Obligations and (iii) all of the Stock of which is pledged to Agent for the benefit of the Secured Parties.

“Crown” means Crown Holdings, Inc., a Pennsylvania corporation, and its successors and assigns.

“Default” means any event or circumstance that, with the passing of time or the giving of notice or both, would (if not cured or otherwise remedied during such time) become an Event of Default.

“Disqualified Stock” means any Stock or Stock Equivalent which, by its terms (or by the terms of any security or other Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days following the ~~final maturity date of the Senior Notes (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event results in the prior payment in full in cash of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), the termination of all commitments to lend hereunder and the termination of this Agreement)~~Revolving Termination Date, (b) is convertible into or exchangeable for (i) debt securities or (ii) any Stock or Stock Equivalents referred to in clause (a) above, in each case, at any time on or prior to the date that is ninety-one (91) days following the ~~final maturity date of the Senior Notes~~Revolving Termination Date, or (c) is entitled to receive scheduled dividends or distributions in cash prior to the time that the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) are paid in full in cash.

“Disposition” means (a) the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Sections 5.2(a), 5.2(c) and 5.2(d), and (b) the sale or transfer by Holdings or any Restricted Subsidiary of any Stock or Stock Equivalent issued by any Restricted Subsidiary and held by such transferor Person.

“Dollars”, “dollars” and “$” each mean the lawful money of the United States of America.

“Dominion Period” means any period (i) commencing on the date on which (x) an Event of Default has occurred and is continuing or (y) Availability as of any date is less than (A) at any time prior to the Commitment Step-Down Date, $40,000,000 and (B) on and after the Commitment Step-Down Date, the greater of $25,000,000 and 12.5% of the Aggregate Revolving Loan Commitment and (ii) ending on the first subsequent date on which (x) no Event of Default exists and (y) Availability shall have been at least equal to (A) at any time prior to the Commitment Step-Down Date, $40,000,000 and (B) on and after the Commitment Step-Down Date, the greater of $25,000,000 and 12.5% of the Aggregate Revolving Loan Commitment, in either case, for a period of 30 consecutive calendar days; provided that, to the extent any Dominion Period is in effect prior to the Constellium Acquisition, such existing Dominion Period shall be deemed to have terminated immediately prior to the consummation of the Constellium Acquisition.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System.

“Eligible Foreign Account” means an Account of the Borrower~~, Listerhill or AEMS~~ with respect to which an Eligible Foreign Account Debtor is the Account Debtor and that would constitute an Eligible Account but for clause (c) of Section 1.11 (without giving effect to clause (ii) thereof), so long as such Account satisfies each of the following criteria: (i) such Account is at all times billed and payable in Dollars, (ii) all payments in respect of such Account are made by such Eligible Foreign Account Debtor to the Borrower~~, Listerhill or AEMS, as applicable,~~ in the United States or to an account located in the United States that is subject to a Control Agreement and (iii) such Account is subject to a first priority valid and perfected security interest of Agent in the United States; provided that the Borrower~~, Listerhill or AEMS, as applicable,~~ shall, promptly upon request of Agent, execute and deliver, or cause to be executed and delivered to Agent such agreements, documents and instruments as may be required by Agent to perfect the security interest of Agent in such Account in accordance with the applicable laws of the jurisdiction of formation of such Eligible Account Debtor and take, or cause to be taken, such other and further actions as Agent may request to enable Agent, as secured party with respect thereto, to collect such Account under the applicable laws of such jurisdiction of formation.

“Eligible Foreign Account Debtors” means Persons designated by Agent as “Eligible Foreign Account Debtors” from time to time in its Permitted Discretion, which Persons shall initially be (i) the foreign Affiliates of Coca-Cola, (ii) the foreign Affiliates of Rexam and (iii) the foreign Affiliates of Crown (including NAFCEL). For purposes of clarity, Agent may from time to time in its Permitted Discretion remove such designation with respect to any Person that was previously designated as an “Eligible Foreign Account Debtor,” after which time such Person shall no longer constitute an “Eligible Foreign Account Debtor” (unless Agent subsequently redesignates such Person as an “Eligible Foreign Account Debtor” in its Permitted Discretion).

“Eligible In-Transit Inventory” means all raw materials and finished goods Inventory owned by a Credit Party, which Inventory is in transit in the United States and (a) has been paid for by such Credit Party, (b) is fully insured, (c) is subject to a first priority perfected security interest in and lien upon such goods in favor of Agent (except for any possessory lien upon such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods) and (d) is evidenced or deliverable pursuant to Documents that have been delivered to Agent.

“Environmental Laws” means all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the workplace, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and the cost of attorney’s fees) that may be imposed on, incurred by or asserted against any Credit Party or any Restricted Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Restricted Subsidiary of any Credit Party, whether on, prior or after the date hereof.

“Equipment” means all “equipment,” as such term is defined in the UCC, now owned or hereafter acquired by any Credit Party, wherever located.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a Lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder; (j) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; or (b) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Excluded Equity Issuance” means an issuance of Stock or Stock Equivalents (other than Disqualified Stock) by a Credit Party.

“Excluded Rate Contract Obligation” means, with respect to any Guarantor, any guarantee of any Swap Obligations under a Secured Rate Contract if, and only to the extent that and for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation under a Secured Rate Contract (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation under a Secured Rate Contract. If a Swap Obligation under a Secured Rate Contract arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation under a Secured Rate Contract that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Subsidiary” means (a) any Subsidiary that is a controlled foreign corporation (as defined in the Code, a “CFC”), (b) any Subsidiary of a CFC, (c) any Subsidiary substantially all of whose assets consist (directly or indirectly through its Subsidiaries) of Stock in one or more CFCs.

“Excluded Tax” means with respect to any Secured Party: (a) Taxes measured by net income (including branch profit Taxes) and franchise Taxes imposed in lieu of net income Taxes, in each case (i) imposed on any Secured Party as a result of being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) withholding Taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a Secured Party under this Agreement in the capacity under which such Person makes a claim under Section 9.1(b) or designates a new Lending Office, except in each case to the extent such Person is a direct or indirect assignee (other than pursuant to Section 8.22) of any other Secured Party that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under Section 9.1(b); (c) Taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by any Secured Party to deliver the documentation required to be delivered pursuant to Section 9.1(g); and (d) any United States federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit” means those Letters of Credit issued and outstanding as of the Closing Date and set forth on Schedule 1.1(b).

“Existing Revolving Credit Agreement” means the Second Amended and Restated Loan Agreement dated as of November 16, 2010, by and among the Borrower, Holdings and certain other Subsidiaries of Holdings, the financial institutions party thereto as lenders and Wells Fargo Bank, National Association, as administrative agent, as amended, restated, supplemented or otherwise modified prior to the Closing Date.

“Existing Term Loan Credit Agreement” means the Credit and Security Agreement dated as of November 16, 2010, by and among the Borrower, Holdings and certain other Subsidiaries of Holdings, The Employees’ Retirement System of Alabama, The Teachers’ Retirement System of Alabama and the other financial institutions from time to time party thereto as lenders, as amended, restated, supplemented or otherwise modified prior to the Closing Date.

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by Agent, including SyndTrak®, IntraLinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Facility Termination Date” means the date on which (A) the Revolving Loan Commitments have terminated, (B) all Loans, all L/C Reimbursement Obligations and all other Obligations under the Loan Documents, all Bank Product Obligations and all Obligations arising under Secured Rate Contracts, that Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable, have been paid in full in cash, (C) there shall have been deposited cash collateral with respect to all contingent Obligations (or, as an alternative to cash collateral in the case of any Letter of Credit Obligation, Agent shall have received of a back-up letter of credit issued by an issuer acceptable to Agent), in amounts (or, in the case of Letter of Credit Obligations, in an amount equal to 105% of such amount) and on terms and conditions and with parties satisfactory to Agent and each Indemnitee that is, or may be, owed such Obligations (excluding contingent Obligations (other than L/C Reimbursement Obligations) as to which no claim has been asserted) and (D) to the extent requested by Agent, Agent and the Secured Parties shall have received liability releases from the Credit Parties each in form and substance acceptable to Agent.

“FATCA” means Sections 1471, 1472, 1473 and 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), current or future United States Treasury Regulations promulgated thereunder and published guidance with respect thereto, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as determined by Agent in a commercially reasonable manner.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Final Availability Date” means the earlier of the Revolving Termination Date and one (1) Business Day prior to the date specified in clause (a) of the definition of Revolving Termination Date.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“Fiscal Quarter” means any of the quarterly accounting periods of Holdings ending on March, June, September and December of each year.

“Fiscal Year” means any of the annual accounting periods of Holdings ending on December 31 of each year.

“Flood Insurance” means, for any Real Estate located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance reasonably satisfactory to Agent, in either case, that (a) meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines, (b) shall include a deductible not to exceed $50,000 and (c) shall have a coverage amount equal to the lesser of (i) the “replacement cost value” of the buildings and any personal property Collateral located on the Real Estate as determined under the National Flood Insurance Program or (ii) the maximum policy limits set under the National Flood Insurance Program.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination. Subject to Section 10.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 3.11(a).

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantor” means Holdings, Holdco II, each Restricted Subsidiary (other than the Borrower) and ~~each~~ other Person that has guaranteed any Obligations.

“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, dated as of even date herewith, in form and substance reasonably acceptable to Agent and the Borrower, made by the Credit Parties in favor of Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time.

“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including, without limitation, petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Holdco II” means Constellium Holdco II B.V., a private limited liability company organized under the laws of Netherlands.

“Holdco II Guaranty” means that certain Guaranty, dated as of the date of the consummation of the Constellium Acquisition, by Holdco II in favor of Agent, for the benefit of the Secured Parties, as the same may be amended, restated, supplemented and/or otherwise modified from time to time.

“IFRS” means the body of pronouncements issued by the International Accounting Standards Board (“IASB”), including International Financial Reporting Standards and interpretations approved by the IASB, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee and adapted for use in the European Union.

“Impacted Lender” means any Lender that fails to provide Agent, within three (3) Business Days following Agent’s written request, satisfactory assurance that such Lender will not become a Non-Funding Lender.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables entered into in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations of such Person, whether or not contingent, in respect of Disqualified Stock, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) all Contingent Obligations described in clause (a) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.

“Indemnified Tax” means (a) any Tax other than an Excluded Tax and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Software, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Closing Date, among Agent, Wells Fargo Bank, National Association, as Noteholder Collateral Agent, and Rexam, and acknowledged and agreed to by the Credit Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan (other than a LIBOR Rate Loan having an Interest Period of six (6) months), the last day of each Interest Period applicable to such Loan, (b) with respect to any LIBOR Rate Loan having an Interest Period of six (6) months, the last day of each three (3) month interval and, without duplication, the last day of such Interest Period, and (c) with respect to Base Rate Loans (including Swing Loans) the first day of each month.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to the LIBOR Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

(a) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Revolving Termination Date.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names.

“Inventory” means all of the “inventory” (as such term is defined in the UCC) of the Borrower, including, but not limited to, all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of a Borrower’s custody or possession, including inventory on the premises of others and items in transit.

“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued”, “Issuance” and “Issuer” have correlative meanings.

“L/C Issuer” means any Lender or an Affiliate thereof or a bank or other legally authorized Person, in each case, reasonably acceptable to Agent, in such Person’s capacity as an Issuer of Letters of Credit hereunder.

“L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Borrower to the L/C Issuer thereof or to Agent, as and when matured, to pay all amounts drawn under such Letter of Credit.

“Lease Financing” means (i) a lease of specific Equipment and (ii) a secured financing transaction secured by specific Equipment, whether that transaction is called a lease or a loan, entered into by any Credit Party with any Lender or any of its Affiliates.

“Lender” means each Lender with a Revolving Loan Commitment (or if the Revolving Loan Commitments have terminated, who hold Revolving Loans or participations in Swing Loans or Letter of Credit Obligations).

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower and Agent.

“Letter of Credit” means documentary or standby letters of credit Issued for the account of the Borrower by L/C Issuers, and bankers’ acceptances issued by the Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations. Each Existing Letter of Credit shall be deemed to constitute a Letter of Credit Issued hereunder on the Closing Date for all purposes of the Loan Documents.

“Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of the Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the Issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in Section 1.1(b) with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent and Lenders thereupon or pursuant thereto.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including, without limitation, those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR” means, for each Interest Period, the greater of (a) zero percent (0.00%) and (b) the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR 01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period. If no such offered rate exists, such rate for clause (b) of the foregoing sentence will be the rate of interest per annum, as determined by Agent at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.

“LIBOR Rate Loan” means a Loan that bears interest based on LIBOR.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including those created by, arising under or evidenced by any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

~~“Listerhill” means Listerhill Total Maintenance Center LLC, a Delaware limited liability company.~~

~~“Listerhill/AEMS Excess A/R Amount” means, as of any date of determination by Agent, an amount equal to the excess, if any, of (i) the aggregate amount contributed to the Borrowing Base pursuant to clause (a) of the definition thereof from the Eligible Accounts of Listerhill and AEMS (without giving effect to clause (a)(iii) of the definition of “Borrowing Base”) over (ii) $1,500,000; provided, however~~, ~~that the amount specified in clause (ii) may be increased to an amount not to exceed $5,000,000 in Agent’s sole discretion upon satisfactory completion of a collateral audit and such other due diligence with respect to Listerhill and AEMS as Agent may determine advisable.~~

“Loan” means any loan made or deemed made by any Lender hereunder.

“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Collateral Documents, the Holdco II Guaranty, the Intercreditor Agreement, the Master Agreement for Standby Letters of Credit, the Master Agreement for Documentary Letters of Credit and all documents delivered to Agent and/or any Lender in connection with any of the foregoing, excluding, in any event, Secured Hedging Agreements.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse change in any of (a) the condition (financial or otherwise) or prospects of any Credit Party or business, performance, operations or Property of the Credit Parties and their Subsidiaries taken as a whole; (b) the ability of any Credit Party, any Restricted Subsidiary of any Credit Party or any other Person (other than Agent or Lenders) to perform its obligations under any Loan Document; or (c) the validity or enforceability of any Loan Document or the rights and remedies of Agent, the Lenders and the other Secured Parties under any Loan Document.

“Material Contracts” means, collectively, the Anheuser-Busch Agreement, the Coca-Cola Agreement and the Rexam Supply Agreement.

“Material Contracts Event” means, with respect to any Material Contract, the occurrence of any of the following events: (a) any material default or breach by the Borrower under such Material Contract or (b) the termination of such Material Contract for any reason. For purposes of clarity, the occurrence of each material default or breach by the Borrower under a Material Contract shall constitute a “Material Contracts Event,” regardless of whether a material default or breach under such Material Contract has already occurred and/or the circumstances giving rise to such Material Contracts Event shall be continuing.

“Material Environmental Liabilities” means Environmental Liabilities exceeding $5,000,000 in the aggregate.

“Metal Price Lag” means, with respect to a Person, the financial impact of the timing difference between when aluminium prices included within revenues of such Person are established and when aluminium purchase prices included in cost of sales are established, calculated as the average value of product recorded in inventory less the average value transferred out of inventory.

“Monthly Reporting Period” means any period commencing on the date on which Availability is less than $40,000,000 and ending on the first subsequent date, if any, on which Availability is greater than or equal to $40,000,000 for a period of thirty (30) consecutive days.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on Real Estate or any interest in Real Estate.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“NAFCEL” means National Factory for Can Ends Ltd., a limited liability company formed under the laws of Saudi Arabia.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.

“Net Issuance Proceeds” means, in respect of any issuance of equity or incurrence of Indebtedness, cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such issuance), net of underwriting discounts and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of the Borrower.

“Net Orderly Liquidation Value” means the cash proceeds of Inventory which could be obtained in an orderly liquidation (net of all liquidation expenses, costs of sale, operating expenses and retrieval and related costs), as determined pursuant to the most recent third-party appraisal of such Inventory delivered to Agent by an appraiser reasonably acceptable to Agent.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition, as well as insurance proceeds and condemnation and similar awards received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) the direct costs relating to such Disposition excluding amounts payable to the Borrower or any Affiliate of the Borrower, (ii) sale, use or other transaction Taxes paid or payable as a result thereof, and (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition and (b) in the event of an Event of Loss, (i) so long as no Default or Event of Default has occurred and is continuing, all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

“NOLV Factor” means, as of the date of the appraisal of Inventory most recently received by Agent, the quotient of the Net Orderly Liquidation Value of Inventory divided by the book value of Inventory, expressed as a percentage. The NOLV Factor will be increased or reduced promptly upon receipt by Agent of each updated appraisal.

“Non-Funding Lender” means any Lender that has (a) failed to fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes), (b) given written notice (and Agent has not received a revocation in writing), to the Borrower, Agent, any Lender, or the L/C Issuer or has otherwise publicly announced (and Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or one or more other syndicated credit facilities, (c) failed to fund, and not cured, loans, participations, advances, or reimbursement obligations under one or more other syndicated credit facilities, unless subject to a good faith dispute, or (d) (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for this clause (d), Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents.

“Non-U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Note” means any Revolving Note or Swingline Note and “Notes” means all such Notes.

“Notice of Borrowing” means a notice given by the Borrower to Agent pursuant to Section 1.5, in substantially the form of Exhibit 1.5(a) hereto.

“Obligations” means (a) all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, Agent, any L/C Issuer, any Secured Swap Provider or any other Person required to be indemnified, that arises under any Loan Document or any Secured Rate Contract, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and (b) all Bank Product Obligations; provided, that Obligations of any Guarantor shall not include any Excluded Rate Contract Obligations solely of such Guarantor.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.

“Other Connection Taxes” means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax, other than any such connection arising solely from the Secured Party having executed, delivered, become a party to, performed its obligations or received a payment under, received or perfected as a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document.

“Other Debt Documents” means, collectively, the Rexam Financing Documents and the Senior Notes Documents.

“Parent” means Constellium N.V., a public company with limited liability existing under the laws of Netherlands.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56.

“Payment Conditions” means, with respect to and after giving effect to any proposed Payment Event, either:

(i) (a) Availability is not less than the greater of (1) $20,000,000 and (2) 17.5% of the lesser of (x) the Aggregate Revolving Loan Commitment and (y) the Borrowing Base and (b) the Fixed Charge Coverage Ratio, calculated with respect to Holdings and its Restricted Subsidiaries on a pro forma basis (including after giving effect to any such Payment Event) for the twelve month period ending as of the last day of the most recently ended fiscal month for which financial statements have been or were required to be delivered under Section 4.1, is not less than 1.00 to 1.00, or

(ii) Availability is not less than the greater of (a) $30,000,000 and (b) 25% of the lesser of (1) the Aggregate Revolving Loan Commitment and (2) the Borrowing Base.

“Payment Event” means any Investment permitted pursuant to Section 5.4(l), any Restricted Payment permitted pursuant to Section 5.10(g)(ii), or any prepayment of Indebtedness permitted pursuant to Section 5.19.

“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” means any Acquisition by (i) a Credit Party or a Restricted Subsidiary of a Credit Party of substantially all of the assets of a Target, which assets are located in the United States or (ii) a Credit Party or a Restricted Subsidiary of a Credit Party of 100% of the Stock and Stock Equivalents of a Target organized under the laws of any State in the United States or the District of Columbia, in each case, to the extent that each of the following conditions shall have been satisfied:

(a) the Borrower shall have delivered to Agent at least five (5) days prior to the consummation thereof (or such shorter period as Agent may accept):

(i) (x) notice of such Acquisition setting forth in reasonable detail the terms and conditions of such Acquisition, (y) pro forma financial statements of Holdings and its Restricted Subsidiaries after giving effect to the consummation of such Acquisition and the incurrence or assumption of any Indebtedness in connection therewith and (z) to the extent available, a due diligence package, in each case, prior to closing of such Acquisition;

(ii) a certificate of a Responsible Officer of the Borrower demonstrating on a pro forma basis after giving effect to the consummation of such Acquisition that either (x) Availability as of the date of the consummation of the Acquisition will be not less than the greater of (A) $56,250,000 (or, at any time prior to the Commitment Step-Down Date, $90,000,000) and (B) 30% of the Aggregate Revolving Commitment as of such date or (y) Availability as of the date of the consummation of the Acquisition will be not less than the greater of (A) $31,250,000 (or, at any time prior to the Commitment Step-Down Date, $50,000,000) and (B) 15% of the Aggregate Revolving Commitment as of such date and, in the case of this clause (y), the Fixed Charge Coverage Ratio, calculated with respect to the Holdings and to Restricted Subsidiaries on a pro forma basis for the twelve month period ending as of the last day of the most recent Fiscal Quarter preceding the date on which the Acquisition will be consummated for which financial statements have been delivered, will be greater than 1.05 to 1.00; and

(iii) to the extent available, such other information agreements, instruments and other documents as Agent reasonably shall request;

(b) the Borrower shall have delivered to Agent (i) as soon as available, executed counterparts of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, (ii) to the extent required under the related acquisition agreement, all consents and approvals from applicable Governmental Authorities and other Persons and (iii) if required by Agent, environmental assessments reasonably satisfactory to Agent;

(c) such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target;

(d) without limiting the conditions set forth in Section 2.2 if such Acquisition is being financed with the proceeds of Loans, no Default or Event of Default shall then exist or would exist after giving effect thereto or, with respect to an Acquisition being financed solely with Net Issuance Proceeds of an Excluded Equity Issuance by Holdings, no Default or Event of Default exists as of, or would exist if such Acquisition were consummated on, the date of signing of the acquisition agreement; and

(e) the Target has EBITDA, subject to pro forma adjustments acceptable to Agent, for the most recent four quarters prior to the acquisition date for which financial statements are available, greater than zero.

Notwithstanding the foregoing, no Accounts or Inventory acquired by a Credit Party in a Permitted Acquisition shall be included as Eligible Accounts or Eligible Inventory until a field examination (and, if required by Agent, an Inventory appraisal) with respect thereto has been completed to the satisfaction of Agent, including the establishment of Reserves required in Agent’s Permitted Discretion; provided that field examinations and appraisals in connection with Permitted Acquisitions shall not count against the limited number of field examinations or appraisals for which expense reimbursement may be sought.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

~~“Permitted Investors” means (i) David D’Addario, (ii) members of Mr. D’Addario’s immediate family, (iii) corporations, partnerships, limited liability companies or other entities which are owned or controlled by Mr. D’Addario or members of his immediate family and (iv) trusts created by Mr. D’Addario or members of his immediately family for the benefit of Mr. D’Addario or members of his immediately family.~~

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Indebtedness permitted under Section 5.5(c), (d), (g) and (h), that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended, (b) has a Weighted Average Life to Maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (e) the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended, (f) is otherwise on terms no less favorable to the Credit Parties and their Restricted Subsidiaries, taken as a whole, than those of the Indebtedness being refinanced or extended and (g) with respect to Indebtedness constituting a refinancing or extension of Indebtedness permitted under Section 5.5(g) or 5.5(h), is permitted under the Intercreditor Agreement.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“Prior Indebtedness” means Indebtedness arising under (i) the Existing Revolving Credit Agreement and (ii) the Existing Term Loan Credit Agreement.

“Prior Lender” means each of (i) Wells Fargo Bank, National Association, as administrative agent under the Existing Revolving Credit Agreement and (ii) The Employees’ Retirement System of Alabama and The Teachers’ Retirement System of Alabama, as lenders under the Existing Term Loan Credit Agreement.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation under a Secured Rate Contract, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation under a Secured Rate Contract or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Real Estate” means any real property owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Restricted Subsidiary of any Credit Party.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.

“Related Transactions” means the issuance of the Senior Notes, the refinancing of the Prior Indebtedness and the redemption of the outstanding 10% paid-in-kind preferred, non-convertible membership interests of Holdings with the proceeds thereof and, in the case of the refinancing of the Existing Revolving Credit Agreement, the proceeds of the initial Loans hereunder, the execution and delivery of all Other Debt Documents and the payment of all fees, costs and expenses in connection with each of the foregoing.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Required Lenders” means, at any time, (a) Lenders then holding more than fifty percent (50%) of the sum of the Aggregate Revolving Loan Commitments then in effect, or (b) if the Aggregate Revolving Loan Commitments have terminated, Lenders then holding more than fifty percent (50%) of the sum of the aggregate outstanding amount of Revolving Loans, outstanding Letter of Credit Obligations, amounts of participations in Swing Loans and the principal amount of unparticipated portions of Swing Loans; provided, that so long as there are two (2) or more Lenders that are not Affiliates, Required Lenders shall consist of Lenders that satisfy the foregoing clauses and consist of at least two (2) Lenders that are not Affiliates.

“Requirement of Law” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject. For the avoidance of doubt, the term “Requirement of Law” shall include FATCA and any intergovernmental agreements with respect thereto between the United States and another jurisdiction.

“Reserves” means, with respect to the Borrowing Base (a) reserves established by Agent from time to time against Eligible Accounts pursuant to Section 1.11 and Eligible Inventory pursuant to Section 1.12, and (b) such other reserves against Eligible Accounts, Eligible Inventory or Availability that Agent may, in its Permitted Discretion, establish from time to time. Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued interest expenses or Indebtedness shall be deemed to be an exercise of Agent’s Permitted Discretion.

“Responsible Officer” means the chief executive officer or the president of the Borrower or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of the Borrower or any other officer having substantially the same authority and responsibility.

“Restricted Subsidiaries” means, collectively, all Subsidiaries of Holdings other than the Unrestricted Subsidiaries.

“Revolving Note” means a promissory note of the Borrower payable to a Lender in substantially the form of Exhibit 1.2(a) hereto, evidencing Indebtedness of the Borrower under the Revolving Loan Commitment of such Lender.

“Revolving Termination Date” means the earlier to occur of: (a) September 14, ~~2018~~2020 and (b) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement.

“Rexam” means Rexam Beverage Can Company, a Delaware corporation, and its successors and assigns.

“Rexam Financing Documents” means, collectively, the Advance Agreement, the “Security Agreement” (as defined in the Advance Agreement) and all other agreements, documents and instruments executed and/or delivered by any Credit Party or any of their respective Affiliates in connection therewith or related thereto.

“Rexam Supply Agreement” means the Aluminum Can Sheet Supply Agreement, dated as of August 21, 2013, between the Borrower and Rexam, as amended, restated, supplemented, otherwise modified, extended, renewed, replaced from time to time.

“S&P” means Standard & Poor’s Rating Services.

“Secured Party” means Agent, each Lender, each L/C Issuer, each other Indemnitee and each other holder of any Obligation of a Credit Party, including each Secured Swap Provider.

“Secured Bank Product” means any Bank Product which (i) has been provided or arranged by Wells Fargo or an Affiliate of Wells Fargo or (ii) Agent has acknowledged in writing constitutes a “Secured Bank Product” hereunder.

“Secured Rate Contract” means any Rate Contract between the Borrower and the counterparty thereto, which (i) has been provided or arranged by Wells Fargo or an Affiliate of Wells Fargo, or (ii) Agent has acknowledged in writing constitutes a “Secured Rate Contract” hereunder.

“Secured Swap Provider” means (i) a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Rate Contract) who has entered into a Secured Rate Contract with the Borrower, or (ii) a Person with whom the Borrower has entered into a Secured Rate Contract provided or arranged by Wells Fargo or an Affiliate of Wells Fargo, and any assignee thereof.

“Senior Noteholders” means each “Holder” under and as defined in the Senior Notes Indenture.

“Senior Notes” means the senior secured notes co-issued by Holdings and Wise Alloys Finance Corporation pursuant to the Indenture.

“Senior Notes Documents” means, collectively, the Senior Notes Indenture, the Senior Notes, the “Security Documents” (as defined in the Senior Notes Indenture) and all other agreements, documents and instruments executed and/or delivered by any Credit Party or any of their respective Affiliates in connection therewith or related thereto.

“Senior Notes Indenture” means the Indenture dated as of December 11, 2013, among Holdings, certain Subsidiaries of Holdings and the Indenture Trustee~~, as amended, restated, supplemented, otherwise modified, extended, renewed, replaced from time to time in accordance with the terms of this Agreement and the Intercreditor Agreement~~.

“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Mill Assets” means the equipment and fixtures of the Borrower and the other Credit Parties constituting the three-stand mill located in Muscle Shoal, Alabama, and such other assets related thereto that do not constitute “Revolving Credit Priority Collateral” under and as defined in the Intercreditor Agreement.

“Specified Real Estate” means any fee-owned real property of a Credit Party with a value in excess of $2,000,000.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Agent.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” means Indebtedness of any Credit Party or any Restricted Subsidiary of any Credit Party which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such other terms as are, in each case, reasonably satisfactory to Agent; provided that, without limiting the foregoing, intercompany Indebtedness of any Credit Party or any Restricted Subsidiary to Parent or any of its Subsidiaries (other than any Credit Party or any Restricted Subsidiary) shall not constitute “Subordinated Indebtedness” unless (i) the maturity date of such Indebtedness occurs after the date set forth in clause (a) of the definition of “Revolving Termination Date,” (ii) the interest rate applicable to such Indebtedness is no greater than 8% and (iii) no principal installments or other amortization of principal shall be required in respect of such Indebtedness prior to the maturity date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than fifty percent (50%) of the voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.

“Supermajority Lenders” means, at any time, (a) Lenders then holding more than 66 2/3% of the sum of the Aggregate Revolving Loan Commitments then in effect, or (b) if the

Aggregate Revolving Loan Commitments have terminated, Lenders then holding more than 66 2/3% of the sum of the aggregate outstanding amount of Revolving Loans, outstanding Letter of Credit Obligations, amounts of participations in Swing Loans and the principal amount of unparticipated portions of Swing Loans; provided, that so long as there are two (2) or more Lenders that are not Affiliates, Supermajority Lenders shall consist of Lenders that satisfy the foregoing clauses and consist of at least two (2) Lenders that are not Affiliates.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” means $30,000,000.

“Swingline Lender” means, each in its capacity as Swingline Lender hereunder, Wells Fargo or, upon the resignation of Wells Fargo as Agent hereunder, any Lender (or Affiliate or Approved Fund of any Lender) that agrees, with the approval of Agent (or, if there is no such successor Agent, the Required Lenders) and the Borrower, to act as the Swingline Lender hereunder.

“Swingline Note” means a promissory note of the Borrower payable to the Swingline Lender, in substantially the form of Exhibit 1.2(b) hereto, evidencing the Indebtedness of the Borrower to the Swingline Lender resulting from the Swing Loans made to the Borrower by the Swingline Lender.

“Target” means any Person or business unit or asset group of any Person acquired or proposed to be acquired in an Acquisition.

“Tax Affiliate” means, (a) the Borrower and its Subsidiaries, (b) each other Credit Party and (c) any Affiliate of the Borrower with which the Borrower files or is eligible to file consolidated, combined or unitary Tax returns.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Trigger Event” means any time that Availability shall be less than (a) at any time prior to the Commitment Step-Down Date, $32,000,000 and (b) on and after the Commitment Step-Down Date, the greater of $20,000,000 and 10% of the Aggregate Revolving Loan Commitment at such time. Upon the occurrence of a Trigger Event, such Trigger Event shall be deemed to be continuing until the date that is the first date on which at all times during the preceding thirty (30) consecutive days, Availability shall have been at least equal to (i) at any time prior to the Commitment Step-Down Date, $32,000,000 and (ii) on and after the Commitment Step-Down

Date, the greater of $20,000,000 and 10% of the Aggregate Revolving Loan Commitment. Notwithstanding the foregoing, to the extent any Trigger Event is in effect prior to the Constellium Acquisition, such existing Trigger Event shall be deemed to have terminated immediately prior to the consummation of the Constellium Acquisition.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” and “U.S.” each means the United States of America.

“Unrestricted Subsidiaries” means, collectively, Wise Recycling, LLC, a Maryland limited liability company, and its Subsidiaries.

“U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is a United States person as defined in Section 7701(a)(30) of the Code.

“Weekly Reporting Period” means any period commencing on the date on which Availability is less than the greater of $20,000,000 (or, at any time prior to the Commitment Step-Down Date, $32,000,000) and 10% of the Aggregate Revolving Loan Commitment and ending on the first subsequent date, if any, on which Availability is greater than or equal to the greater of $20,000,000 (or, at any time prior to the Commitment Step-Down Date, $32,000,000) and 10% of the Aggregate Revolving Loan Commitment for a period of thirty (30) consecutive days.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended, the effects of any prepayments made on such Indebtedness prior to the date of the applicable extension shall be disregarded.

“Wholly-Owned Subsidiary” of a Person means any Subsidiary of such Person, all of the Stock and Stock Equivalents of which (other than directors’ qualifying shares required by law) are owned by such Person, either directly or through one or more Wholly-Owned Subsidiaries of such Person.

10.2 Other Interpretive Provisions.

(a) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b) The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.

(c) Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”

(d) Performance; Time. Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. For the avoidance of doubt, the initial payments of interest and fees relating to the Obligations (other than amounts due on the Closing Date) shall be due and paid on the first day of the first month or quarter, as applicable, following the entry of the Obligations onto the operations systems of Agent, but in no event later than the first day of the second month or quarter, as applicable, following the Closing Date. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” All references to the time of day shall be a reference to New York time. If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e) Contracts. Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f) Laws. References to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and, except as otherwise provided with respect to FATCA, are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

10.3 Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with ~~GAAP~~the Applicable Accounting Standards. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by Holdings shall be given effect for purposes of measuring compliance with any provision of Article V or VI unless the Borrower, Agent and the Required Lenders agree to modify such provisions to reflect such changes in ~~GAAP~~the Applicable Accounting Standards and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in ~~GAAP~~the Applicable Accounting Standards. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in

Article V and Article VI shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other Liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.” A breach of a financial covenant contained in Article VI shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Agent.

10.4 Payments. Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party or any L/C Issuer. Any such determination or redetermination by Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

WISE ALLOYS LLC, as the Borrower

By:
Name:
Title:
FEIN:

Address for notices:

Attn:
Facsimile:

Address for wire transfers:

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

WISE METALS GROUP LLC, as Holdings

By:
Name:
Title:
FEIN:

WISE ALLOYS FINANCE CORPORATION, as a Credit Party

By:
Name:
Title:
FEIN:

~~LISTERHILL TOTAL MAINTENANCE CENTER LLC, as a Credit Party~~

~~By:~~
~~Name:~~
~~Title:~~
~~FEIN:~~

~~ALABAMA ELECTRIC MOTOR SERVICES, LLC, as a Credit Party~~

~~By:~~
~~Name:~~
~~Title:~~

~~FEIN:~~

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent, as Swingline Lender, and as a Lender

By:
Name:
Title:	Duly Authorized Signatory

Address for notices:

Attn:
Facsimile:

Lending office:

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A.
as a Lender

By:
Name:
Title:

Address for notices:

Attn:
Facsimile:

Lending office:

[OTHER LENDERS]
as a Lender

By:
Name:
Title:

Address for notices:

Attn:
Facsimile:

Lending office:

[Signature Page to Credit Agreement]

Schedule 1.1(a)

Revolving Loan Commitments Prior to the Commitment Step-Down Date

	From and including December 8, 2014 through but excluding March 6, 2015	From and including March 6, 2015 through but excluding April 1, 2015
General Electric Capital Corporation	$125,000,000	$70,000,000
GE Capital Bank	$100,000,000	$100,000,000
GE Asset Based Master Note	$50,000,000	$50,000,000
Bank of America, N.A.	$62,500,000	$50,000,000
Regions Bank	$43,750,000	$35,000,000
HVB Capital Credit LLC	$18,750,000	$15,000,000

TOTAL	$400,000,000	$320,000,000

Revolving Loan Commitments On and After the Commitment Step-Down Date and Prior to the Amendment No. 7 Effective Date

Wells Fargo Bank, National Association	$100,000,000
Bank of America, N.A.	$50,000,000
Regions Bank	$35,000,000
Everbank	$15,000,000

TOTAL	$200,000,000

Revolving Loan Commitments On and After the Amendment No. 7 Effective Date[2]

Wells Fargo Bank, National Association	$120,000,000
Bank of America, N.A.	$50,000,000

TOTAL	$170,000,000

[2]	Schedule updated as of the Effective Date after giving effect to the Assignment and the Prepayment.

EXHIBIT 4.2(b)

FORM OF COMPLIANCE CERTIFICATE

WISE ALLOYS LLC

Date:             , 201

This Compliance Certificate (this “Certificate”) is delivered by Wise Alloys LLC, a Delaware limited liability company (the “Borrower”), pursuant to Section 4.2(b) of the Credit Agreement, dated as of December 11, 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, each other “Credit Party” party thereto, the Lenders and the L/C Issuers party thereto and General Electric Capital Corporation, as administrative agent for the Lenders and the L/C Issuers (in such capacity, “Agent”). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.

The officer executing this Certificate is a Responsible Officer of the Borrower and, as such, is duly authorized to execute and deliver this Certificate on behalf of the Borrower. By executing this Certificate, such officer hereby certifies to Agent, Lenders and L/C Issuer, on behalf of the Borrower, that:

(a) the financial statements delivered with this Certificate in accordance with Section 4.1[a][b][c] of the Credit Agreement fairly present, in all material respects, in accordance with ~~GAAP~~the Applicable Accounting Standards the financial position and the results of operations of Holdings and its Restricted Subsidiaries as of the dates of and for the periods covered by such financial statements ~~[~~(subject to ~~normal year-end adjustments and~~ the absence of footnote disclosure~~)]~~ and, in the case of financial statements delivered with this Certificate in accordance with Section 4.1(b) or (c), normal year-end adjustments);

(b) to the best of such officer’s knowledge, no Default or Event of Default exists[, except as specified on the written attachment hereto];

(c) Exhibit A hereto is a correct calculation of the Fixed Charge Coverage Ratio; and

~~(d) Exhibit B hereto is a correct calculation of the amount of the “Indebtedness” described in clause (3) of the definition of “Permitted Indebtedness” in the Senior Notes Indenture. All of the Obligations, including, without limitation, all Bank Product Obligations and all obligations under any Secured Rate Contract, constitute “Permitted Indebtedness” under the Senior Notes Indenture; and~~

(e) since the Closing Date and except as disclosed in prior Compliance Certificates delivered to Agent, no Credit Party and no Subsidiary of any Credit Party has:

(i) changed its legal name, identity, jurisdiction of incorporation, organization or formation or organizational structure or formed or acquired any Subsidiary except as follows:                     ;

(ii) acquired the assets of, or merged or consolidated with or into, any Person, except as follows:                     ; or

(iii) changed its address or otherwise relocated, acquired fee simple title to any real property or entered into any real property leases, except as follows:                     .

[signature page follows]

2

IN WITNESS WHEREOF, Borrower has caused this Certificate to be executed by one of its Responsible Officers as of the date first written above.

WISE ALLOYS LLC

By:
Its:

Note: Unless otherwise specified, all financial covenants are calculated for Holdings and its Restricted Subsidiaries on a consolidated basis in accordance with ~~GAAP~~the Applicable Accounting Standards and all calculations are without duplication.

3

SCHEDULE I

Calculation of Fixed Charge Coverage Ratio

for the period commencing             and ending             (the “Measurement Period”)~~1~~4

EBITDA for such Measurement Period (as calculated on Schedule II)	=
$
Fixed Charges:

Interest expense paid or required to be paid in cash (including (x) all commissions, discounts, fees and other charges in connection with letters of credit and similar instruments, (y) net amounts paid or payable and/or received or receivable under permitted Rate Contracts in respect of interest rates and (z) interest payments in respect of intercompany ~~Subordinated~~ Indebtedness; in the case of interest on Indebtedness of Persons which are not Credit Parties or Subsidiaries of Credit Parties, and interest on Indebtedness owed to the Constellium Entities, interest expense shall be included in Fixed Charges solely to the extent actually paid in cash by the Credit Parties during such Measurement Period) for Holdings and its Restricted Subsidiaries on a consolidated basis, net of interest income, for such Measurement Period	$

Plus (without duplication):

Scheduled principal payments of Indebtedness owing by Holdings and its Restricted Subsidiaries as principal obligors during such Measurement Period	$

Solely for purposes of determining compliance with the condition set forth in clause (ii) of Section 5.19(g), prepayments of principal of Indebtedness owing by Holdings and its Restricted Subsidiaries as principal obligors during such Measurement Period

$

Taxes on or measured by income paid or payable in cash during such Measurement Period	$

Restricted Payments paid in cash (excluding dividends from any Restricted Subsidiary to Holdings or any other Restricted Subsidiary but, in any event, including any principal payments in respect of any intercompany Subordinated Indebtedness) during such Measurement Period

$

~~1~~[4]	Insert the dates representing the trailing twelve month period ending as of the last day of the month ending immediately prior to the date on which this Certificate is delivered.

~~EXHIBIT A~~

Earnouts payable in cash during such Measurement Period		$

Unfinanced Capital Expenditures for such Measurement Period (as calculated on Schedule II)		$

	=	$

Fixed Charge Coverage Ratio:

EBITDA divided by Fixed Charges
=

5

~~EXHIBIT A~~

SCHEDULE II

A. EBITDA

Net income (or loss) of Holdings and its Restricted Subsidiaries on a consolidated basis determined in accordance with ~~GAAP~~the Applicable Accounting Standards for such Measurement Period, but excluding: (a) the income (or loss) of any joint venture or other Person which is not a Restricted Subsidiary of Holdings, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Restricted Subsidiaries in cash by such Person for such period; (b) the undistributed earnings of any Restricted Subsidiary of Holdings if the payment of dividends or similar distributions by such Restricted Subsidiary is not permitted by operation of the terms of its Organization Documents or of any agreement or Requirement of Law applicable to such Restricted Subsidiary for such period; (c) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Restricted Subsidiaries or that Person’s assets are acquired by Holdings or any of its Restricted Subsidiaries for such period; (d) any net gain from the collection of life insurance proceeds for such period; (e) any aggregate net gain, but not any aggregate net loss, from the sale, exchange, transfer or other disposition of Property or assets not in the Ordinary Course of Business of Holdings and its Restricted Subsidiaries, and related tax effects in accordance with ~~GAAP~~the Applicable Accounting Standards for such period; and (f) any other extraordinary gains or losses of Holdings or its Restricted Subsidiaries, and related tax effects in accordance with ~~GAAP~~the Applicable Accounting Standards, for such period	$

Plus: without duplication, to the extent deducted in (or excluded from) the calculation of net income (or loss) for such period:

Depreciation or amortization
$
Interest expense (net of interest income)	$

Taxes on or measured by income	$

All non-cash losses or expenses (or minus non-cash income or gain), including, without limitation, any non-cash loss or expense (or income or gain) due to the impact of ~~last-in-first out accounting (“LIFO”)~~Metal Price Lag, application of ~~FAS No. 106~~IAS 19 regarding post-retirement benefits, ~~FAS No. 133~~IAS 39 regarding hedging activity, ~~FAS No. 142~~IAS 36 regarding impairment of goodwill, ~~FAS No. 150~~IAS 39 regarding accounting for financial instruments with debt and equity characteristics and IFRS 2 regarding non-cash expenses deducted as a result of any grant of Stock or Stock Equivalents to employees, officers or director, but excluding any non-cash loss or expense (a) that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period or (b) relating to a write-down, write off or reserve with respect to Accounts and Inventory

$

6

~~EXHIBIT A~~

Fees and expenses paid to Agent, Lenders and/or the Senior Noteholders in connection with the Loan Documents or Senior Notes Documents, respectively		$

	=	$

7

~~EXHIBIT A~~

B. Unfinanced Capital Expenditures

An amount equal to the greater of (1) zero and (2) the following amount:

The aggregate of all expenditures and other obligations of Holdings and its Restricted Subsidiaries which should be capitalized under ~~GAAP~~the Applicable Accounting Standards, other than that portion of capital expenditures financed under Capital Leases or with the proceeds of other long term Indebtedness or financed with the proceeds of Loans, advances or capital contributions from the Constellium Entities, including Indebtedness under the Rexam Financing Documents (but excluding Indebtedness under the Credit Agreement), ~~incurred substantially concurrently with such expenditure,~~ for such Measurement Period

$
Plus (without duplication):

(a) The Net Proceeds from Dispositions to the extent reinvested or committed to be reinvested in Property useful in the business of Holdings and its Restricted Subsidiaries, (b) expenditures financed with cash proceeds from Excluded Equity Issuances, (c) insurance proceeds and condemnation awards received on account of any Event of Loss to the extent any such amounts are actually applied to replace, repair or reconstruct the damaged Property or Property affected by the commendation or taking in connection with such Event of Loss and (d) the portion of the purchase price of a Target in a Permitted Acquisition that constitutes a capital expenditure under ~~GAAP~~the Applicable Accounting Standards for such Measurement Period

$
Minus:
The aggregate amount of cash contributions made, directly or indirectly, by Parent and its Subsidiaries (other than Holdings and its Subsidiaries) in any Credit Party during such Measurement Period		$

	=	$

8

~~EXHIBIT B~~

~~Calculation of Indebtedness as “Permitted Indebtedness”~~

~~under and as defined in the Senior Notes Indenture~~

~~9~~

Consent and Reaffirmation

Constellium HoldCo II B.V. (the “Guarantor”) hereby acknowledges receipt of a copy of the foregoing Amendment No. 7 dated as of the date hereof (the “Amendment”) by and among Wise Alloys LLC, a Delaware limited liability company (the “Borrower”), the other Credit Parties signatory thereto, Wells Fargo Bank, National Association, as Agent (as successor to General Electric Company, successor by merger to Capital Corporation) (“Agent”), and the Lenders signatory thereto, amending that certain Credit Agreement, dated as of December 11, 2013 (as amended and otherwise modified prior to the date hereof, the “Credit Agreement”), by and among the Borrower, the other Credit Parties party thereto, Agent, and the Lenders from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement. The Guarantor hereby (1) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under that certain Guaranty, dated as of January 5, 2015 (the “Guaranty”) by the Guarantor in favor of the Agent, (2) agrees that neither such ratification and reaffirmation, nor the Agent’s or any Lender’s solicitation of such ratification and reaffirmation, constitutes a course of dealing giving rise to any obligation or condition requiring a similar or any other ratification or reaffirmation from the Guarantor with respect to any subsequent modifications to the Credit Agreement or the other Loan Documents, (3) agrees that none of the terms and conditions of the Amendment shall limit or diminish its payment and performance obligations, contingent or otherwise, under the Guaranty and (4) agrees that the Guaranty remains in full force and effect and is hereby reaffirmed, ratified and confirmed. All references to the Credit Agreement contained in the Guaranty shall be a reference to the Credit Agreement as so modified by the Amendment and as the same may from time to time hereafter be amended, modified or restated.

Dated: February 16, 2017

[Signature Page Follows]

CONSTELLIUM HOLDCO II, B.V., as Guarantor

By:	/s/ Mark Kirkland
Name:	Mark Kirkland
Title:	Group Treasurer and Authorized Signatory

[Signature Page to Consent and Reaffirmation – Wise ABL Amendment]